Exhibit 10.1

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY PLAN PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE OF ANY OF THE FIRST LIEN BANK DEBT ISSUED PURSUANT TO THE CREDIT AGREEMENT. EACH CONSENTING CREDITOR’S VOTE ON THE PLAN SHALL NOT BE SOLICITED UNTIL THE CONSENTING BANK CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENT AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT

RESTRUCTURING SUPPORT AND FORBEARANCE AGREEMENT

This Restructuring Support and Forbearance Agreement dated as of August 21, 2015 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), among: (i) Caesars Entertainment Operating Company, Inc. (“CEOC”), on behalf of itself and each of the debtors in the Chapter 11 Cases (collectively, the “Company”), (ii) Caesars Entertainment Corporation (“CEC,” and together with the Company, the “Caesars Parties”), (iii) LeverageSource III (H Holdings), L.P. (“LS3”), (iv) LeverageSource V, L.P. (“LS5”), and (v) each of the undersigned lenders, each of which is the holder of, or the investment advisor or the investment manager to a holder or holders of First Lien Bank Claims (as defined below) (and in such capacity having the power to bind such holder with respect to any First Lien Bank Claims identified on its signature page hereto) (including any permitted assignees under this Agreement, collectively, the “Consenting Bank Creditors,” and together with the Caesars Parties, LS3, and LS5, each referred to as a “Party” and collectively referred to as the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet (as defined below).

RECITALS:

WHEREAS, before the date hereof, the Parties and their representatives have engaged in arm’s-length, good-faith negotiations regarding a potential restructuring of the Company’s indebtedness and other obligations pursuant to the terms and conditions of this Agreement and the terms and conditions set forth on the term sheet annexed hereto as Exhibit B (the “Restructuring”) (which term sheet, including any schedules, annexes, and exhibits attached thereto, is expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as such term sheet may be modified in accordance with Section 14 hereof, the “Restructuring Term Sheet”));

WHEREAS, if effected, the Restructuring will resolve all claims between the Consenting Bank Creditors and the Caesars Parties, including any litigation-related claims against the Company and CEC;

WHEREAS, the Company will be implementing the Restructuring through a joint chapter 11 plan of reorganization;

WHEREAS, the Parties have agreed that the Company may use Cash Collateral (as defined below) during the Chapter 11 Cases (as defined below) on the terms and subject to the conditions set forth in the Cash Collateral Stipulation; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions; Rules of Construction.

(a) Definitions. The following terms shall have the following definitions:

“Additional Bank Consideration” means any consideration provided in connection with the Restructuring by or on behalf of any of the Caesars Parties or their Affiliates after the date of this Agreement to any holder of First Lien Bank Debt, in its capacity as such, that exceeds or is superior to that contemplated under the Restructuring, including, without limitation, additional consideration, the granting of any guaranty, and/or the allocation of any rights or opportunities (whether investment, commercial, management, advisory or otherwise).

“Additional Bond Consideration” means any consideration provided in connection with the Restructuring by or on behalf of any of the Caesars Parties or their Affiliates after the date of this Agreement to any holder of First Lien Bond Debt, in its capacity as such, that exceeds or is superior to that contemplated under the Restructuring, including, without limitation, additional consideration, the granting of any guaranty, and/or allocation of any rights or opportunities (whether investment, commercial, management, advisory or otherwise).

“Administrative Agent” has the meaning ascribed to it in the Credit Agreement.

“Affiliate” means, with respect to any Person, any other Person (whether now or hereinafter in existence) which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise or through intermediaries) of such Person. For the avoidance of doubt, LS3 and LS5 shall be considered Affiliates of the Caesars Parties.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 15.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, offer, transaction, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity interests or restructuring (other than the Restructuring) involving the Company and its controlled subsidiaries.

“Bank Guaranty Agreement” means the Guaranty and Pledge Agreement dated as of July 25, 2014 between CEC and Credit Suisse AG, Cayman Island Branch as administrative agent and collateral agent for the lenders under the Credit Agreement (as the same may be amended, supplemented or otherwise modified from time to time).

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois.

“Bond RSA” means the Fourth Amended and Restated Restructuring Support and Forbearance Agreement (as amended, supplemented, or otherwise modified from time to time) dated July 31, 2015, among the Caesars parties, LS3, LS5 and the Consenting Bond Creditors.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.), (b) MeehanCombs Global Credit Opportunities Master Fund, LP, et. al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7097 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), (e) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.) and (f) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(e) above.

“Caesars Parties” has the meaning set forth in the preamble hereof.

“Cash Collateral” means the Company’s cash to the extent that such cash is “Collateral” and subject to a perfected “Lien,” both as defined under the Credit Agreement and/or First Lien Indentures, as the case may be, and in each case that has not been avoided.

“Cash Collateral Stipulation” means the Final Order (i) Authorizing Use of Cash Collateral, (ii) Granting Adequate Protection, (iii) Modifying the Automatic Stay to Permit Implementation, and (iv) Granting Related Relief (Dkt. No. 988), as such order may be amended or supplemented from time to time.

“CEC” has the meaning set forth in the preamble hereof.

“CEC Bankruptcy Event” means the commencement by or against CEC of a bankruptcy or similar proceeding.

“CEC Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with (a) the Amended and Restated Credit Agreement, dated as of November 14, 2012, among CEOC, as borrower, and CEC, as lenders, and (b) the Global Intercompany Note, dated as of January 28, 2008, among CEC and certain Affiliates.

“CEOC” has the meaning set forth in the preamble hereof.

“CES” means Caesars Enterprise Services, LLC and its subsidiaries (whether now or hereinafter in existence).

“Chapter 11 Cases” means the voluntary chapter 11 cases titled Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.).

“Claim” means any claim identified on a Party’s signature block hereto on account of indebtedness issued by CEOC pursuant to the Credit Agreement, the First Lien Indentures, or the Non-First Lien Indentures, or any other claim (as that term is defined by section 101(5) of the Bankruptcy Code), in each case, other than any claim for which the holder (x) does not have the right to control voting or (y) is not permitted by a preexisting contractual obligation or operation of law to vote in favor of the Restructuring. For the avoidance of doubt (i) “Claim” shall not include any claims in respect of derivatives related to or referencing indebtedness, (ii) without limiting Section 12 hereof, if the holder of a claim ceases to have the right to control voting with respect to such claim, such claim shall no longer be deemed a “Claim” for purposes of this Agreement, unless and until such holder subsequently acquires the right to control voting with respect to such claim, and (iii) the definition set forth herein shall not limit nor be deemed to limit the scope of any release provided under the Restructuring Term Sheet.

“Claim Holder” refers to (i) each Consenting Creditor, (ii) LS3, (iii) LS5, and (iv) each Caesars Party, to the extent such Caesars Party, as of the date of execution of this Agreement, either (a) is a beneficial owner of Claims or (b) has investment or voting discretion with respect to Claims and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement.

“Collateral Agent” has the meaning ascribed to it in the Credit Agreement and First Lien Indentures.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 10 hereof.

“Confidential Claims Information” has the meaning set forth in Section 5(a)(iii) hereof.

“Confirmation Order” has the meaning set forth on Exhibit D hereto.

“Consenting Bank Creditors” has the meaning set forth in the preamble hereof.

“Consenting Bond Creditors” has the meaning ascribed to Consenting Creditors in the Bond RSA.

“Consenting Creditors” means the Consenting Bond Creditors and Consenting Bank Creditors.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 25, 2014, among CEC, CEOC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Creditor Termination Event” has the meaning set forth in Section 8 hereof.

“Creditor Termination Right” has the meaning set forth in Section 8 hereof.

“Definitive Documentation” means the Plan, Confirmation Order, Disclosure Statement, Cash Collateral Stipulation, any court filings in the Chapter 11 Cases that could be reasonably expected to affect the interests of holders of First Lien Bank Claims (but not, for the avoidance of doubt, any professional retention motions or applications), in their capacities as such, and any other documents or exhibits related to or contemplated in the foregoing.

“Disclosure Statement” means the Company’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of the Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be substantially consistent with this Agreement and shall otherwise be reasonably acceptable to the Requisite Consenting Bank Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail) and the Company.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

“Event of Default” has the meaning ascribed to First Lien Credit Parties’ Event of Default in the Cash Collateral Stipulation.

“Examiner Report” has the meaning set forth on Exhibit D hereto.

“Executory Contracts and Unexpired Leases” means any contracts or unexpired leases to which the Company is a party that are subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Fiduciary Out” has the meaning set forth in Section 10(c) hereof.

“First Lien Bank Claim” means a Claim in respect of First Lien Bank Debt.

“First Lien Bank Debt” means indebtedness incurred by the Company pursuant to the Credit Agreement.

“First Lien Bank Documents” means the “Loan Documents” as defined in the Credit Agreement.

“First Lien Bond Claim” means a Claim in respect of First Lien Bond Debt.

“First Lien Bond Debt” means indebtedness incurred by the Company pursuant to the First Lien Indentures.

“First Lien Indentures” means (i) the Indenture dated as of June 10, 2009, as it may have been amended and supplemented from time to time, governing CEOC’s 11.25% Senior Secured Notes due 2017, (ii) the Indenture dated as of February 14, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 8.5% Senior Secured Notes due 2020, (iii) the Indenture dated as of August 22, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020 and (iv) the Indenture dated as of February 15, 2013, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020.

“First Lien Bank Fees and Expenses” means (i) all reasonable and documented out-of-pocket expenses (other than professional fees) incurred by any Initial Consenting Bank Lender in connection with the negotiation and implementation of the Restructuring plus (ii) First Lien Bank Professional Fees.

“First Lien Bank Professional Fees” means all reasonable and documented fees and expenses of the First Lien Bank Professionals incurred in their representation of holders of First Lien Bank Debt in connection with the Company, from the date of the First Lien Bank Professionals’ respective retentions by such holders of First Lien Bank Debt through and including the later of either (i) the termination of this Agreement pursuant to Sections 8, 9, or 10 of this Agreement or (ii) the Effective Date; provided that documentation of such First Lien Bank Professional Fees shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines.

“First Lien Bank Professionals” means Stroock & Stroock & Lavan LLP (ii) Rothschild Inc., (iii) Shaw Fishman Glantz & Towbin LLC, (iv) Robbins, Russell, Englert, Orseck, Untereiner & Sauber LLP, (v) one gaming counsel, (vi) one (1) special REIT counsel, and (vii) such other legal, consulting, financial, and/or other professional advisors as may be retained or may have been retained from time to time by any of the Requisite Consenting Bank Creditors with the prior written consent of the Company, which consent shall not be unreasonably withheld.

“First Lien Bond Professionals” has the meaning ascribed to First Lien Professionals in the Bond RSA.

“Forbearance Defaults” means defaults or Events of Default alleged in or in connection with (a) the May 2014 Transactions, (b) the Services Transactions, (c) the CEC Transactions, (d) the Incurrence Transactions, (e) the Restricted Transactions, (f) the Caesars Cases, and (g) any actions taken pursuant to and in compliance with the terms of this Agreement.

“Forbearance Termination Event” has the meaning set forth in Section 3(a) hereto.

“Guaranty Cases” means the cases captioned (a) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), and (b) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.), and any similar litigations filed against CEC.

“Incurrence Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Incremental Facility Amendment and Term B-7 Agreement, dated as of June 11, 2014, among CEC, Caesars Operating Escrow LLC, the Incremental Lenders party thereto, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, and upon the assumption of the Term B-7 Loans, CEOC.

“Initial Consenting Bank Lenders” means the following entities (and/or funds or accounts advised by, or managed by, such entities) (i) Colorado I Loan Funding LLC, (ii) H/2 Targeted Return Strategies II Ltd., (iii) Owl Creek Asset Management, L.P., (iv) FS Investment Corporation, (v) FS Investment Corporation II, (vi) FS Investment Corporation III, (vii) FS Global Credit Opportunities Fund, (viii) Drawbridge Special Opportunities Advisors LLC, (ix) Aristeia Capital, L.L.C., (x) GSO Capital Partners LP, (xi) GSO / Blackstone Debt Funds Management LLC, (xii) Blackstone Debt Advisors L.P., (xiii) CCT Halifax Funding, (xiv) Oregon Public Employees Retirement Fund, (xv) Maryland State Retirement and Pension System, (xvi) KKR-PBPR Capital Partners L.P., (xvii) KKR Income Opportunities Fund, (xviii) HMO Minnesota, (xix) CCT Funding LLC, (xx) BCBSM, INC., (xxi) KKR Global Credit Opportunities Master Fund LP, (xxii) Taconic Capital Advisors L.P., (xxiii) Franklin Mutual Advisers, LLC, (xxiv) OZ Management LP, (xxv) OZ Management II LP, (xxvi) HG Vora Capital Management, LLC, (xxvii) Solus Alternative Asset Management LP, and (xxviii) Invesco Senior Secured Management.

“Involuntary Petition” means the chapter 11 petition filed against CEOC on January 12, 2015, in the United States Bankruptcy Court for the District of Delaware, currently docketed as Case No. 15-3193 (Bankr. N.D. Ill.).

“LS3” has the meaning set forth in the preamble hereof.

“LS5” has the meaning set forth in the preamble hereof.

“May 2014 Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Transaction Agreement dated as of March 1, 2014, as amended, by and among CEC, CEOC, Caesars License Company, LLC, Harrah’s New Orleans Management Company, Corner Investment Company, LLC, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC, Caesars Acquisition Company, and Caesars Growth Partners, LLC.

“Milestones” means those milestones set forth on Exhibit D hereto.

“MLSA” means that certain Management and Lease Support Agreement, as described in the Restructuring Term Sheet.

“Non-First Lien Indentures” means the indentures governing CEOC’s (a) 10.00% second-priority senior secured notes due 2015, (b) 10.00% second-priority senior secured notes due 2018, (c) 12.75% second-priority senior secured notes due 2018, (d) 10.75% senior notes due 2016, (e) 10.75%/11.5% senior toggle notes due 2018, (f) 6.5% senior notes due 2016, and (g) 5.75% senior notes due 2017.

“Note Purchase and Support Agreement” means that certain agreement entered into by CEC, CEOC, and certain holders of the 6.50% Senior Notes due 2016 and 5.7% Notes due 2017, dated August 12, 2014.

“Outside Date” has the meaning set forth on Exhibit D hereto.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date on which the Company commenced the Chapter 11 Cases.

“Plan” means the joint chapter 11 plan of reorganization of the Company through which the Restructuring will be effected (as amended, supplemented, or otherwise modified from time to time), and which Plan must be materially consistent with this Agreement and the Restructuring Term Sheet and shall otherwise be reasonably acceptable to the Requisite Consenting Bank Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail) and the Company.

“Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company, in its capacity as a dealer or market maker in claims against the Company.

“Requisite Consenting Bank Creditors” means, as of any time of determination, the Consenting Bank Creditors holding greater than two-thirds of the aggregate amount of all First Lien Bank Claims held at such time by all of the Consenting Bank Creditors; provided that any First Lien Bank Claims held by any of the Caesars Parties and/or their respective Affiliates shall not be included in either the numerator or the denominator of the foregoing calculation.

“Requisite Consenting Bond Creditors” has the meaning ascribed to Requisite Consenting Creditors in the Bond RSA.

“Requisite Consenting Creditors” means the Requisite Consenting Bank Creditors and Requisite Consenting Bond Creditors.

“Restricted Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Note Purchase and Support Agreement.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Party” means each of (i) the Caesars Parties (other than the Company), (ii) the Consenting Bank Creditors, (iii) LS3, and (iv) LS5, together with the respective Affiliates, subsidiaries, managed funds, representatives, officers, directors, agents, and employees of each of the foregoing, in each case to the extent controlled by such Restructuring Support Party.

“Restructuring Support Period” means the period commencing on the Agreement Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated with respect to all Parties, and (ii) the Effective Date.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“Securities Act” has the meaning set forth in Section 7(c) hereof.

“Services Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Omnibus License and Enterprise Services Agreement, dated May 20, 2014, by and among CES, CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars License Company, LLC, and Caesars World, Inc.

“Stroock” means Stroock & Stroock & Lavan LLP.

“Termination Events” has the meaning set forth in Section 10 hereto.

“Transfer” has the meaning set forth in Section 12 hereto.

“Transferee” has the meaning set forth on Exhibit E hereto.

“Trustee” has the meaning ascribed to it in the First Lien Indentures.

“Trustee Guaranty Litigation” means the case captioned UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.).

“Trustee Litigation” means the case captioned UMB Bank v. Caesars Entertainment Corporation, et al., C.A. No. 10393-VCG (Del. Ch.).

“Upfront Payment Bank Claims” means the First Lien Bank Claims held by any Upfront Payment Party on 10am ET on the Upfront Payment Date.

“Upfront Payment Date” means the later of (x) 10am ET on the date that holders beneficially owning or controlling with the power to vote in favor of the Plan of at least 66.66% of the outstanding amount of the Company’s obligations under the Credit Agreement as of such date have executed this Agreement or agreed to abide by its material terms and (y) 10am ET on September 8, 2015.

“Upfront Payment Parties” means those holders of First Lien Bank Claims who sign this Agreement and become Consenting Bank Creditors on or prior to the 10am ET on the Upfront Payment Date.

(b) Rules of Construction. Other than as contained within Section 28, each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement, the Restructuring Term Sheet, and the Cash Collateral Stipulation taken as a whole.

2. Commitment of Restructuring Support Parties.

(a) Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall:

(i) negotiate in good faith the Definitive Documentation, in form and substance consistent in all material respects with this Agreement (including the Restructuring Term Sheet and all exhibits thereto, which, for the avoidance of doubt, shall be binding on all the Parties upon the effectiveness of this Agreement), and as otherwise reasonably acceptable to the Requisite Consenting Bank Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC (in respect of CEC, to the extent such Definitive Documents could be reasonably expected to affect the interests of CEC);

(ii) consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which such Restructuring Support Party is to be a party;

(iii) support the Restructuring and vote in favor of the Plan, when properly solicited to do so under the Bankruptcy Code, all Claims now or hereafter beneficially owned by such Restructuring Support Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of Claims (and not withdraw or revoke its tender, consent, or vote with respect to the Plan); provided that the foregoing may be waived by the Company in its sole discretion; provided, further, that (x) such vote may be revoked (and, upon such revocation, deemed void ab initio) by any of the Consenting Bank Creditors at any time following the termination of this Agreement with respect to such Consenting Bank Creditor, but only to the extent this Agreement has terminated on account of a breach by a Party other than such Consenting Bank Creditor, it being understood and agreed that no Restructuring Support Party shall enter into any arrangement whereby it transfers voting rights for the purpose of avoiding any obligations under this Agreement, and (y) if this Agreement (including the Restructuring Term Sheet or any Exhibits thereto) or the Plan is amended in a manner that would adversely affect a Consenting Bank Creditor’s First Lien Bond Claim(s), such Consenting Bank Creditor (1) shall no longer be obligated to vote hereunder in respect of any First Lien Bond Claim(s) and shall be permitted to vote its First Lien Bond Claim(s) to reject such Plan, (2) to the extent such Consenting Bank Creditor has voted any First Lien Bond Claim(s) hereunder, shall be permitted to revoke its vote in respect of such First Lien Bond Claim(s) (and upon such revocation, such vote shall be deemed void ab initio) and to vote such First Lien Bond Claim(s) to reject such Plan, and (3) notwithstanding anything herein to the contrary, shall be permitted to support and vote its First Lien Bond Claim(s) for, and consent to, an Alternative Proposal and take any action in respect of its First Lien Bond Claims other than be a plan proponent under section 1121(c) of the Bankruptcy Code (as identified in accordance with Federal Rule of Bankruptcy Procedure 3016(a)); provided that nothing in this Section 2(a)(iii) shall in any way limit any Party’s rights or obligations arising under the Bankruptcy Code or applicable non-bankruptcy law.

(iv) to the extent a Consenting Bank Creditor holds First Lien Bond Debt, upon its execution of this Agreement, exercise its Put Option with respect to OpCo New Common Stock as provided by the Restructuring Term Sheet, which election shall be binding on such Restructuring Support Party and any Transferee thereof; and

(v) support the mutual release and exculpation provisions to be provided in the Plan.

(b) Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall not:

(i) seek, solicit, support, vote its Claims for, or consent to, an Alternative Proposal; or

(ii) take any action materially inconsistent with the transactions expressly contemplated by this Agreement, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Company or CEC.

Subject in all respects as may otherwise be provided for under the applicable documents governing the intercreditor relationships among the parties thereto, nothing in this Agreement shall prohibit any Restructuring Support Party from (x) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring, and do not hinder, delay, or prevent consummation of the Restructuring, (y) taking or directing any action relating to maintenance, protection, or preservation of any collateral, to the extent such actions are not inconsistent with this Agreement, and (z) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided that, in each case, any such action is not materially inconsistent with such Restructuring Support Party’s obligations hereunder.

3. Consenting Bank Creditors’ and Caesars Parties Forbearance.

(a) Until the earlier to occur of (i) the termination of this Agreement and (ii) the occurrence of any Event of Default (other than any Forbearance Default) that continues for five (5) consecutive Business Days after notice thereof to the Company (each of clause (i) and clause (ii), a “Forbearance Termination Event”), each Consenting Bank Creditor agrees to forbear from exercising its default-related rights and remedies (as well as any setoff rights and remedies) under the Credit Agreement or applicable law, against the Company and CEC and, with respect to each, their property and interests in property.

(b) Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Bank Creditors hereunder to forbear from exercising rights and remedies (i) under the Credit Agreement and (ii) in respect of the Forbearance Defaults, shall immediately terminate without requirement of any demand, presentment, protest, or notice of any kind, all of which the Caesars Parties hereby waive (to the extent permitted by applicable law).

(c) The Caesars Parties agree that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, the Consenting Bank Creditors or the Collateral Agent or the Administrative Agent, as applicable, may proceed, subject to the terms of the First Lien Bank Documents, the Bank Guaranty Agreement, the First Lien Indentures, and applicable law, to exercise any or all rights and remedies under the First Lien Bank Documents, the Bank Guaranty Agreement, First Lien Indentures, applicable law, and/or in equity, including, without limitation, the rights and remedies on account of the Forbearance Defaults, all of which rights and remedies are fully reserved.

(d) The Caesars Parties agree that, prior to the termination of this Agreement with respect to any particular Consenting Creditor, the Caesars Parties shall not commence any litigation or interpose or join in any claim arising from or in any way related to the First Lien Bank Debt against any such Consenting Creditor. The Consenting Bank Creditors agree that, prior to the termination of this Agreement with respect to any particular Caesars Party, the Consenting Bank Creditors shall not commence any litigation or interpose or join in any claim arising from or in any way relating to the First Lien Bank Debt against any such Caesars Party.

(e) For the avoidance of doubt, and notwithstanding anything herein, the forbearance set forth in this Section 3 shall not (i) constitute a waiver with respect to any defaults or any events of defaults under the Credit Agreement, (ii) prevent any Consenting Bank Creditor from enforcing its rights with respect to any non-Caesars Parties (except as set forth in paragraph (f) below) under any documents relating to the Credit Agreement, including, but not limited to and for the avoidance of doubt, any intercreditor documents, and (iii) bar any Consenting Creditor from filing a proof of claim or taking action to establish the amount of such Claim.

(f) Anything in this Agreement or otherwise notwithstanding, but subject to the Release and Termination, (i) all Parties to this Agreement may take any and all actions, make any and all omissions, give any and all directions and/or instructions, file any and all papers and documents, provide any and all evidence, raise and/or prosecute any and all claims and defenses, and otherwise act (or omit to act) in connection with or in reference to the enforcement of the Bank Guaranty Agreement, and all Parties to this Agreement hereby reserve all of their respective rights, powers, and remedies in connection with or in reference to the Bank Guaranty Agreement; and (ii) each of the Parties to this Agreement hereby agrees not to allege, assert directly or indirectly, plead, raise by claim or defense, challenge, or otherwise contend that the rights, powers, or remedies of any Party or trustee in connection with or in reference to the Bank Guaranty Agreement are in any manner restricted, limited, or otherwise prejudiced due to the existence of this Agreement or anything contained in this Agreement, and nothing contained in this Agreement shall be admissible for any such purpose.

4. [Reserved]

5. Covenants of Caesars Parties.

(a) Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties shall:

(i) (A) support and complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet and this Agreement, in accordance with the Milestones, (B) negotiate in good faith the Definitive Documentation necessary to effectuate the Restructuring, on the terms and subject to the conditions set forth in this Agreement, (C) use its commercially reasonable efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Restructuring; (D) use its commercially reasonable efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of a material aspect of the Restructuring, and (E) operate the Company in the ordinary course consistent with industry practice and the operations contemplated pursuant to the Company’s business plan, taking into account the Restructuring and the commencement of the Chapter 11 Cases;

(ii) promptly notify or update the Consenting Bank Creditors upon becoming aware of any of the following occurrences: (A) an additional person becomes a Consenting Bank Creditor after the date of this Agreement; (B) a Termination Event has occurred; (C) any person has challenged the validity or priority of, or has sought to avoid, any lien securing the First Lien Bank Debt pursuant to a pleading filed with the Bankruptcy Court or another forum of competent jurisdiction; (D) material developments, negotiations, or proposals relating to Caesars Cases, the Forbearance Defaults, the Trustee Guarantee Litigation, the Guaranty Cases, the Trustee Litigation and any other case or controversy that may be commenced against such Caesars Party in a court of competent jurisdiction or brought before a state or federal regulatory, licensing, or similar board, authority, or tribunal that would reasonably be expected to materially impede or prevent consummation of the Restructuring; and

(iii) unless a Caesars Party obtains the prior written consent of a Consenting Bank Creditor: (x) use the information regarding any Claims owned at any time by such Consenting Bank Creditor (the “Confidential Claims Information”) solely in connection with this Agreement (including any disputes relating thereto); and (y) except as required by law, rule, or regulation or by order of a court or as requested or required by the Securities and Exchange Commission or by any other federal or state regulatory, judicial, governmental, or supervisory authority or body, keep the Confidential Claims Information strictly confidential and not disclose the Confidential Claims Information to any other Person; provided, however, that the Caesars Parties may combine the Confidential Claims Information provided to the Caesars Parties by a Consenting Bank Creditor with the corresponding data provided to the Company by the Consenting Bank Creditors and freely disclose such combined data on an aggregate basis. In the event that any of the Caesars Parties is required (by law, rule, regulation, deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process, or by any governmental, judicial, regulatory, or supervisory body) to disclose the Confidential Claims Information or the contents thereof, the Caesars Parties shall, to the extent legally permissible, provide affected Consenting Bank Creditors with prompt notice of any such request or requirement so that such Consenting Bank Creditors may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section. If, in the absence of a protective order or other remedy or the receipt of a waiver from a Consenting Bank Creditor, a Caesars Party believes that it is nonetheless, following consultation with counsel, required to disclose the Confidential Claims Information, such Caesars Party may disclose only that portion of the Confidential Claims Information that it believes, following consultation with counsel, it is required to disclose, provided that it exercises reasonable efforts to preserve the confidentiality of the Confidential Claims Information, including, without limitation, by marking the Confidential Claims Information “Confidential – Attorneys’ Eyes Only” and by reasonably cooperating with the affected Consenting Bank Creditor to obtain an appropriate protective order or other reliable assurance that confidential and attorneys’ eyes only treatment will be accorded the Confidential Claims Information. In no event shall this Agreement be construed to impose on a Consenting Bank Creditor an obligation to disclose the price for which it acquired or disposed of any Claim. The Caesars Parties’ obligations under this Section 5(a)(iii) shall survive termination of this Agreement.

(b) Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties (except with the prior written consent of the Requisite Consenting Bank Creditors) shall not, directly or indirectly:

(i) with respect to CEC only, take any action to solicit, initiate, encourage, or assist the submission of an Alternative Proposal. If any Caesars Party receives a proposal or expression of interest in undertaking an Alternative Proposal, so long as the Consenting Bank Creditors have agreed to comply with any applicable confidentiality restrictions related thereto (it being understood that CEC will not require any confidentiality restrictions that are in addition to the confidentiality restrictions set forth in any non-disclosure agreement between (1) any Consenting Bank Creditor and the Company, or (2) the First Lien Bank Professionals and the Company, that is in effect on the date hereof), the Caesars Party shall promptly notify the First Lien Bank Professionals of the receipt of such proposal or expression of interest, with such notice to include the identity of the Person or group of Persons involved as well as the terms of such Alternative Proposal;

(ii) (A) publicly announce its intention not to pursue the Restructuring; (B) suspend or revoke the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any material Definitive Documentation necessary to effectuate the Restructuring) that, in whole or in part, are not substantially consistent with this Agreement, or are not otherwise reasonably acceptable to the Requisite Consenting Bank Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail) and the Company; or

(iii) take any action or omit to take any action, or incur, enter into, or suffer any transaction, arrangement, condition, matter, or circumstance, that (in any such case) materially impairs, or would reasonably be expected to materially impair, the ability of CEC to perform its obligations under the MLSA relative to its ability to perform its obligations under the MLSA as of December 19, 2014 (after giving effect to the consummation of the Restructuring as if the Restructuring had been consummated on December 19, 2014).

In the event the Company receives and determines to pursue an Alternative Proposal in an exercise of its fiduciary duties as set forth by Section 20 hereof, the Company shall promptly notify the Consenting Bank Creditors of the existence and material terms of such Alternative Proposal; provided that the Company may withhold the material terms of such Alternative Proposal from any Consenting Bank Creditor(s) who do not agree to applicable reasonable and customary confidentiality restrictions with respect thereto and/or who are in breach of this Agreement. After receipt of the material terms of such Alternative Proposal, the Requisite Consenting Bank Creditors shall have three (3) Business Days after notice by the Company to propose changes to the terms of this Agreement, including the Restructuring Term Sheet and any exhibits thereto. The Company shall keep the Consenting Bank Creditors informed of any amendments, modifications or developments with respect to such Alternative Proposal and any material information related to such Alternative Proposal, and, to the extent an Alternative Proposal is amended in any material respect, the Requisite Consenting Bank Creditors shall have three (3) Business Days from any such amendment to propose changes to the terms of this Agreement.

For the avoidance of doubt, the covenants set forth in this Section 5 are in addition to, and not in lieu of, any covenants, obligations, or agreements of CEC contained in the Bank Guaranty Agreement, all of which covenants, obligations and agreements of CEC contained in the Bank Guaranty Agreement are hereby ratified and confirmed in all respects and shall survive and continue in full force and effect.

(c) Additional Covenants in Respect of CES. The Company and CEC shall use commercially reasonable efforts to cause, subject to the terms and conditions hereof and for the duration of the Restructuring Support Period, CES (except with the prior written consent of the Requisite Consenting Bank Creditors) (i) to operate its business in the ordinary course, and (ii) to preserve and maintain intact all material assets, properties, and other interests (including, without limitation, intellectual property interests and intangible assets, such as reward programs and customer lists) that are currently owned, licensed, used, or enjoyed by the Company.

(d) Additional Affirmative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company shall:

(i) to the extent permitted by the Bankruptcy Court and applicable law, cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases, posted on the Company’s website, or otherwise made publicly available; and

(ii) to the extent not otherwise paid in connection with the Chapter 11 Cases (including pursuant to any debtor-in-possession financing or the Cash Collateral Stipulation), promptly pay in cash (A) upon the execution of this Agreement by the Company, all accrued First Lien Bank Fees and Expenses for which invoices or receipts are furnished by the First Lien Bank Professionals and/or Consenting Bank Creditors, and (B) subject to the Bankruptcy Court’s approval of the Company’s use of Cash Collateral, all unpaid First Lien Bank Fees and Expenses incurred after the date of this Agreement from time to time, in any event within ten (10) Business Days of delivery to the Company of any applicable invoice or receipt, which shall be in compliance with any order of the Bankruptcy Court and payment of which shall be authorized pursuant to the Cash Collateral Stipulation. For the avoidance of doubt, invoices on account of First Lien Bank Professional Fees shall contain summary detail of services performed to enable the Company to determine the reasonableness of such First Lien Bank Professional Fees. The Company’s obligations to pay the First Lien Bank Professional Fees shall not be affected or reduced by the payment of any First Lien Bank Professional Fees by any holder of First Lien Bank Debt, irrespective of whether such holder remains a holder of First Lien Bank Debt as of the date of this Agreement or is a Consenting Bank Creditor.

(e) Additional Negative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company (except with the prior written consent of the Requisite Consenting Bank Creditors) shall not, directly or indirectly:

(i) take any action in connection with the Restructuring that violates this Agreement;

(ii) (A) redeem, purchase or acquire, or offer to acquire any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests, or (B) issue, sell, pledge, dispose of, or grant or incur any encumbrance on, any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests (other than issuances of equity interests upon the exercise, exchange, or conversion of options, warrants, or other conversion privileges that are outstanding as of the date hereof and only in accordance with the terms of such options, warrants, or other conversion privileges as in effect on the date hereof);

(iii) to the extent it would materially impair the rights of the Consenting Bank Creditors and the Company’s ability to consummate the Restructuring, and other than as required by the Plan, amend or propose to amend its respective certificate or articles of incorporation, bylaws, or comparable organizational documents;

(iv) to the extent it would materially impair the rights of the Consenting Bank Creditors, (A) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or (B) declare, set aside or pay any dividend or other distribution payable in cash, stock, property, a combination thereof, or otherwise with respect to any of its capital stock or other equity interests or any capital stock or other equity interests of any other Person;

(v) pay or make any payment, transfer, or other distribution (whether in cash, securities, or other property) of or in respect of principal of or interest on any funded indebtedness of the Company that either (A) is expressly subordinate in right of payment to the First Lien Bank Debt or (B) secured by an interest in collateral, which interest is subordinate in priority to that securing any of the First Lien Bank Debt, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination in respect of any such funded indebtedness that is not contemplated by the Restructuring Term Sheet; or

(vi) enter into any proposed settlement (other than as contemplated by this Agreement and the Restructuring or as previously disclosed to the First Lien Bank Professionals prior to the date hereof) of any claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise that will materially impair the Company’s ability to consummate the Restructuring;

(f) The Company acknowledges that it has reviewed this Agreement and has decided to enter into this Agreement on the terms and conditions set forth herein and in the Restructuring Term Sheet in the exercise of its fiduciary duties.

(g) Additional Negative Covenants of CEC. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, CEC (except with the prior written consent of the Requisite Consenting Bank Creditors) shall not, directly or indirectly through any of its non-Debtor subsidiaries take any actions outside the ordinary course of business that would have a material adverse effect on Consenting Bank Creditors’ recoveries under the Plan or the contributions to be provided to the Debtors under the Plan.

6. Mutual Representations, Warranties and Covenants.

(a) Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof and as of December 19, 2014 (or, if later, the date that such Party (or if such Party is a Transferee, such Transferee) first became or becomes a Party):

(i) it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such

Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(ii) except as expressly provided in this Agreement or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any other Person is required for it to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iii) except as expressly provided in this Agreement or the Bankruptcy Code (if applicable), it has all requisite organizational power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iv) the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(vi) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation; provided that, (x) the foregoing shall not apply with respect to the Company on account of any defaults arising from the commencement of the Chapter 11 Cases or the pendency of the Restructuring and (y) for the avoidance of doubt, but without limiting the Company’s obligations pursuant to Section 5(b)(i) hereof, nothing in this Section 6(a)(vi) shall, or shall be deemed to, waive, limit, or otherwise impair the Company’s ability to exercise its fiduciary duties as set forth by Section 20 hereof.

(b) The Caesars Parties represent and warrant to the Restructuring Support Parties that there are no pending agreements (oral or written), understandings, negotiations, or discussions with respect to any Alternative Proposal.

(c) Each Caesars Party, severally and not jointly, on behalf of itself and its Affiliates, represents, warrants and covenants that it has not offered, and will not offer any Additional Bank Consideration or Additional Bond Consideration to any holder of First Lien Bank Debt or First Lien Bond Debt, respectively, without making such Additional Bank Consideration or Additional Bond Consideration available to Consenting Bank Creditors on a pro rata basis in the manner contemplated in Section 34 in this Agreement.

7. Ownership of Claims. Each Claim Holder, severally and not jointly, represents and warrants as follows:

(a) as of the date of this Agreement, it (i) is either (A) the sole beneficial owner of the principal amount of Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Claims and dispose of, exchange, assign, and transfer such Claims, and (iii) holds no Claims (other than potential causes of action or litigation claims, contingent, unmatured or unliquidated claims, or claims for interest or fees arising under or in connection with any indenture, credit agreement, or other credit document) that are not identified below its signature hereto; in each case except as this provision may be specifically waived, in writing by the Company;

(b) other than pursuant to this Agreement, such Claims that are subject to Section 7(a) hereof are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Bank Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(c) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act”), (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Caesars Party acquired by the applicable Claim Holder in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

8. Termination by Consenting Bank Creditors. (i) The Requisite Consenting Bank Creditors may terminate this Agreement and (ii) CEC, other than with respect to Sections 8(i), 8(k), 8(l), 8(m), and 8(n) hereof, may terminate this Agreement (each, a “Creditor Termination Right”), in each case, upon delivery of written notice to the Company in accordance with Section 26 hereof at any time after the occurrence of, and in the case of Sections 8(a), 8(b), 8(d), 8(e), or 8(f), during the continuation of, any of the following events (each, a “Creditor Termination Event”):

(a) the breach by any of the Caesars Parties, LS3, or LS5 of any of their obligations, representations, warranties, or covenants set forth in this Agreement in any material respect, which breach of covenant or obligation (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Party or the Company of written notice of such breach from the Requisite Consenting Bank Creditors or CEC, as the case may be; provided that for the avoidance of doubt, CEC may not exercise a Creditor Termination Right arising from its own breach, or that of LS3 or LS5, of any obligation, representation, warranty, or covenant set forth in this Agreement;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction (including, without limitation, the Bankruptcy Court), of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by the Company and the Consenting Bank Creditors of written notice of such event;

(c) a trustee under section 1104 of the Bankruptcy code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases;

(d) the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(e) if any of the Definitive Documentation necessary to effectuate the Restructuring (including any amendment or modification thereof) filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not materially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Requisite Consenting Bank Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Company and the Consenting Bank Creditors of written notice of such material inconsistency;

(f) a Caesars Party, LS3, LS5, or any of their respective Affiliates files any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of each of the Company’s and the applicable filing Party’s receiving written notice from the Requisite Consenting Bank Creditors that such motion or pleading is materially inconsistent with this Agreement, unless such motion or pleading does not seek, and could not result in, relief that would have any adverse impact on the interest of holders of First Lien Bank Claims in connection with the Restructuring; provided that CEC may only terminate this Agreement pursuant to this Section 8(f) if CEC is materially and adversely affected by such motion or pleading;

(g) the Company executes a letter of intent (or similar document) stating its intention to pursue an Alternative Proposal;

(h) other than pursuant to any relief sought by the Company that is not materially inconsistent with its obligations hereunder, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $5,000,000 without the written consent of the Requisite Consenting Bank Creditors;

(i) the Company fails to satisfy or comply with any Milestone;

(j) the occurrence of the Outside Date if all of the material transactions contemplated hereby have not been consummated;

(k) any Caesars Party commences an action to challenge the validity or priority of, or to avoid, the liens on any asset or assets comprising any material portion of the collateral securing the First Lien Bank Debt;

(l) a CEC Bankruptcy Event; provided, however, that this Agreement shall in any event terminate, without notice or action by any of the Parties, on the fifteenth calendar day (if not earlier terminated by the Requisite Consenting Bank Creditors) following such CEC Bankruptcy Event, if such CEC Bankruptcy Event remains in existence and this provision has not been waived, amended or otherwise altered in writing by the Requisite Consenting Bank Creditors;

(m) CEOC consents to the Involuntary Petition;

(n) (i) a court of competent jurisdiction enters a judgment (including, without limitation, an order granting partial summary judgment) that is not subject to a stay at any time following the 10th day after the entry thereof against CEC on any of the counts asserted against it (currently or in the future) in any of the Guaranty Cases, which judgment materially and adversely affects (or would materially and adversely affect if enforced) Consenting Bank Creditors’ ability to obtain the recoveries contemplated in the Plan, including but not limited to the value of any guaranties of indebtedness or other obligations to be provided by CEC thereunder, and/or (ii) CEC enters into a settlement or other agreement in respect of any of the counts asserted against it in any of the Guaranty Cases that materially and adversely affects (or would materially and adversely affect if consummated) Consenting Bank Creditors’ ability to obtain the recoveries contemplated in the Plan, including but not limited to the value of any guaranties of indebtedness or other obligations to be provided by CEC thereunder; for the avoidance of doubt, the terms embodied in the restructuring agreement with certain of the Second Lien Noteholders announced in the Form 8-K filed by CEC dated July 21, 2015 (and only such terms, without amendment, as were explicitly announced therein), shall not give rise to a Creditor Termination Right under this section to the extent they are consistent with the terms of this Agreement; or

(o) the Bond RSA shall terminate and/or otherwise be of no further force and effect.

9. Mutual Termination. This Agreement may be terminated by mutual agreement among (a) the Caesars Parties, and (b) the Requisite Consenting Bank Creditors.

10. Company Termination Events. This Agreement may be terminated by delivery to the other Parties of a written notice, delivered in accordance with Section 26 of this Agreement, by the Company upon the occurrence of any of the following events (each a “Company Termination Event,” and together with the Creditor Termination Events, the “Termination Events”):

(a) the breach by any Restructuring Support Party of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this

Agreement in any respect that materially and adversely affects the Company’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Restructuring Support Party from the Company of written notice of such breach; provided that, with respect to a breach by one or more Consenting Bank Creditors, the foregoing shall apply only if (x) such breaching Consenting Bank Creditor(s) hold(s) in excess of 5.0% of First Lien Bank Claims held by all Consenting Bank Creditors, (y) non-breaching Consenting Bank Creditors with power to vote in favor of the Plan do not then hold at least 2/3 plus one dollar of First Lien Bank Debt (measured by notional value), or (z) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Company and the Consenting Bank Creditors of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 5(a)(i)(D) of this Agreement;

(c) the exercise by the Company of its fiduciary duties as set forth by Section 20 hereof (the “Fiduciary Out”);

(d) any Party other than the Caesars Parties or their Affiliates files any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from the Company that such motion or pleading is materially inconsistent with this Agreement, or CEC and/or any of its Affiliates (other than the Company) obtains relief with respect to any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement;

(e) CEC enters into a settlement or other agreement in respect of any of the counts asserted against it in any of the Guaranty Cases that materially and adversely affects (or would materially and adversely affect if consummated) CEC’s ability to fund the recoveries contemplated in the Plan, including but not limited with respect to the value of any guaranties of indebtedness or other obligations to be provided by CEC thereunder;

(f) if any of the Definitive Documentation (including any amendment or modification thereof) is filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not substantially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Company, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Restructuring Support Parties of written notice of such material inconsistency; or

(g) the Effective Date has not occurred by the Outside Date.

11. Termination.

(a) No Party may exercise any of its respective termination rights as set forth in Section 8 or Section 10 hereof, as applicable, if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the Termination Event specified herein.

(b) Upon the termination of this Agreement pursuant to Section 8, Section 9, or Section 10 hereof, all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party. Upon the termination of this Agreement pursuant to Section 34 hereof, the terminating Consenting Bank Creditor shall be released from its commitments, undertakings, and agreements under or relating to this Agreement, and there shall be no liability or obligation on the part of such Consenting Bank Creditor. Notwithstanding anything herein to the contrary, the termination of this Agreement by a Consenting Bank Creditor under Section 34 hereof shall not be deemed a termination of this Agreement for purposes of the Backstop Commitment Agreement.

(c) Notwithstanding Section 11(b) hereof, in no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date, including but not limited to CEC’s and the Company’s obligations to pay the First Lien Bank Professional Fees, and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that, notwithstanding anything to the contrary contained herein, any Termination Event (including any automatic termination) may be waived in accordance with the procedures established by Section 14 hereof, in which case such Termination Event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver. Upon a Termination Event that releases a Consenting Bank Creditor from its commitments, undertakings, and agreements under or related to this Agreement (as set forth in Section 11(b)), unless otherwise agreed to in writing by such Consenting Bank Creditor, any and all votes, approvals, or consents delivered by such Consenting Bank Creditor and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents, and employees in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company.

12. Transfer of Claims. The Restructuring Support Parties agree, with the exception of the permitted transfers and purchases enumerated in (a) and (b) below, that no Restructuring Support Party will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in (except for any lien or security interest in favor of a broker-dealer over property held in an account with such broker-dealer generally and which lien or security interest is released upon any transfer of such property), offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its First Lien Bond Claims or First Lien Bank Claims now or hereafter owned, and no such Transfer will be effective, unless the transferee executes and provides to the Company and Stroock a transfer agreement in the form attached hereto as Exhibit E within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer. For the avoidance of doubt, the Caesars Parties agree that any such transfer agreement shall be included in the definition of “Confidential Claims Information” in Section 5(a)(iii) hereof. In addition to the foregoing Transfer, the following Transfers shall be permitted:

(a) any Transfer by one Consenting Creditor to an Affiliate of such Consenting Creditor or one or more of its affiliated funds or an affiliated entity or entities with a common investment advisor or investment manager (in each case, other than portfolio companies); provided that, for the avoidance of doubt, any transferee under this Section 12(a) shall be deemed a Consenting Creditor for purposes of this Agreement, effective as of the date of the Transfer, and any transferor under this Section 12(a) shall remain liable in all respects for any breach of this Agreement by such transferee; and

(b) any Transfer by one Consenting Creditor to another Consenting Creditor.

Any Transfer of any Restructuring Support Party’s First Lien Bond Claims or First Lien Bank Claims that does not comply with the foregoing shall be deemed void ab initio; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Restructuring Support Party of any Claims (including but not limited to First Lien Bond Claims and First Lien Bank Claims), such Claims shall automatically be deemed to be subject to all the terms of this Agreement. The restrictions in this Agreement are in addition to any Transfer restrictions in the Credit Agreement, the First Lien Indentures, and Non-First Lien Indentures, and in the event of a conflict the Transfer restrictions contained in this Agreement shall control; provided, however, that nothing herein shall restrict, waive, or suspend any consent right the Company may have with respect to any Transfer.

Notwithstanding the foregoing, a Qualified Marketmaker, acting solely in its capacity as such, that acquires any First Lien Bond Claim or First Lien Bank Claim subject to this Agreement shall not be required to execute a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth herein if, and only if, such Qualified Marketmaker sells or assigns such First Lien Bond Claim or First Lien Bank Claim within ten (10) Business Days of its acquisition and the purchaser or assignee of such First Lien Bond Claim or First Lien Bank Claim is a Consenting Creditor or an entity that executes and provides a Transfer Agreement in accordance with the terms set forth herein; provided that if a Qualified Marketmaker, acting solely in its capacity as such, acquires First Lien Bond Debt or First Lien Bank Debt from an entity who is not a Consenting Creditor with respect to such debt (collectively, “Qualified Unrestricted Claims”), such Qualified Marketmaker may Transfer any right, title or interest in such Qualified Unrestricted Claims without the requirement that the transferee execute a Transfer Agreement; provided further that any such Qualified Marketmaker that is a Party to this Agreement shall otherwise be subject to the terms and conditions of this Agreement (including Section 2(a)(iii) hereof) with respect to Qualified Unrestricted Claims pending the completion of any such Transfer.

Notwithstanding anything herein to the contrary: (a) to the extent that a Restructuring Support Party effects the Transfer of all of its Claims in accordance with this Agreement, such Restructuring Support Party shall cease to be a Party to this Agreement in all respects and shall have no further obligations hereunder; provided, however, that if such Restructuring Support Party acquires a Claim at any point thereafter, it shall be deemed to be a Party to this Agreement on the same terms as if it had not effected a Transfer of all of its Claims; and (b) subject to Section 2(a)(iii) hereof, to the extent that a Restructuring Support Party effects the Transfer of a Claim that it holds as a participant (and not grantor) pursuant to a participation agreement with voting provisions substantially similar to those set forth in the form of participation agreement produced by the Loan Syndications & Trading Association, the transferee thereof shall not be required to execute a Transfer Agreement.

13. Cooperation. During the Chapter 11 Cases, (i) the Company shall use commercially reasonable efforts to provide to Stroock (a) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents the Company intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when the Company intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case the Company shall notify telephonically or by electronic mail counsel to the Consenting Bank Creditors to advise it of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (b) copies of all material documents actually filed by the Company with the Bankruptcy Court promptly but not later than one (1) day after such filing.

14. Amendments. No amendment, modification, waiver, or other supplement of the terms of this Agreement (including the Restructuring Term Sheet) shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Caesars Parties, the Requisite Consenting Bank Creditors, LS3, and LS5; provided, however, that:

(a) no such consents shall be required from any Consenting Bank Creditor with respect to any modification or amendment or any other agreement, document or other instrument implementing the Restructuring, regarding the treatment of Claims other than with respect to First Lien Bank Claims, so long as it would not, reasonably construed, have an adverse impact on the interests of holders of First Lien Bank Claims (including with respect to the form or value of recoveries to be provided on account of such Claims pursuant to the Restructuring, including the value of any guaranties of indebtedness or other obligations to be provided by CEC thereunder), in their capacities as such, in connection with the Restructuring;

(b) any amendment to this Agreement to (i) the defined terms “Consenting Bank Creditors” or “Requisite Consenting Bank Creditors” or (ii) Section 12 hereof, shall require the written consent of the Company, CEC and each Consenting Bank Creditor;

(c) any amendment that would materially and adversely affect any Consenting Bank Creditor that is a holder of First Lien Bank Claims, solely in its capacity as such, in a manner that is disproportionate to any other holder of First Lien Bank Claims, solely in its capacity as such, shall require the prior written consent of the adversely affected Consenting Bank Creditor;

(d) for the avoidance of doubt, any waiver of any of the conditions to the effectiveness of this Agreement set forth by Section 15 hereof may be waived only upon the express written consent of each of the Caesars Parties and the Requisite Consenting Bank Creditors;

(e) the Company may waive application of the representations and warranties set forth by Section 7(a)(ii) and Section 7(a)(iii) hereof in all or in part with respect to any Consenting Bank Creditor in its sole discretion, but in consultation with CEC;

(f) any amendment, modification, supplement or other change with respect to the amount, form, timing, economics or value or any party’s entitlement to the Upfront Payment as set forth herein and in the Restructuring Term Sheet shall require the written consent of the Company, CEC and such affected Upfront Payment Parties;

(g) any amendment to this Agreement to the defined term “Initial Consenting Bank Lender” shall require the written consent of the Company, CEC, and each Initial Consenting Bank Lender; and

(h) any amendment to Sections 14(b), 14(c), 14(f), 14(g) or this 14(h) hereof shall require the consent of each Consenting Bank Creditor.

15. Conditions to Effectiveness. This Agreement shall only become effective and enforceable against the parties hereto on the date that this Agreement shall have been executed by (i) (A) the Caesars Parties, (B) LS3, and (C) LS5, and (ii) the holders beneficially owning or controlling with the power to vote in favor of the Plan of at least 50.1% of the outstanding amount of the Company’s obligations under the Credit Agreement as of such date (such date, the “Agreement Effective Date”).

16. Entire Agreement. This Agreement, including the Restructuring Term Sheet and the Cash Collateral Stipulation, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Restructuring Support Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

17. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, if any, with respect to the foregoing. The Parties further acknowledge and agree that, if a CEC Bankruptcy Event occurs, (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code with respect to any CEC bankruptcy and (b) CEC hereby waives its right to assert a contrary position in any such bankruptcy with respect to the foregoing and agrees that it will cooperate fully with Consenting Bank Creditors in obtaining a modification of the automatic stay to the extent necessary to permit Consenting Bank Creditors to exercise their rights under this Agreement.

18. No Waiver of Participation and Preservation of Rights. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

20. Company Fiduciary Duties.

(a) Nothing in this Agreement shall otherwise require the Company or any directors, officers, or members of the Company, each in its capacity as a director, officer, or member of the Company, to take any action, or to refrain from taking any action, to the extent inconsistent with its or their fiduciary obligations under applicable law (as reasonably determined by them in good faith after consultation with legal counsel).

(b) All Consenting Bank Creditors reserve all rights they may have, including the right (if any) to challenge any exercise by the Company of its fiduciary duties.

21. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

22. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Restructuring Support Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Restructuring Support Parties. It is understood and agreed that no Consenting Bank Creditor has any duty of trust or confidence in any kind or form with any other Consenting Bank Creditor, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Bank Creditor may trade in the Claims or other debt or equity securities of the Company without the consent of the Company or any other Consenting Bank Creditor, subject to applicable securities laws, the terms of this Agreement, and the terms of the First Lien Bank Documents and the First Lien Indentures; provided, however, that no Consenting Bank Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Bank Creditors shall in any way affect or negate this understanding and agreement.

23. Specific Performance; Remedies Cumulative. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

24. No Commitment. No Restructuring Support Party shall be obligated to fund or otherwise be committed to provide funding in connection with the Restructuring, except pursuant to a separate commitment letter or definitive documentation relating specifically to such funding, if any, that has been (i) executed by such Restructuring Support Party and (ii) approved by the Bankruptcy Court, as necessary, along with the satisfaction of any conditions precedent to such funding requirements.

25. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. Each of the Parties hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement; provided however, that if a CEC Bankruptcy Event occurs, the court in which the proceeding initiated by such CEC Bankruptcy Event is pending shall have concurrent jurisdiction to enforce CEC’s compliance with this Agreement.

26. Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

E-mail Address: tlambert@caesars.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

Attn:	Paul M. Basta, P.C.
Nicole L. Greenblatt

Facsimile: (212) 446 4900
E-mail Address:	paul.basta@kirkland.com
ngreenblatt@kirkland.com

-and- Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654

Attn:	David R. Seligman, P.C.
Ryan Preston Dahl

E-mail Address:	dseligman@kirkland.com
rdahl@kirkland.com
Facsimile: (312) 862-2200

If to CEC:
Caesars Entertainment Corp.
One Caesars Palace Drive
Las Vegas, NV 89109
Attn: General Counsel
E-mail Address: tdonovan@caesars.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Attn:	Jeffrey D. Saferstein
Samuel E. Lovett
Telephone: (212) 373-3000
Facsimile (212) 373-2053

E-mail Address:	jsaferstein@paulweiss.com
slovett@paulweiss.com

If to a Consenting Bank Creditor, to the address set forth beneath such lender’s signature block,

with a copy to (which shall not constitute notice):

Stroock & Stroock & Lavan LLP

180 Maiden Lane
New York, NY 10038
Attn:	Kristopher Hansen
Frank A. Merola
Jonathan Canfield
Telephone: (212) 806-5400
Facsimile: (212) 806-6056

E-mail Address:	khansen@stroock.com
fmerola@stroock.com jcanfield@stroock.com

27. Third-Party Beneficiaries. Unless expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

28. Conflicts Between the Restructuring Term Sheet and this Agreement. In the event of any conflict among the terms and provisions in the Restructuring Term Sheet and this Agreement, the terms and provisions of the Restructuring Term Sheet shall control. Nothing contained in this Section 28 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement and the Restructuring Term Sheet as set forth in Section 14 herein.

29. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

30. Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring.

31. Access. The Company will promptly provide the First Lien Bank Professionals reasonable access, upon reasonable notice, during normal business hours to relevant properties, books, contracts (including any Executory Contracts and Unexpired Leases), commitments, records, management and executive personnel, and advisors of the Company (other than with respect to materials subject to attorney-client privilege or where granting such access is prohibited by law); provided, however, that the Company’s obligations hereunder shall be conditioned upon such Party being party to an appropriate confidentiality agreement or undertaking; provided, further, however, that any existing confidentiality agreements entered into between the Company or CEC, on one hand, and a Party, on the other hand, shall be deemed to be appropriate.

32. Qualification on Consenting Bank Creditor Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Bank Creditor that is a separately managed account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Bank Creditor that are not held through accounts managed by such investment manager.

33. Publicity. The Company shall use its commercially reasonable efforts to submit drafts to the First Lien Bank Professionals of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

34. Additional Consideration. To the extent that a holder of First Lien Bank Debt, in its capacity as such, receives Additional Bank Consideration in connection with the Restructuring, such Additional Bank Consideration shall be made available to all Consenting Bank Creditors that are holders of First Lien Bank Claims, in their capacities as such, on the same terms and on a pro rata basis in accordance with their respective First Lien Bank Claims holdings. Any Consenting Bank Creditor that is a holder of First Lien Bank Claims who is not accorded such Additional Bank Consideration shall have the right to terminate this Agreement upon three (3) Business Days’ written notice to the Parties in accordance with Section 26 hereof; provided that such termination shall only be with respect to the terminating Consenting Bank Creditor, and not with respect to any non-terminating Parties.

To the extent that a holder of First Lien Bond Debt, in its capacity as such, receives Additional Bond Consideration in connection with the Restructuring, such Additional Bond Consideration shall be made available to all Consenting Bank Creditors that are holders of First Lien Bond Claims, in their capacities as such, on the same terms and on a pro rata basis in accordance with their respective First Lien Bond Claims holdings. Any Consenting Bank Creditor that is a holder of First Lien Bond Claims who is not accorded such Additional Bond Consideration shall have the right to terminate this Agreement upon three (3) Business Days’ written notice to the Parties in accordance with Section 26 hereof; provided that such termination shall only be with respect to the terminating Consenting Bank Creditor, and not with respect to any non-terminating Parties.

35. CEC Bankruptcy or Similar Proceeding. Nothing herein shall be construed to limit or impair in any way a Consenting Bank Creditor’s, the Trustee’s or the Collateral Agent’s respective rights or ability to appear in or take any other action to protect its interests (or, in the case of the Trustee and the Collateral Agent, the interests of their beneficiaries) in connection with any proceeding related to a CEC Bankruptcy Event.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the debtors in the Chapter 11 Cases

By:	/s/ Mary E. Higgins
	Name:	Mary E. Higgins
	Title:	Chief Financial Officer

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	EVP and Chief Financial Officer

Exhibit A

[INTENTIONALLY OMITTED]

Exhibit B

Restructuring Term Sheet

CONFIDENTIAL

This document and any related communications shall not be

used for any purpose in any litigation or proceeding.

This Term Sheet is highly confidential and this Term Sheet, its contents and its existence may not be distributed, disclosed or discussed to or with any party other than in accordance with the express terms of confidentiality agreements/arrangements

among the respective parties and the Company.

SUMMARY TERM SHEET FOR PROPOSED RESTRUCTURING12

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(“CEOC” and together with its direct or indirect subsidiaries that are the debtors in the chapter 11 cases pending in the United States Bankruptcy Court for the Northern District of Illinois, jointly administered under Case No. 15-01145, the “Company”)

[1]	Nothing herein shall be deemed to be the solicitation of an acceptance or rejection of a plan of reorganization; any such solicitation shall be in compliance with the relevant provisions of securities laws, the Bankruptcy Code and other applicable statutes and rules.
[2]	This Term Sheet is an exhibit to, and part of, the Restructuring Support and Forbearance Agreement (the “Bank RSA” and together with the Bond RSA, the “RSAs”), which contains additional descriptive language and legal terms in respect of the Company’s restructuring.

I.	Summary of Proposed Treatment[3]

Holders of the obligations (the “First Lien Bank Obligations”) under the First Lien Bank Documents[4] ($5,357 million plus interest thereon accrued through the Petition Date) and swaps entered into pursuant to First Lien Bank Documents ($42 million) (collectively, the “First Lien Bank Lenders”)	Each First Lien Bank Lender shall receive its pro rata share of (a) $1,993 million in cash, (b) $1,961 million in New First Lien PropCo Debt, and (c) $1,450 million in additional cash if the full amount of the CPLV Market Debt is financed for cash and, if not fully financed, New Second Lien PropCo Debt for the portion (not to exceed $333 million) not so financed (the “New Second Lien PropCo Debt Upsize Amount”) subject to the limitations set forth herein[5]. Each First Lien Bank Lender waives any entitlement to post-petition interest to the extent First Lien Noteholders do not receive post-petition interest.

Secured claims of Holders of the obligations (the “First Lien Note Obligations”) under the First Lien Indentures ($6,345 million plus interest thereon accrued through the Petition Date) (the “First Lien Noteholders”)	Each First Lien Noteholder shall receive in respect of its secured claim, its pro rata share of (a) $207 million in cash, (b) $306 million in New First Lien OpCo Debt (or cash in lieu thereof if such debt is syndicated as described in the description of the New First Lien OpCo Debt below), (c) $141 million of New Second Lien OpCo Debt, (d) $431 million in New First Lien PropCo Debt, (e) $1,425 million in New Second Lien PropCo Debt, (f) $1,150 million in additional cash if the CPLV Market Debt is financed for cash and, if not fully financed, CPLV Mezzanine Debt for the portion not so financed subject to the limitations set forth herein, (g) 69.9% directly or indirectly of the common equity of PropCo[6] on a fully diluted basis (excluding dilution from PropCo Preferred Equity, if applicable), (or cash to the extent of any Equity Rights exercised and/ or such Holder exercises its Put Option, as further described below), (h) 100% of the OpCo New Common Stock (or, at its option, cash in the event such Holder exercises its Put Option, as further described below) and (i) the Additional Consideration (if applicable).

[3]	Administrative, priority and critical trade claims shall be paid in full in cash as soon as practicable following consummation of the Restructuring or as otherwise provided for in definitive documentation. The plan may provide for separate classification for general unsecured claims on terms and with treatment that is reasonably acceptable to the Requisite Consenting Bond Creditors.
[4]	Capitalized terms not defined herein have the meanings set forth in the Bank RSA.
[5]	In lieu of receiving the New Second Lien PropCo Debt Upsize Amount, the First Lien Bank Lenders (voting as a class as a majority (based solely on principal amount of First Lien Bank Obligations held)) may elect to instead receive CPLV Mezzanine Debt in the same principal amount the First Lien Bank Lenders would have received in New Second Lien PropCo Debt Upsize Amount (the “Bank Mezzanine Election”).
[6]	Pending regulatory and REIT requirements, the First Lien Noteholders will receive their interest in PropCo indirectly through REIT New Common Stock (as opposed to directly through PropCo New LP Interests as Caesars Entertainment Company or its designee (“CEC”) and CEOC will). “PropCo Common Stock” means PropCo New LP Interests or REIT New Common Stock, as applicable.

2

As more fully described under Put Options, Equity Rights and Purchase Option (and subject to the limitations set forth therein), each First Lien Noteholder (a) will have the opportunity to be a Put Participant and sell the right to receive under the Plan some or all of its OpCo New Common Stock and PropCo Common Stock to the Backstop Parties for cash, (b) will have the opportunity to purchase PropCo Preferred Equity and/or (c) may receive cash from the Non-First Lien Noteholders for the right to receive some or all of their PropCo Common Stock in connection with the exercise of the Equity Rights.

If the First Lien Noteholders fully exercise the Put Options, the First Lien Noteholders, on an aggregate basis, will receive an additional $969 million in cash and a corresponding decrease in their equity recoveries, as more fully described in Section II below under “Put Options Price.”

Deficiency Claims of First Lien Noteholders and all claims of non-critical trade creditors and Holders of the obligations (collectively the “Non-First Lien Obligations”) under (a) the Second Lien Indentures ($5,238 million plus interest thereon accrued through the Petition Date) (the “Second Lien Noteholders,” and such obligations, “Second Lien Obligations”), (b) the guaranteed unsecured indentures ($479 million plus interest thereon accrued through the Petition Date) (the “Unsecured Guaranteed Noteholders,” and such obligations, “Unsecured Guaranteed Obligations”), and (c) the unsecured note indentures ($530 million plus interest thereon accrued through the Petition Date) (the “Unsecured Noteholders,” and such obligations, “Unsecured Noteholder Obligations,” and with the Unsecured Guaranteed Obligations, the “Unsecured Debt Obligations,” and the Unsecured Noteholders collectively with the

If the Non-First Lien Noteholders, and with respect to their deficiency claims, the First Lien Noteholders, vote as a class to accept the Plan, then the First Lien Noteholders will, solely in their capacity as such, waive or assign at CEOC’s direction distributions in respect of their deficiency claims and distributions under the turnover provisions in all intercreditor agreements, and each Non-First Lien Noteholder shall receive its pro rata share of an amount of 30.1% of the PropCo Common Stock on a fully diluted basis (excluding dilution from PropCo Preferred Equity, if applicable), which shall be deemed to include consideration for the value of any unencumbered assets. And, as more fully described under the Equity Right, if the Non-First Lien Noteholders vote as a class to accept the Plan, each Non-First Lien Noteholder shall also have the option to be a Rights Participant.

If the Non-First Lien Noteholders, and with respect to their deficiency claims, the First Lien Noteholders, do not vote as a class to accept the Plan, then each Non-First Lien Noteholder shall receive its pro rata share of 17.5% of the PropCo Common Stock on a fully diluted basis (excluding dilution from PropCo Preferred Equity, if applicable), which shall be deemed to include consideration for the value of any unencumbered assets. The First Lien Noteholders will waive or assign at CEOC’s direction distributions in respect of their deficiency claims and distributions under the turnover provisions in all intercreditor agreements on account of the 17.5% of equity to the Non-First Lien Noteholders. If the Non-First Lien Noteholders, and with respect to their deficiency claims, the First Lien Noteholders, do not vote as a class to accept the Plan, then the remaining 12.6% of the PropCo Common Stock shall be allocated to the other holders of PropCo, excluding the Non-First Lien Noteholders, based on their pro rata ownership in PropCo (after giving effect to the exercise of the Put Options).

3

Second Lien Noteholders and Unsecured Guaranteed Noteholders, the “Non-First Lien Noteholders”)	The Plan may provide for the separate classification of Non-First Lien Noteholders in separate classes or subclasses in a manner not inconsistent with this Term Sheet.

II.	Put Options, Equity Rights and Purchase Option[7]

Put Options

Each First Lien Noteholder shall have the option to put some or all of its right under the Plan to receive (i) the OpCo New Common Stock it would otherwise receive pursuant to the Plan (the “OpCo New Common Stock Put Options”); and/ or (ii) the PropCo Common Stock it would otherwise receive pursuant to the Plan (provided that no more than 14.8% (excluding dilution from PropCo Preferred Equity, if applicable) of such interests are put in the aggregate) (the “REIT New Common Stock Put Options” and, together with OpCo New Common Stock Put Options, the “Put Options”), and to instead receive cash as described below under “Put Options Price,” in which case CEC and any other Backstop Parties will purchase such equity interests as further described below, subject in the case of PropCo Common Stock to the exercise of the Equity Rights described below, provided however that, in the event the UPREIT Structure is used (as defined herein), the First Lien Noteholders shall be required to put at least 5% of their PropCo Common Stock to CEC. The Put Options must be selected in connection with plan solicitation provided that with respect to First Lien Noteholders that are parties to the RSA, elections to exercise the OpCo New Common Stock Put Options were made at the time of execution of the RSA and such elections remain in place.

Each First Lien Noteholder that exercises any of its Put Options in whole or in part shall be referred to herein as a “Put Participant.”

Put Options Allocation Between the Backstop Parties	As detailed in Annex I, CEC shall purchase the right to receive all the OpCo New Common Stock subject to the OpCo New Common Stock Put Options and the PropCo Common Stock subject to the REIT New Common Stock Put Options exercised by the Put Participants.

[7]	For tax efficiency or other purposes, the cash consideration to be paid to First Lien Noteholders through the exercise of either the Put Options or the Equity Rights may flow through the Company to the First Lien Noteholders as part of their recovery under the Plan as direct payments of cash, rather than be paid in respect of the receipt of stock or Mezz Equitized Debt or be paid directly by the Backstop Parties and/or the Rights Participants. The Company and CEC shall consult with the First Lien Bond Professionals and First Lien Bank Professionals in respect of the preceding and, if the decision could reasonably be expected to adversely affect the recovery of the First Lien Noteholders (in form, value, or otherwise as determined by the Requisite Consenting Bond Creditors), it shall be subject to the reasonable consent of the Requisite Consenting Bond Creditors.

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The First Lien Noteholders may elect to become backstop parties (together with CEC, the “Backstop Parties”) (which election shall be made in connection with plan solicitation) and purchase a portion of the PropCo Common Stock subject to the REIT New Common Stock Put Options. First Lien Noteholders who wish to become Backstop Parties must make any required investor representations required for federal and state securities law purposes.

The Backstop Parties shall receive no fee for purchasing or agreeing to purchase the equity subject to the Put Participants’ Put Options.

Put Options Price	The Put Options shall be at a price per share implying a total value of $700 million for 100% of the OpCo New Common Stock and $269 million for 14.8% of the PropCo Common Stock on a fully diluted basis (excluding dilution from PropCo Preferred Equity, if applicable).

Equity Rights

Subject to the terms below, the “Equity Rights” as detailed below shall occur and each Non-First Lien Noteholder shall have the non-transferable right to be a “Rights Participant.”[8]

Each Rights Participant may elect to purchase (with the purchase immediately occurring after the closing of the Put Option) the right to receive its pro rata share of the greater of (a) 5% of the PropCo Common Stock to be distributed to the First Lien Noteholders if the holders of at least 66.66% of the Non-First Lien Obligations execute the RSAs (or a similar restructuring support agreement agreeable to CEOC and CEC and consistent with the terms of the RSAs) on or before 90 days from July 31, 2015 (the “Bond RSA Effective Date”) or 2.5% of such PropCo Common Stock if such holders do not so execute by such date and (b) the First Lien Election Amount (as defined below) from the First Lien Noteholders (the “Equity Rights”), subject to being cut back on a pro rata basis based on the amount of Equity Rights exercised. Any Non-First Lien Noteholder exercising an Equity Right must (a) make any required investor representations required for federal and state securities law purposes and (b) execute the RSAs (or a similar restructuring support agreement agreeable to CEOC and CEC and consistent with the terms of the RSAs).

Each Non-First Lien Noteholder shall have 90 days, subject to the terms below, from the Bond RSA Effective Date to execute the RSAs (or a similar restructuring support agreement agreeable to CEOC and CEC and

[8]	The dates by which Rights Participant may exercise the Equity Rights may be extended as may be mutually agreed to by the Company, CEC, and the Requisite Consenting Bond Creditors, each in their reasonable discretion to the extent such extensions may be necessary in accordance with generally applicable law.

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consistent with the terms of the RSAs), become a Rights Participant, and elect whether to exercise its Equity Rights, which Equity Rights shall be subject to and contingent on the Non-First Lien Noteholders voting as a class (or all Non-First Lien Noteholder classes if applicable) to accept the Plan as part of Plan solicitation.

For those Non-First Lien Noteholders becoming Rights Participants with respect to any series of Non-First Lien Obligations from, or prior to, the Bond RSA Effective Date, for every $1 of PropCo Common Stock purchased pursuant to the Equity Rights, the Rights Participant shall also purchase $0.50 of CPLV Mezzanine Debt to be received by the First Lien Noteholders at par until there is no more such CPLV Mezzanine Debt to purchase, then New Second Lien OpCo Debt to be received by the First Lien Noteholders at par until there is no more such New Second Lien OpCo Debt to purchase, then New First Lien OpCo Debt to be received by the First Lien Noteholders at par until there is no more such New First Lien OpCo Debt to purchase, then New Second Lien PropCo Debt to be received by the First Lien Noteholders at par until there is no more such New Second Lien PropCo Debt to purchase (such debt, the “Equity Rights Debt”).

For those Non-First Lien Noteholders becoming Rights Participants with respect to any series of Non-First Lien Obligations from 31 days following the Bond RSA Effective Date until 60 day days following the RSA Effective Date, for every $1 of PropCo Common Stock purchased pursuant to the Equity Rights, the Rights Participant shall also purchase $0.60 of Equity Rights Debt at par in the same order as set forth above.

For those Non-First Lien Noteholders becoming Rights Participants with respect to any series of Non-First Lien Obligations from 61 days following the Bond RSA Effective Date until 90 days following the RSA Effective Date, for every $1 of PropCo Common Stock purchased pursuant to the Equity Rights, the Rights Participant shall also purchase $0.70 of Equity Rights Debt at par in the same order as set forth above.

The Rights Participants must make their purchases of PropCo Common Stock (and the corresponding Equity Rights Debt) first from the First Lien Noteholders who elect to sell to the Rights Participants pursuant to the Put Rights (the “Electing First Lien Sellers”) (pro rata among the Electing First Lien Sellers) with such election to exercise the Put Rights to be made in connection with plan solicitation and second from the First Lien Noteholders who are not Electing First Lien Sellers (pro rata among such First Lien Noteholders), provided that the aggregate amount of PropCo Common Stock purchased from non-Electing First Lien Sellers shall not exceed the difference between the First Lien Election Amount and 5% of the PropCo Common Stock to be distributed to all First Lien Noteholders (or 2.5% if holders of 66.66% of the Non-First Lien Obligations do not

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execute the RSA (or a similar restructuring support agreement agreeable to CEOC and CEC and consistent with the terms of the RSA) on or before 90 days following the RSA Effective Date.

The “First Lien Election Amount” means the aggregate amount of PropCo Common Stock elected to be sold by the Electing First Lien Sellers to the Rights Participants in connection with Plan solicitation.

For the avoidance of doubt, the First Lien Noteholders must sell their respective right to receive PropCo Common Stock (and the Equity Rights Debt), pursuant to the terms of the Equity Rights, to the Rights Participants. The Rights Participants shall receive no fee for acting as Rights Participants.

The procedures implementing the Equity Rights and exercise thereof shall be subject to the reasonable consent of the Requisite Consenting Bond Creditors.

Equity Rights Price	The Equity Rights shall be at the same price per share as the Put Option.

Purchase Option[9]	Each First Lien Noteholder shall have the non-transferable option to purchase its pro rata share (based on its holdings of the First Lien Note Obligations) of at least 50% of the PropCo Preferred Equity (as defined below), with such purchases proportionally diluting the PropCo Preferred Equity purchased by the Preferred Backstop Investors (as defined in the Backstop Commitment Agreement to be attached hereto).

Purchase Option Price	The Purchase Option shall be at a price per share implying a total value of $250 million for every $300 million of PropCo Preferred Equity.

Regulatory Requirements	All parties shall abide by, and use their commercially reasonable efforts to obtain, any regulatory and licensing requirements or approvals to consummate the Restructuring as promptly as practicable including, but not limited to requirements or approvals that may arise as a result of such

[9]	For tax efficiency or other purposes, rather than being issued to the Preferred Backstop Investors and electing First Lien Noteholders for cash, the PropCo Preferred Equity (including any issued pursuant to the Preferred Equity Upsize) may, following consultation with, and consent from, the First Lien Bond Professionals (in their sole and absolute discretion), be issued directly to the First Lien Noteholders subject to (a) the right of the First Lien Noteholders to put up to 100% of such PropCo Preferred Equity to the Preferred Backstop Investors for $250 million in cash (plus the equivalent purchase price of any Preferred Equity Upsize), and (b) the right of the Preferred Backstop Investors to call up to 50% of such PropCo Preferred Equity (excluding any Preferred Equity Upsize) from the First Lien Noteholders for $125 million in cash. In such case the First Lien Noteholders’ direct cash distribution from CEOC would be reduced by $250 million plus the equivalent purchase price of any Preferred Equity Upsize. For the avoidance of doubt, this change in the manner in which the PropCo Preferred Equity may be issued shall not adversely affect the First Lien Noteholders’ recoveries under the Plan on account of First Lien Note Obligations.

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party’s equity holdings in the REIT, PropCo or OpCo, as the case may be. Such parties receiving equity shall use commercially reasonable efforts to cooperate with, and timely obtain and submit, all applicable licensing materials and information to, applicable gaming authorities throughout any regulatory or licensing process, including without limitation with respect to any applicable license, permit, or finding of suitability, and shall cause any individual subject to regulatory, licensing, or suitability approval to similarly cooperate and provide all such relevant materials and information. To facilitate regulatory approvals and prompt consummation of the Restructuring, any party signing the RSAs must irrevocably elect upon execution of the RSAs the amount of Put Options with respect to OpCo New Common Stock.

The Company and its affiliates will assist with required regulatory approvals and structuring issues, including common stock voting structures to ensure compliance with regulatory requirements.

To the extent any required regulatory approvals are not obtained by the Closing of the Restructuring, the parties agree to work together to facilitate consummation of the Restructuring as promptly as practicable. Actions to be taken may include entering into transactions to permit the Closing to occur while such regulatory approvals are pending (alternate temporary structures), temporary escrowing of equity and/or selling down equity below regulatory threshold levels. Any actions proposed to be taken in connection with obtaining regulatory approvals that adversely affect any First Lien Noteholder, in an economic or other material respect, must be reasonably acceptable to the Requisite Consenting Bond Creditors, and will be binding on all First Lien Noteholders.

REIT and Separation Structure Requirements	To the extent any party would otherwise receive more than 9.8% of the outstanding REIT New Common Stock and/or PropCo Preferred Equity, such party shall instead receive direct PropCo New LP Interests equal to the value of such REIT New Common Stock and/or PropCo Preferred Equity above 9.8%, except to the extent that a First Lien Noteholder enters into an ownership limit waiver agreement substantially in the form attached as Annex VII to the Bond RSA, provided however, that in the event the Spin (as defined below) is to be utilized and any party would otherwise receive more than 49.8% of the REIT New Common Stock and/or PropCo Preferred Equity, such party shall instead receive direct PropCo New LP Interests equal to the value of such REIT New Common Stock and/or PropCo Preferred Equity above 49.8%.

Closing	The Put Options and Equity Rights will close immediately following distribution of the equity securities under the Plan (it being understood that the exercise date for the Put Options and Equity Rights will be set forth in the solicitation materials and shall occur on a date determined by the Company prior to the projected effective date of the Plan).[10]

[10]	For tax efficiency or other purposes, the cash consideration to be paid to First Lien Noteholders through the exercise of either the Put Options or the Equity Rights may flow through the Company to the First Lien Noteholders as part of their recovery under the Plan as direct payments of cash, rather than be paid in respect of the receipt of stock or Mezz Equitized Debt or be paid directly by the Backstop Parties and/or the Rights Participants. The Company and CEC shall consult with the First Lien Bond Professionals and First Lien Bank Professionals in respect of the preceding and, if the decision could reasonably be expected to adversely affect the recovery of the First Lien Noteholders (in form, value, or otherwise as determined by the Requisite Consenting Bond Creditors), it shall be subject to the reasonable consent of the Requisite Consenting Bond Creditors.

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Put Options Conditions Precedent	The exercise of the Put Options and Equity Rights will be subject to customary conditions precedent including:

	•	the Bankruptcy Court shall have entered orders (a) approving the disclosure statement in respect of the Plan and (b) confirming the Plan;

	•	the effective date of the Plan shall have occurred;

	•	all regulatory approvals, or waiting periods, shall have been received or expired; and

	•	other customary conditions precedent in form and substance reasonably satisfactory to the Company, the Backstop Parties, and the Requisite Consenting Bond Creditors.

III.	The REIT and Equity Securities

REIT

The Company shall restructure itself upon consummation of the Restructuring as a separate operating company (“OpCo”), and property company (“PropCo”). Pursuant to the Restructuring a real estate investment trust (the “REIT”) will be formed to own and control the general partner of PropCo (“PropCo GP”) and to hold PropCo New LP Interests.

The separation of the Company into OpCo, PropCo and the REIT (the “Separation Structure”) will be accomplished through either (a) the tax free contribution of PropCo assets to the REIT in a tax-free reorganization qualifying under Section 368(a)(1)(G) of the Internal Revenue Code (the “Code”) (such structure, the “Spin”), provided however, that in lieu of the Spin, the separation will be accomplished by (b) a tax-free contribution of PropCo assets to the PropCo partnership in a transaction qualifying under section 721 of the Code (the “UPREIT Structure”) if (i) the Company is

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unable to receive a favorable private letter ruling from the IRS (the “Spin Ruling”) or a “should” level opinion of counsel (the “Spin Opinion”), concluding, in either case, based on facts, customary representations (and certain customary assumptions, in the case of a Spin Opinion) set forth or described in the Spin Ruling or Spin Opinion, that the Spin qualifies under Section 368(a)(1)(G) of the Code, (ii) at the election of the Requisite Consenting Bond Creditors if the Estimated REIT E&P (as defined below) exceeds $1.6 billion (and after consultation with the Consenting Bank Creditors) or (iii) at the election of the Company and CEC, with the consent of the Requisite Consenting Creditors, such consent not to be unreasonably withheld. In either event, (x) the distribution of the new equity and debt will be made in a manner that will not generate taxable income to the Company other than cancellation of indebtedness income, and (y) the Company and CEC shall regularly consult and coordinate with the First Lien Bond Professionals and First Lien Bank Professionals on the Separation Structure and all decisions that may materially affect the tax consequences thereof to the First Lien Noteholders and First Lien Bank Lenders.

No later than 50 days prior to the deadline for voting on the Plan, the Company will deliver to the Consenting Creditors its reasonable estimate of the earnings and profits of the REIT (i) as of, and assuming an effective date of the Plan on June 30, 2016, (ii) calculated using the implied equity values in this term sheet and valuing all new debt at par, treating all First Lien Bank Lenders as electing to be Settling First Lien Bank Lenders (except to the extent, as of the date of the delivery of the estimate, any First Lien Bank Lenders have elected otherwise or are no longer eligible to so elect in accordance with the terms of the RSAs), treating all payments made to any creditors of the Company in accordance with the RSAs (or any other agreement entered into prior to the delivery of the estimate) as reducing earnings and profits and (iii) computed as if all of the PropCo New LP Interests are held through the REIT (the “Estimated REIT E&P”), together with supporting work papers. The Consenting Creditors shall have 20 days to review the Company’s calculation of the Estimated REIT E&P and provide any proposed revisions to the Company, and the Company and the Consenting Bond Creditors agree to negotiate in good faith (and consult with the Consenting Bank Lenders) such proposed revisions and to attempt to resolve any differences between the parties within 10 days of the receipt of such proposed revisions. In the event the parties reach agreement as to the amount of the Estimated REIT E&P such Estimated REIT E&P shall be final and binding as among the Company and the Consenting Creditors for purposes of the preceding paragraph. In the event the parties do not reach agreement on the amount of the Estimated REIT E&P, then the determination of the Estimated REIT E&P shall be made by an independent accounting firm mutually acceptable to the Company and the Consenting Bond Creditors (after consultation with the Consenting Bank Creditors).

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The Company, CEC and the Consenting Creditors shall cooperate in good faith to effectuate the Restructuring in a manner that will (1) minimize the amount of the earnings and profits of Caesars World, Inc. (and any other subsidiaries of CEOC with separate return limitation years) that will be included in the earnings and profits of the REIT and (2) if so requested by the Requisite Consenting Bond Creditors, use cash otherwise payable to First Lien Noteholders in respect of their claims to pay a portion of the “purging dividend” payable by the REIT to such First Lien Noteholders with respect to their REIT New Common Stock, in both cases consistent with the terms of the RSAs.

Equity Securities

The common equity securities to be issued will consist of new shares of common stock (a) of the REIT (such stock, the “REIT New Common Stock”) and (b) of OpCo (such stock, the “OpCo New Common Stock”). Such securities will be freely transferable to the extent provided under Section 1145 of the Bankruptcy Code.

The Boards of Directors of CEOC, OpCo and the REIT shall each use its reasonable best efforts to have the OpCo New Common Stock, if more than 30% of the OpCo New Common Stock is owned by the First Lien Noteholders and Non-First Lien Noteholders (the “Non-CEC Holders”), and the REIT New Common Stock, respectively, (a) registered under US securities laws and (b) listed on a nationally recognized exchange, as soon as practicable subject to meeting applicable listing requirements following the effective date of the Plan. A registration statement covering the REIT Common Stock (and if applicable, a registration statement covering the OpCo New Common Stock) shall be filed as soon as practicable following the Effective Date of the Plan and in any event within 75 days thereafter. The Board of Directors of CEOC shall consult with First Lien Bond Professionals and First Lien Bank Professionals on the form and substance of the registration statement(s). The applicable parties shall enter into a customary registration rights agreement providing for among other things a re-sale registration statement for any First Lien Noteholder that cannot freely transfer its equity pursuant to Section 1145 of the Bankruptcy Code and keeping any registration statements that do not automatically incorporate SEC filings by reference up to date.

In order to meet the requirement that a REIT have at least 100 shareholders, the REIT will have the right to issue, for cash, up to $125,000 of non-voting preferred stock (125 shares, $1,000 liquidation preference and approximately 12% dividend).

Contribution by CEOC of Properties to PropCo	If the UPREIT Structure is used, at least 5% of the PropCo New LP Interests purchased by CEC under the Put Options (on a fully diluted basis) shall be deemed as CEOC’s on account of its contribution of real estate into PropCo. In such case, CEOC shall have the option to participate in future issuances, or purchase additional equity from PropCo at FMV if participation is not feasible, to maintain its percentage ownership interest in PropCo at 5% if it would otherwise decrease below that threshold.

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Services JV

Each of the Company and CEC (including through Caesars Entertainment Resort Properties LLC and Caesars Growth Properties Holdings, LLC) shall agree to take those steps that may be necessary or advisable with respect to Caesars Enterprise Services, LLC and its subsidiaries (collectively “CES”) to ensure that the chapter 11 cases or a restructuring consummated thereby shall not impair, modify, or affect in any adverse way under the applicable agreements (i) the Company’s rights with respect to governance or administration of CES (including by amending Sections 5.5(b) with respect to any payment defaults arising from commencement of the chapter 11 cases, 5.6 and 7.12 of that certain Amended Limited Liability Company Agreement of Caesars Enterprise Services, LLC dated as of May 20, 2014 (as the same may have been amended from time to time), (ii) the Company’s rights with respect to that certain Omnibus License and Enterprise Services Agreement dated as of May 20, 2014 (as the same may have been amended from time to time) (including by amending Section 16.4 thereof), (iii) the Company’s rights with respect to any or all intellectual property or other business arrangements by and among the Company and CES, whether pursuant to section 365(c) of the Bankruptcy Code, any change of control provisions set forth in those agreements, or other terms of such agreements and (iv) PropCo’s and OpCo’s right to use and access intellectual property and other rights in the same manner that such rights are currently used and accessed across the enterprise to the extent currently provided under the Omnibus License and Enterprise Services Agreement.

In addition, such agreements shall be modified as necessary or appropriate to reflect the OpCo/PropCo structure including (i) to provide that Total Rewards and other enterprise-wide and property specific resources are allocated, and services provided, in a way that does not discriminate against PropCo, (ii) for so long as CEC or its affiliates manages the properties, CES shall ensure that, in the event CEC or its subsidiaries cease to provide the resources and services provided under such agreements to PropCo, CES shall provide such resources and services directly to PropCo on equivalent terms to or via an alternative arrangement reasonably acceptable to PropCo; provided that if CEC or its affiliates are terminated as manager under the applicable agreements other than by or with the consent of PropCo, CES shall provide such resources and services pursuant to a management agreement on substantially the same terms and conditions, notwithstanding such termination, if so elected by PropCo. In the event PropCo terminates or consents to the termination of the management relationship with CEC or its affiliates, for so long as the transition period under the applicable management agreement(s) continues, PropCo shall continue to have access to such resources and services on no less favorable terms. The modified documents shall be in form and substance reasonably satisfactory to the Requisite Consenting Bond Creditors (after consultation with the Consenting Bank Creditors).

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Furthermore, CES shall at the request of the REIT Board of Directors have meetings or conference calls once a quarter with a designee of the REIT Board of Directors to discuss, and consult on, the strategic and financial business plans, budgeting, including proposed capital expenditures and other topics as reasonably requested by the REIT Board of Directors. The REIT shall also have audit and information rights.

IV.	CEC

CEC Contribution

CEC will contribute $406 million plus the Additional Cash Consideration (if applicable) (together, the “CEC Cash Contribution”) to be used to pay the RSA Forbearance Fees (on the terms described below), for general corporate purposes and to fund sources and uses (and capital structure described herein) required on the Effective Date.

In connection with the Bond RSA, CEC shall pay the RSA Forbearance Fees (as defined in the Bond RSA) on the terms and conditions contained in the Bond RSA.

In connection with the Bank RSA, CEC shall pay to the Upfront Payment Parties for (a) forbearing from exercising their default-related rights and remedies solely to the extent required by, and as set forth in, the Bank RSA, and (b) being a Settling First Lien Bank Lender, an amount equal to such Upfront Payment Party’s Upfront Payment on the Upfront Payment Date. In addition, upon execution of the Bank RSA by a First Lien Bank Lender, such lender’s First Lien Bond Claims which were held on 11:59p.m ET on January 15, 2015 by such First Lien Bank Lender (and are still held by such First Lien Bank Lender) shall be entitled to receive the RSA Forbearance Fees on account of such First Lien Bond Claims as if it were a Forbearance Fee Party.

The “Upfront Payment” means in respect of each Upfront Payment Party a pro rata (calculated by using each Upfront Payment Party’s outstanding principal amount of the First Lien Bank Obligations held by such Upfront Payment Party as a numerator and the total outstanding principal amount of First Lien Bank Obligations as a denominator, in each case on the Upfront Payment Date) share of $62.5 million.

Except as provided below, if the Effective Date has not occurred on or prior to February 1, 2016, then CEC shall contribute for the benefit of the First Lien Noteholders an amount equal to $25 million per month beginning February 1, 2016 until the Effective Date of the Plan (such consideration, the “Additional Consideration” and together with the CEC Cash Contribution, the “CEC Consideration”) pro rating for any partial month.

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The Additional Consideration shall be payable on the Effective Date to the Company for the benefit of all First Lien Noteholders, provided however, that, notwithstanding Section 11 of the Bond RSA, if the Bond RSA is terminated in accordance with the terms of the Bond RSA, other than a termination as a result of a breach by Consenting Bond Creditors, an amount equal to the accrued Additional Consideration up to a maximum of $75 million shall be payable by CEC directly to the relevant indenture trustees for the benefit of all First Lien Noteholders.

The Additional Consideration shall not accrue during any period in which the Consenting Bond Creditors are not working in good faith towards completion of the definitive documentation in form and substance consistent with the RSA. For these purposes, the Consenting Bond Creditors shall be deemed to be working in good faith towards completion of the definitive documentation at all times unless and until CEC provides the relevant Consenting Bond Creditors with written notice to the contrary specifically setting forth the reasons therefor. In the event such notice is given, all parties’ rights with respect to whether such Consenting Bond Creditors are working in good faith are fully reserved.

CEC Standby Commitment	$75 million, which shall only be funded if there are insufficient sources and uses (after giving effect to any Available Cash) to fund the capital structure described herein on the Effective Date. For the purpose of determining whether CEC is required to fund the CEC Standby Commitment, the amount of Available Cash shall be deemed to exclude an amount equal to $206 million less the amount of the RSA Forbearance Fees paid by CEC.

Bank Guaranty Settlement

Each First Lien Bank Lender that executes the Bank RSA shall also sell a 100% assignment of their rights, or to the extent not legally assignable a participation to the fullest extent possible, in its respective First Lien Bank Obligations that survive the Effective Date (the “Purchased First Lien Bank Obligations”) to CEC in exchange for the Purchase Price (defined below) on the terms and conditions set forth herein (each executing First Lien Bank Lender, a “Settling First Lien Bank Lender”).

The closing of the sale of the Purchased First Lien Bank Obligations to CEC hereunder shall occur on the Effective Date and shall not be effective in any way until such date.

The sale of the Purchased First Lien Bank Obligations to CEC hereunder shall also include a consent to the termination and release of the Bank Guaranty Agreement (defined below) and the termination and release of all of CEC’s obligations thereunder (the “Release and Termination”). Subject to the payment of the Purchase Price, the Release and Termination shall become effective immediately prior to (but subject to the occurrence of) the effectiveness of the Effective Date; provided, however, if the Effective Date shall not occur, the Release and Termination shall be void ab initio.

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“Purchase Price” means, with respect to each Bank Debt Tranche held by a Settling First Lien Bank Lender, an amount equal to the Accrued Amount in respect of the aggregate principal amount of Purchased First Lien Bank Obligations of such Bank Debt Tranche held by such Settling First Lien Bank Lender for the Accrual Period; provided that each such Settling First Lien Bank Lender shall remain entitled to receive any distributions otherwise arising under the Plan on account of such Settling First Lien Bank Lender’s Purchased First Lien Bank Obligations.

The “Accrual Period” means the period from the Petition Date until (but not including) Effective Date.

The “Accrued Amount” with respect to each Bank Debt Tranche held by a Settling First Lien Bank Lender means an aggregate amount equal to (i) the aggregate principal amount of Purchased First Lien Bank Obligations of such Bank Debt Tranche held by such Settling First Lien Bank Lender multiplied by a rate per annum equal to the product of (x) the Settlement Percentage and (y) the Contract Rate, minus (ii) the aggregate amount of Monthly Adequate Protection Payments (as defined in the Cash Collateral Order) received by such Settling First Lien Bank Lender during the Accrual Period (so long as the Monthly Adequate Protection Payments are deemed to have been paid on account of interest (and not recharacterized as principal or otherwise disallowed)) on account of such Purchased First Lien Bank Obligations, minus (iii) the amount of Available Cash paid to such Settling First Lien Bank Lender on account of its Purchased Lien Bank Obligations upon the Effective Date (so long as such payment of Available Cash is deemed to have been paid on account of interest (and not recharacterized as principal or otherwise disallowed)), minus (iv) the Upfront Payment paid to such Settling First Lien Bank Lender.

“Settlement Percentage” means a per annum rate equal to (i) for the period from the Petition Date through and including October 1, 2015, 80.3%, (ii) for the period from October 2, 2015 through and including January 1, 2016, 83.3%, (iii) for the period from January 2, 2016 through and including April 1, 2016, 86.4%, (iv) for the period from April 2, 2016 through and including July 1, 2016, 89.5%, (v) for the period from July 2, 2016 through and including October 1, 2016, 92.6%, (vi) for the period from October 2, 2016 through and including January 1, 2017, 95.7%, (vii) for the period from January 2, 2017 through and including April 1, 2017, 98.8%, and for the period from April 2, 2017 until the end of the Accrual Period, 100%.

“Bank Debt Tranche” means, as the context requires, Term B-4 Loans, Term B-5 Loans, Term B-6 Loans and/or Term B-7 Loans.

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“Contract Rate” means (i) with respect to Term B-4 Loans, a rate equal to 10.50%, (ii) with respect to Term B-5 Loans, a rate equal to 6.22%, (iii) with respect to Term B-6 Loans, a rate equal to 7.22%, and (iv) with respect to Term B-7 Loans, a rate equal to 9.75%.

CEC Put Options Purchases	CEC or an affiliated entity shall, pursuant to the Put Options, purchase up to (a) $269 million of the PropCo Common Stock at a price implying a total value of $269 million for 14.8% of the PropCo Common Stock on a fully diluted basis (excluding dilution from PropCo Preferred Equity, if applicable) and (b) $700 million of OpCo New Common Stock at a price per share implying a total value of $700 million for 100% of the OpCo New Common Stock.

Domestic Acquisitions and New Building Opportunities

CEC and its non-debtor subsidiaries shall give PropCo a right of first refusal to own the real estate, and have CEC or OpCo lease, all non-Las Vegas domestic (U.S.) real estate acquisitions and new building opportunities with CEC retaining management rights with respect to such opportunities.

PropCo shall give CEC a right of first refusal to operate and manage all non-Las Vegas properties that PropCo acquires.

The material terms of these rights of first refusal are as set forth in the Lease Term Sheet.

CEC Lease Guaranty

CEC, OpCo and PropCo will enter into a Management and Lease Support Agreement (the “MLSA”) pursuant to which (i) CEC, or a wholly-owned subsidiary, will manage the properties on behalf of OpCo and (ii) CEC will provide a guaranty in respect of the OpCo’s operating lease obligations, in each case while such lease (including any extensions, renewals or replacements) remains in effect. The material terms of the MLSA are set forth on Annex II.

The material terms of the operating leases are set forth on Annex II.

Releases	The Plan shall provide (subject to completion of the investigation by CEOC’s governance committee) that CEC’s participation in the Plan through its entry into the RSA and performance of the terms thereunder in facilitating the transactions contemplated by the Restructuring shall be a full and complete settlement under Bankruptcy Rule 9019 of any claims or causes of action, known or unknown, that the Company and its estates have or could have against CEC, CAC and their respective direct and indirect sponsors, shareholders, affiliates, officers, directors, employees, managers, attorneys, professionals, advisors and representatives (each of the foregoing

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in their capacity as such) relating to the Company, other than (a) claims under the RSAs and (b) claims arising from past, existing, and future commercial relationships between any subsidiary of CEC (other than CEOC and its subsidiaries) and CEOC or any of its subsidiaries.

As part of the settlement embodied in the Plan and the RSA (subject to completion of the investigation by CEOC’s governance committee), effective on the date the Restructuring is consummated, as consideration for the CEC Consideration, the CEC Put Options Purchases, the Domestic Acquisitions and New Building Opportunities, the OpCo Debt Guaranty, entry into the MLSA and other valuable consideration, the Company, its estate and all of the Company’s creditors shall be deemed to have released CEC, CAC and their respective direct and indirect sponsors, shareholders, affiliates, officers, directors, employees, managers, attorneys, professionals, advisors and representatives (each of the foregoing in their capacities as such, the “CEC Released Parties”) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, at law, in equity or otherwise, relating to or based upon any act or omission relating to the Company which occurred prior to the effectiveness of the Restructuring (other than (a) claims under the RSAs and (b) claims arising from past, existing, and future commercial relationships between any subsidiary of CEC (other than CEOC and its subsidiaries) and CEOC or any of its subsidiaries), including a release and waiver of any obligations arising under the Bank Guaranty Agreement (but only to the extent released in connection with the Bank Guaranty Settlement). The Plan shall also include standard injunction and exculpation provisions in respect of the CEC Released Parties.

As part of the settlement embodied in the Plan and the RSAs, effective on the date the Restructuring is consummated, as consideration for their entry into the RSAs and other valuable consideration, the Company and the CEC Released Parties shall be deemed to have released the Consenting Creditors and their respective direct and indirect sponsors, shareholders, affiliates, officers, directors, employees, managers, attorneys, professionals, advisors and representatives (each of the foregoing in their capacity as such) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, at law, in equity or otherwise, relating to or based upon any act or omission relating to the Company which occurred prior to the effectiveness of the Restructuring.

For the avoidance of doubt, the investigation by CEOC’s governance committee contemplated herein shall be completed prior to approval of the Disclosure Statement.

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V.	Caesars Palace Las Vegas (“CPLV”)

Transfer to Unrestricted Subsidiary

CPLV shall be transferred to a newly formed wholly owned unrestricted subsidiary of PropCo (“CPLV Sub”) and its property shall be leased to OpCo. “CPLV Holding” will be one or more newly formed holding companies that directly owns 100% of CPLV Sub.

The material terms of the operating lease are set forth on Annex II.

Issuance of CPLV Market Debt

CPLV Sub and/or CPLV Holding, as applicable, shall each use commercially reasonable efforts to finance $2,600 million of CPLV Debt with third party investors for cash proceeds (the “CPLV Market Debt”) on or before consummation of the Restructuring (with 100% of the net proceeds being used to increase the cash payments to the First Lien Bank Lenders and the First Lien Noteholders). At least $1,800 million of CPLV Market Debt must be issued.

If $1,800 million or more but less than $2,600 million of CPLV Market Debt is issued, the remainder will be issued to the First Lien Bank Lenders in the form of the New Second Lien PropCo Debt Upsize Amount (except if the Bank Mezzanine Election is made) and to the First Lien Noteholders in the form of CPLV Mezzanine Debt (subject, in the event the amount of CPLV Market Debt is less than $2,000 million, to the right of the First Lien Noteholders to have their CPLV Mezz Upsized Amount issued in the form of Preferred Equity Upsize rather than CPLV Mezzanine Debt, as set forth below).[11] The principal amount of CPLV Market Debt, CPLV Mezzanine Debt, New Second Lien PropCo Debt Upsize Amount and, if applicable, the Preferred Equity Upsize shall collectively total $2,600 million.

Notwithstanding the above, to the extent PropCo Preferred Equity is issued, the proceeds thereof (other than in respect of the Preferred Equity Upsize, if applicable) shall first reduce the principal amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders and second, reduce the principal amount of New Second Lien PropCo Debt to be issued to the First Lien Noteholders, and third reduce the principal amount of CPLV Market Debt (provided that CPLV Market Debt shall not be reduced to an amount below $1,800 million).

The weighted average yield on the CPLV Market Debt and CPLV Mezzanine Debt will be capped such that the annual debt service shall not exceed $130 million, with the cap increased by $2 million for every $100 million of Equity Rights Debt.

[11]	Plan ballots shall provide that each First Lien Bank Lender is deemed to receive its pro rata share of the New Second Lien PropCo Debt Upsize Amount unless the majority of the class makes the Bank Mezzanine Election by making an election on the ballot to receive CPLV Mezzanine Debt in lieu thereof, which shall apply to all First Lien Bank Lenders.

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CPLV Mezzanine Debt

If CPLV Market Debt is issued in an amount greater than $1,800 million, but less than $2,600 million (less the proceeds from the PropCo Preferred Equity applied to reduce the amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders), then CPLV Mezz Holding shall issue secured non-guaranteed debt (the “CPLV Mezzanine Debt”) in an amount equal to the difference to the First Lien Bank Lenders (only if the First Lien Bank Lenders make the Bank Mezzanine Election) and the First Lien Noteholders. Material terms of the CPLV Market Debt and CPLV Mezzanine Date are annexed as Annex V.

“CPLV Mezz Holding” will be a newly formed holding company that directly or indirectly owns 100% of CPLV Sub.

Receipt of CPLV Mezzanine Debt

If CPLV Mezzanine Debt is issued (and assuming that the First Lien Bank Lenders make the Bank Mezzanine Election in lieu of receiving New Second Lien PropCo Debt Upsize Amount), then it shall be distributed as follows:

	•	The first $300 million of CPLV Mezzanine Debt (before giving effect to any Mezz Equitized Debt) shall be distributed 1/3 to the First Lien Bank Lenders and 2/3 to the First Lien Noteholders;

	•	Any CPLV Mezzanine Debt over $300 million and less than $600 million (before giving effect to any Mezz Equitized Debt) shall be distributed 1/2 to the First Lien Bank Lenders and 1/2 to the First Lien Noteholders; and

	•	Any CPLV Mezzanine Debt over $600 million (before giving effect to any Mezz Equitized Debt) shall be issued 41.7% to the First Lien Bank Lenders and 58.3% to the First Lien Noteholders; provided, that, in the event that less than $2,000 million of CPLV Market Debt is issued, then with respect to the amount of increased CPLV Mezzanine Debt that would otherwise be issued to the First Lien Noteholders as result of such reduction in the CPLV Market Debt below $2,000 million (such amount, the “CPLV Mezz Upsized Amount”), the First Lien Noteholders shall receive cash in an amount equal to the CPLV Mezz Upsized Amount which cash shall be funded by increasing the amount of PropCo Preferred Equity issued hereunder (such additional amount of PropCo Preferred Equity, the “Preferred Equity Upsize”).

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The $2,600 million aggregate total amount of cash proceeds from the CPLV Market Debt and the principal amount of CPLV Mezzanine Debt (before giving effect to any Mezz Equitized Debt) will be allocated as follows:

•	$1,450 for First Lien Bank Holders and

•	$1,150 for First Lien Bondholders,

with the amount of CPLV Mezzanine Debt to be issued to each in accordance with the above.

If, however, the First Lien Bank Lenders do not make the Bank Mezzanine Election, First Lien Bank Lenders shall not be issued any CPLV Mezzanine Debt.

VI.	New Capital Structure

New First Lien OpCo Debt

Up to $1,188 million in principal amount of first lien debt. Material terms of the New First Lien OpCo Debt are annexed as Annex V to the Bond RSA.

$882 million of proceeds from the syndication of New First Lien OpCo Debt to the market for cash must be distributed to the First Lien Bank Lenders.

$306 million distributed to First Lien Noteholders. OpCo will use its commercially reasonable efforts to syndicate such New First Lien OpCo Debt to the market for cash to be distributed to the First Lien Noteholders.

New Second Lien OpCo Debt

Up to $547 million in principal amount of second lien debt. Material terms of the New Second Lien OpCo Debt are annexed as Annex V to the Bond RSA.

$406 million of proceeds from the syndication of New Second Lien OpCo Debt to the market for cash must be distributed to the First Lien Bank Lenders.

$141 million distributed to First Lien Noteholders. OpCo will use its commercially reasonable efforts to syndicate such New Second Lien OpCo Debt to the market for cash to be distributed to the First Lien Noteholders.

New First Lien PropCo Debt

$2,392 million in principal amount of first lien debt. Material terms of the New First Lien PropCo Debt are annexed hereto as Annex V.

$1,961 million distributed to the First Lien Bank Lenders and $431 million distributed to First Lien Noteholders.

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The New First Lien PropCo Debt distributable to First Lien Bank Lenders and First Lien Noteholders must be in the form of bank debt and bond debt, respectively.

New Second Lien PropCo Debt

Up to $1,758 million in principal amount of second lien debt.[12] Material terms of the New Second Lien PropCo Debt are annexed hereto as Annex V.

$1,425 million distributed to First Lien Noteholders, subject to adjustment as set forth herein. Up to $333 million distributed to First Lien Bank Lenders if the full amount of the New Second Lien PropCo Debt Upsize Amount is issued.

Notwithstanding the above, the proceeds of PropCo Preferred Equity (other than the proceeds of the Preferred Equity Upsize), after first reducing the principal amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders shall be used to reduce the principal amount of New Second Lien PropCo Debt to be issued to the First Lien Noteholders.

OpCo Debt Guaranty	The New First Lien OpCo Debt and the New Second Lien OpCo Debt distributed to the First Lien Noteholders shall be guaranteed in accordance with the form of guaranty as set forth in Annex VI to the Bond RSA.

PropCo Preferred Equity

$300 million in principal amount of PropCo Preferred Equity, which amount may be increased due to the Preferred Equity Upsize on the terms set forth in the Series A Convertible Preferred Stock Articles annexed as Annex III to the Bond RSA.

Subject to the Purchase Option, all of the PropCo Preferred Equity shall be purchased by the Preferred Backstop Investors as set forth in the Backstop Commitment Agreement which shall be substantially in form and substance as that annexed as Annex IV to the Bond RSA. At least 50% of the PropCo Preferred Equity purchased by the Preferred Backstop Investors will be made available to First Lien Noteholders pursuant to the Purchase Option. Any PropCo Preferred Equity purchased pursuant to the Purchase Option shall dilute the Backstop Investors’ purchases pro rata.

Proceeds of the issue of the PropCo Preferred Equity (other than the Preferred Equity Upsize) shall be used first to reduce the principal amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders, second to reduce the principal amount of New Second Lien PropCo Debt to be issued to the First Lien Noteholders, and third to reduce the principal amount of CPLV Market Debt.

[12]	Subject to decrease on account of (a) the Bank Mezzanine Election and (b) if the New Second Lien PropCo Debt Upsize Amount is not issued (or fully issued).

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Proceeds of the Preferred Equity Upsize will be distributed to First Lien Noteholders in lieu of any additional CPLV Mezzanine Debt that would otherwise be issued to the First Lien Noteholders in the event that less than $2,000 million of CPLV Market Debt is issued.

“Mezz Equitized Debt” shall mean all CPLV Mezzanine Debt that is reduced (or not issued) as a result of the issuance of PropCo Preferred Equity (including the Preferred Equity Upsize).

VII.	Charter Documents and By-Laws of the Equity Issuers

Corporate Governance

CEOC, a Delaware corporation will become OpCo and will have charter documents and by-laws that are acceptable to CEC and the Requisite Consenting Bond Creditors.

PropCo will be a limited partnership organized under the laws of Delaware and will have a limited partnership agreement that is customary for an UPREIT structure and reasonably acceptable to CEOC, CEC and the Requisite Consenting Bond Creditors.

PropCo GP will be a limited liability company organized under the laws of Delaware and will have an operating agreement that is reasonably acceptable to CEOC, CEC and the Requisite Consenting Bond Creditors.

The REIT will be a corporation organized under the laws of Maryland and will have charter documents and by-laws that are reasonably acceptable to CEOC, CEC and the Requisite Consenting Bond Creditors.

OpCo Board of Directors

If CEC owns 90% or more of the OpCo New Common Stock, then the board of directors of OpCo shall consist of 3 voting members to be designated by CEC, each to be identified in a plan supplement and one of which shall be independent and reasonably acceptable to the Requisite Consenting Bond Creditors. The independent director shall be a member of all committees of the board.

If CEC owns less than 90% of the OpCo New Common Stock, then the board of directors of OpCo shall consist of 3 voting members, 2 designated by CEC and 1 designed by the Requisite Consenting Bond Creditors (which shall be a member of all committees of the board), each to be identified in a plan supplement.

Regardless of CEC’s percentage ownership, there shall be one non-voting observer, reasonably acceptable to OpCo, to be designated by the Requisite

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Consenting Bond Creditors and identified in a plan supplement. The observer shall be given notice of and an opportunity to attend the portion of all meetings concerning business and strategy sessions matters and other matters that would have an adverse material economic impact on PropCo (and receive all materials given to board members in connection with such matters), subject to appropriate limitations in respect of privilege issues.

REIT Board of Directors

If CEC owns less than 10% of the PropCo Common Stock, then the board of directors of the REIT shall consist of 7 voting members to be designated by the Requisite Consenting Bond Creditors, each to be identified in a Plan Supplement.

If CEC owns 10% or more of the PropCo Common Stock, then the board of directors of the REIT shall consist of 7 voting members, 6 to be designated by the Requisite Consenting Bond Creditors and 1 designated by CEC, each to be identified in a Plan Supplement.

At least 3 voting members must be licensed by the required regulatory authorities by closing. If there are not at closing at least 3 voting members licensed, then to assist with closing up to 2 of the independent members of CEOC shall be designated to the REIT board so that there will be 3 voting members at closing, with such members being removed as the non-voting members are licensed. Until such time as the CEOC independents and members designated by CEC are a minority of the board, the REIT shall be prohibited from taking major transactions without shareholder approval. To the extent any of members are not so licensed by closing, they shall be non-voting members until so licensed.

PropCo	PropCo will be controlled by its PropCo GP, whose sole shareholder will be the REIT.

VIII.	Implementation

In-Court Restructuring: Use of Cash Collateral	Final Order (i) Authorizing Use of Cash Collateral, (ii) Granting Adequate Protection, (iii) Modifying the Automatic Stay to Permit Implementation, and (iv) Granting Related Relief (Dkt. No. 988) (the “Cash Collateral Order”)

Available Cash	The Available Cash shall be applied at closing first to fund, together with the CEC Cash Contribution (less the RSA Forbearance Fees), the sources and uses (and capital structure described herein) on the Effective Date and second, to the extent of any remaining Available Cash, to fund adequate protection payments, as applicable.

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“Available Cash” means (i) the pro forma amount of CEOC balance sheet cash available after giving effect to the Effective Date, the consummation of the Plan, all debt reductions and repayments, the payment of all fees, expenses and related uses of cash on the Effective Date in accordance with the plan over (ii) $400 million of minimum required CEOC liquidity, which shall be reduced by $0.50 for every dollar raised in revolving credit, provided that such reduction shall in no instance be greater than $100 million (the minimum cash requirement amount includes the $100 million of CEC’s cash contribution, and does not include (a) cash held by Chester Downs and Marina, LLC and Chester Downs Finance Corp., (b) cash held by the international entities owned by CEOC (e.g. the London Clubs), and (c) customer cash held in custody by CEOC (i.e. “front money”)).

IX.	Other

PropCo Call Rights

Subject to the terms of the CERP debt documents and in no event in a manner that is dilutive of covenant compliance (provided that CEC and CERP shall use commercially reasonable efforts to obtain waivers or amendments to permit the transaction if necessary), PropCo shall have the right, for up to 180 days following the date the Restructuring is consummated, to enter into a binding agreement to purchase the real property (and lease it back to CERP) and all improvements associated with Harrah’s Atlantic City and Harrah’s Laughlin for a cash purchase price equal to ten times the agreed annual rent for such properties, and on other customary terms and conditions, with the closing of such purchase(s) to occur following regulatory approvals, provided that such 180 day period shall be extended for up to 12 months if the call rights are not exercisable during the initial 180 day period due to CERP covenant issues.

The parties shall discuss in good faith whether additional properties should be subject to the PropCo call rights and other terms applicable to the call rights.

Definitive Agreements	Subject to the terms of the RSAs, as soon as reasonably practicable, the parties will execute Definitive Documentation implementing the Restructuring in form and substance consistent in all material respects with this Term Sheet and reasonably acceptable to the Requisite Consenting Creditors, the Company and CEC.

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Non Transfer	As set forth in the Bank RSA and subject to its terms and certain exceptions contained therein, each Restructuring Support Party will agree, on behalf of itself and its affiliates, not to transfer any First Lien Bank Obligations or First Lien Note Obligations held by such party and its affiliates from the date of execution of the Bank RSA through the consummation of the Restructuring (including without limitation closing all Put Options and Equity Rights) unless the transferee(s) agree(s) to be bound by all of the terms and conditions of the Bank RSA and this Term Sheet.

Intercreditor Agreements	Plan distributions shall be made in compliance with and shall, except as explicitly provided for herein, enforce all applicable intercreditor and subordination agreements.

Tax Opinions/Private Letter Rulings

As a condition to effectiveness of the Plan, Counsel to the Company shall deliver an opinion on which the First Lien Noteholders and First Lien Bank Lenders may rely, or the REIT shall receive a private letter ruling from the IRS, concluding, based on facts, customary representations and assumptions set forth or described in such opinion and/or private letter ruling, that the REIT’s method of operation since its formation and its proposed method of operation up to and including the end of the date of the opinion or ruling has enabled and will enable the REIT to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

Counsel to the Company shall deliver to the Company an opinion, or the Company shall receive a private letter ruling from the IRS, concluding, based on facts, customary representations and assumptions set forth or described in such opinion and/or private letter ruling, that the transfer of assets to PropCo and to the REIT, and the transfer of consideration to creditors of the Company should not result in a material amount of U.S. federal income tax to the Company, determined as if the Company and its subsidiaries were a stand-alone consolidated group. The Company shall make any such opinion and/or private letter ruling available to the First Lien Bond Professionals and First Lien Bank Professionals.

Tax Indemnity	CEC, OpCo, and PropCo will enter into one or more tax matters agreements reasonably satisfactory to CEC, CEOC and the Requisite Consenting Creditors, that will, among other things, allocate responsibility for taxes arising in periods both before and after the Effective Date, including any taxes generated as a result of the Restructuring and related transactions. The agreements will also contain standard covenants relating to compliance with the requirements and/or representations contained in the Spin Ruling, the Spin Opinion, and/or any other private letter ruling received from the IRS or opinion received from Counsel to the Company as described in “Tax Opinions/Private Letter Rulings.”

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PropCo Distributions	The parties shall discuss what effect the tax benefits to CEC of the allocations to it pursuant to Section 704(c) of the Internal Revenue Code will have on the distributions to CEC from PropCo.

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Annex I

Backstop Parties

Party	PropCo New LP Interests / REIT New Common Stock		OpCo New Common Stock	Total Amount
CEC	$269 million	[13]	$700 million	$969 million	[14]

[13]	Subject to dilution if other First Lien Noteholders elect to become Backstop Parties.
[14]	Subject to dilution if other First Lien Noteholders elect to become Backstop Parties.

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Annex II

Lease & MLSA Term Sheet Summary

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LEASE TERM SHEET

Note: It is currently anticipated that the real estate assets of the subsidiaries of a newly-formed Delaware limited partnership (“Propco”) will be leased to subsidiaries of Opco (defined below) pursuant to two separate leases. One lease (the “Non-CPLV Lease”)[1] will include all “Facilities” (defined below) other than Caesars Palace Las Vegas (“CPLV”). The other lease (the “CPLV Lease”, and together with the Non-CPLV Lease, collectively, the “Leases”) will only include CPLV. To the extent that a term below does not differentiate between the Non-CPLV Lease and the CPLV Lease, such term shall be included in both Leases.

Landlord

With respect to the Non-CPLV Lease, all of the subsidiaries of Propco that own the fee or ground leasehold (as applicable) interests in the real property comprising the Non-CPLV Facilities (as defined below).

With respect to the CPLV Lease, a subsidiary of Propco that owns the fee interest in the real property comprising the CPLV Facility.

Tenant

With respect to the Non-CPLV Lease, Caesars Entertainment Operating Company (“CEOC” or “Opco”) and the subsidiaries of CEOC necessary for the operation of all of the Non-CPLV Facilities, including all license holders with respect thereto, as reasonably demonstrated to Propco.

With respect to the CPLV Lease, CEOC and the subsidiaries of CEOC necessary for the operation of the CPLV Facility, including all license holders with respect thereto, as reasonably demonstrated to Propco.

For purposes hereof, the term “Tenant” shall be deemed to mean Tenant and all subsidiaries of Tenant.

MLSA/Guaranty	In addition, Caesars Entertainment Corporation (“CEC”), a wholly-owned subsidiary of CEC (“Manager”), Opco and Propco will enter into a Management and Lease Support Agreement with respect to each of the Non-CPLV Lease and the CPLV Lease (each, an “MLSA/Guaranty”), pursuant to which (i) Manager will manage the Facilities (as defined below) on behalf of Opco and (ii) CEC will provide a full guarantee of all payments and performance of Opco’s monetary obligations under each of the CPLV Lease and the Non-CPLV Lease.[2] The terms of the MLSA/Guaranty are more particularly set forth in that certain Summary of Terms with respect to the MLSA/Guaranty.

[1]	Non-CPLV Lease may be structured as two individual cross-defaulted leases, to accommodate the JV interest for the Joliet asset.
[2]	Management Agreement and Guaranty will be integrated as one document, subject to terms of MLSA/Guaranty term sheet.

Leased Property

With respect to the Non-CPLV Lease, all of the real property interest in the facilities (the “Non-CPLV Facilities”) described on Exhibit A attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto. The Non-CPLV Facilities will not include any non-U.S. real estate assets.

With respect to the CPLV Lease, all of the real property interest in CPLV (the “CPLV Facility” or “CPLV Facilities”), as described on Exhibit B attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto.

All U.S. real property owned by CEOC or its wholly-owned subsidiaries that is not identified on either (x) Exhibit A as part of the Non-CPLV Facilities, or (y) Exhibit B as part of the CPLV Facilities, to the extent that it is not sold or abandoned pursuant to the bankruptcy code, in each case with the approval of the bankruptcy court, will be transferred to the applicable Landlord and leased to the applicable Tenant under the Non-CPLV Lease (if such property is not related to the ownership or operation of CPLV) or under the CPLV Lease (if such property is related to the ownership or operation of CPLV), as applicable.

For purposes hereof, the term “Facilities” and “Leased Property” shall each be deemed to mean the CPLV Facility and the Non-CPLV Facilities, collectively, or each individually, as the context may require.

Term

Each of the Leases shall have a 15 year initial term (the “Initial Term”).

Each of the Leases shall have four 5-year renewal terms (each, a “Renewal Term”) to be exercised at Tenant’s option, provided that no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice (as hereinafter defined) or on the last day of the then current Term, by notifying Landlord (each, a “Renewal Notice”) (i) no earlier than 18 months prior to the then-current expiration, and (ii) no later than 12 months prior to the then-current expiration.

The Term with respect to any Leased Property shall not exceed 80% of the useful life of such Leased Property. Any Leased Property not meeting such requirement shall be subject to a shorter Term than the other Leased Property that satisfies such requirements.[3]

Rent

“Rent” means the sum of Base Rent and Percentage Rent. “Percentage Rent” means the Non-CPLV Initial Percentage Rent, the Non-CPLV Secondary Percentage Rent and the CPLV Initial Percentage Rent (each as defined below), each as adjusted as set forth below. Rent shall be paid monthly in advance.

Rent not paid when due shall be subject to default interest and late charges such that if rent is not paid within five days of the due date, a late charge in the amount of 5% of the unpaid amount will be assessed and if any rent (including the late charge) is not paid within 10 days of due date, it will accrue interest based on the overdue rate (5% above prime).

Rent under the Non-CPLV Lease and the CPLV Lease shall be as follows for the Initial Term and each Renewal Term:[4]

[3]	The parties understand that none of the Facilities will run afoul of the 80% test during the Initial Term. The parties intend for the useful life of each Facility to be determined at or prior to Lease inception; therefore, the provisions regarding determination by an expert have been deleted.
[4]	For tax purposes, portions of each Non-CPLV Facility (e.g., barges and boats) may be subject to a specific Rent allocation to be set forth in the definitive documents.

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Non-CPLV Lease:

(a) For the first 7 Lease years, Rent of $475,000,000 per Lease year.

(b) For the 8th Lease year through the 10th Lease year, (i) Base Rent equal to $332,500,000, subject to the annual Escalator (as hereinafter defined) commencing in the 8th Lease year as described below, plus (ii) Percentage Rent equal to the Non-CPLV Initial Percentage Rent (as hereinafter defined).

(c) From and after the commencement of the 11th Lease year, (i) Base Rent equal to 80% of the Rent for the 10th Lease year, subject to the annual Escalator as described below, plus (ii) Percentage Rent equal to Non-CPLV Secondary Percentage Rent (as hereinafter defined).

Notwithstanding anything to the contrary, in no event shall annual Base Rent for the Non-CPLV Lease be less than the Base Rent in the 8th Lease year, except in connection with a Rent Reduction Adjustment.

For the 8th through 10th Lease year, Percentage Rent, in each such Lease year, shall be equal to a fixed annual amount equal to $142,500,000, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 7th Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 8 Non-CPLV Increase”), such $142,500,000 shall increase by the product of (a) the Non-CPLV Factor (as defined below) and (b) the Year 8 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 7th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 8 Non-CPLV Decrease”), such $142,500,000 shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 8 Non-CPLV Decrease (such resulting amount being referred to herein as the “Non-CPLV Initial Percentage Rent”).

For the 11th Lease year through the 15th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 10th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has increased versus the Net Revenue for the 8th Lease year (such increase, the “Year 11 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has decreased versus the Net Revenue for the 8th Lease year (such decrease, the “Year 11 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Decrease (such resulting amount being referred to herein as “Non-CPLV Secondary Percentage Rent”).

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At the commencement of each Renewal Term, (i) the Base Rent under the Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent during the Renewal Term be less than the Base Rent then payable during the year immediately preceding the commencement of the Renewal Term, and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Decrease. The Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

The “Non-CPLV Factor” shall be equal to: (i) for the 8th Lease year through the 10th Lease year, 19.5%; and (ii) from and after the 11th Lease year, 13%.

In no event shall Percentage Rent under the Non-CPLV Lease be less than $0.00.

From and after the commencement of the 8th Lease year, Base Rent for the Lease will be subject to an annual escalator (the “Escalator”) equal to the higher of 2% and the Consumer Price Index (“CPI”) increase with respect to such year, above the previous lease year’s Base Rent (provided, for purposes of applying the Escalator so as to calculate the Base Rent payable during the 8th Lease Year, the Base Rent during the 7th Lease Year shall be deemed to be $332,500,000, to which sum the Escalator shall be applied in order to derive the Base Rent payable during the 8th Lease Year).

CPLV Lease:

(a) For the first 7 Lease years, Rent of $165,000,000 per Lease year, subject to the annual Escalator.

(b) From and after the commencement of the 8th Lease year, (i) Base Rent equal to 80% of the Rent for the 7th Lease year, subject to the annual Escalator, plus (ii) Percentage Rent equal to the CPLV Initial Percentage Rent (as hereinafter defined), as adjusted in the 11th Lease year as described below.

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Notwithstanding anything to the contrary, in no event shall annual Base Rent for the CPLV Lease be less than 80% of the Rent for the 7th Lease year.

For the 8th Lease year through the 10th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 7th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 7th Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 8 CPLV Increase”), Percentage Rent shall increase by the product of (a) 13% (the “CPLV Factor”) and (b) the Year 8 CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 7th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 8 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 8 CPLV Decrease (such resulting amount being referred to herein as “CPLV Initial Percentage Rent”).

From and after the commencement of the 11th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to the CPLV Initial Percentage Rent, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has increased versus the Net Revenue for the 7th Lease year (such increase, the “Year 11 CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Increase and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has decreased versus the Net Revenue for the 7th Lease year (such decrease, the “Year 11 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Decrease.

At the commencement of each Renewal Term, (i) the Base Rent under the CPLV Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent during the Renewal Term be less than the Base Rent then payable during the year immediately preceding the commencement of the Renewal Term, and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has decreased versus

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the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Decrease. The CPLV Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

In no event shall Percentage Rent under the CPLV Lease be less than $0.00.

“Net Revenue” means: the sum of, without duplication, (i) the amount received by Tenant from patrons at the CPLV Facility or any Non-CPLV Facility for gaming, less refunds and free promotional play provided pursuant to a rewards, marketing and/or frequent users program (including rewards granted by affiliates of Tenant), and less amounts returned to patrons through winnings at the CPLV Facility or any Non-CPLV Facility (the amounts described in this clause (i), “Gaming Revenue”); and (ii) the gross receipts of Tenant for all goods and merchandise sold, the charges for all services performed, or any other revenues generated or otherwise payable to Tenant (including, without limitation, use fees, retail and commercial rent, revenue from rooms, accommodations, food and beverage, and the proceeds of business interruption insurance) in, at, or from the Leased Property for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding pass-through revenues collected by Tenant to the extent such amounts are remitted to the applicable third party entitled thereto (the amounts described in this clause (ii), “Retail Sales”); less (iii) the retail value of accommodations, merchandise, food and beverage, and other services furnished to guests of Tenant without charge or at a reduced charge (and, with respect to a reduced charge, such reduction in Net Revenue shall be in proportion to the reduced charge) (the amounts described in this clause (iii), “Promotional Allowances”). For purposes of clarification, (i) subject to clause 3(y) of the section of this Lease Term Sheet titled “Assignment by Tenant”, with respect to any sublease from Tenant to a party that is not a subsidiary of Tenant, Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances received by such subtenant but shall include the rent received by Tenant under such sublease, and (ii) if Gaming Revenue, Retail Sales or Promotional Allowances of a subsidiary of Tenant are taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such subsidiary shall not also be taken into account in determining Net Revenue. For the avoidance of doubt, gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. Net Revenue shall be determined separately for each Lease, with respect to the applicable Facilities subject to each such Lease.

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Rent Allocation	Rent will be allocated under section 467 of the Code and regulations thereunder on a declining basis within the 115/85 safe harbor, adjusted as necessary such that the REIT’s pro rata share of Landlord’s anticipated free cash flow from operations, after payment by Landlord (and its subsidiaries) of all required debt service and operating expenses, is no less than 100% of the REIT’s anticipated taxable income assuming annual CapEx Reimbursements of $78.0 million.

Triple Net Lease	Subject to the provision below regarding Landlord’s reimbursement to Tenant of Capital Expenditures (the “CapEx Reimbursement”), the Leases will be absolute, traditional triple net leases. Tenant shall pay all Rent absolutely net to Landlord, without abatement, and unaffected by any circumstance (except as expressly provided below in the cases of casualty and condemnation and the CapEx Reimbursement). Subject to the CapEx Reimbursement, Tenant will assume complete responsibility for the condition, operation, repair, alteration and improvement of the Facilities, for compliance with all legal requirements (whether now or hereafter in effect), including, without limitation, all environmental requirements (whether arising before or after the effective date of the Leases), and for payment of all costs and liabilities of any nature associated with the Facilities, including, without limitation, all impositions, taxes, insurance and utilities, and all costs and expenses relating to the use, operation, maintenance, repair, alteration and management thereof. Opco and Tenant will, jointly and severally, provide a customary environmental indemnity to Landlord.

Expenses, Maintenance, Repairs and Maintenance Capital Expenditures, Minor Alterations

Tenant shall be responsible for the maintenance and repair of the Leased Properties (including Capital Expenditures with respect thereto, but subject to, and in accordance with, the provisions of the immediately following eight paragraphs). For purposes hereof, the term “Capital Expenditures” shall mean all expenditures of Tenant relating to physical improvements at the Facilities capitalized in accordance with GAAP and in a manner consistent with Tenant’s audited financial statements.

Under the Leases, Landlord shall reimburse to Tenant an annual amount in respect of Capital Expenditures incurred by Tenant with respect to the Leased Properties under the Non-CPLV Lease and CPLV Lease in the amount equal to the lesser of (1) $78.0 million per Lease year in the aggregate (decreasing proportionately upon any Facility ceasing to be Leased Properties pursuant to the terms of the Non-CPLV Lease or CPLV Lease in proportion with the Rent Reduction Adjustment (as defined below in the section titled “Casualty”)), and (2) 42.5% of all Capital Expenditures (other than any Capital Expenditures that are otherwise excluded from the Minimum CapEx Amount) (such lesser amount, the “CapEx Reimbursement Amount”). The CapEx Reimbursement Amount shall be applied 75% to the Non-CPLV Lease and 25% to the CPLV Lease, subject to adjustment as agreed upon by Propco to the extent required by (or to improve the terms of) any CPLV financing. The portion of the CapEx Reimbursement Amount applied to the Non-CPLV Lease shall be allocated among the Tenants under the Non-CPLV Lease as determined by Tenant. Such CapEx Reimbursement Amount shall be decreased (but not below $0.00) each Lease year, for such Lease year only, by an amount equal to 50% of excess cash flow (to be defined in a manner consistent with Tenant’s financing documentation) in excess of $10 million generated by Tenant from the Facilities during the prior year. Such decrease will be structured in a manner to comply with REIT requirements. Landlord and Tenant shall cooperate in good faith to ensure that the portion of any improvements to which Landlord’s CapEx Reimbursement Amount relates will be treated as Landlord’s capital expenditures for Landlord’s financial reporting purposes.

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Within 30 days after the end of each month, Tenant shall provide to Landlord a report setting forth all revenues and Capital Expenditures for the preceding month for the Non-CPLV Facilities (in the aggregate), on the one hand, and the CPLV Facility, on the other hand, and include Tenant’s request identifying the portion of the CapEx Reimbursement Amount it is requesting to be paid. Within 15 days after Landlord’s receipt of such report, Landlord shall pay Tenant an amount equal to the lesser of (i) an estimated one-twelfth portion of the applicable CapEx Reimbursement Amount payable (as reasonably estimated in accordance with the applicable budget preparation process) in respect of each Lease year, or (ii) the actual amount of Capital Expenditures incurred by Tenant during such month, multiplied by a fraction, the numerator of which is the estimated CapEx Reimbursement Amount for that year, and the denominator of which is the Minimum CapEx Amount. Payment of the CapEx Reimbursement Amount shall be reconciled on a quarterly and year-end cumulative basis such that, (a) within the later of (x) 15 days after Tenant’s delivery of the required quarterly reporting or (y) 45 days after the end of each quarter and (b) within 30 days after the delivery of audited year-end financial statements (as applicable), quarterly and at year end Landlord will have paid to Tenant an amount equal to the ratio of the CapEx Reimbursement Amount to the Minimum CapEx Amount (in each case, as the same may be adjusted as provided herein), multiplied by the actual amount of Capital Expenditures paid by Tenant for such period, provided, in no event will Landlord pay to Tenant more than its applicable CapEx Reimbursement Amount for such year. In the event that Landlord does not reimburse Tenant for such costs within the time periods set forth above and after Tenant’s 15-day (or 30-day, as applicable) written request therefor, Tenant shall have the right to deduct such sums from subsequent installments of Rent payable under the Non-CPLV Lease or CPLV Lease, as applicable. In the event that Tenant fails to pay Rent as and when due under the Non-CPLV Lease or CPLV Lease beyond all applicable notice and cure periods, Landlord shall have the right to deduct such unpaid Rent amounts from subsequent installments of the CapEx Reimbursement Amount payable under the Non-CPLV Lease or CPLV Lease, as applicable.

In each calendar year during the Term, Tenant must expend sums for Capital Expenditures (other than with respect to the limitations set forth in the final paragraph of this section) in an annual amount at least equal to $165,000,000 (such amount being a gross amount toward which the CapEx Reimbursement Amount may be applied), which annual amount shall be increased or decreased with the inclusion or removal of Leased Properties from the Leases, in proportion with the EBITDAR (as defined below) of any new or sold Leased Property versus the EBITDAR of all the Leased Properties (such amount, as adjusted, the “Minimum CapEx Amount”), which EBITDAR calculation shall be determined based on the prior 12 month period. The Minimum CapEx Amount requirement shall be allocated as follows (subject to adjustment as agreed upon by Landlord to the extent required by (or to

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improve the terms of) any CPLV financing): (i) $28,000,000 to the CPLV Lease; (ii) $85,000,000 to the Non-CPLV Lease; and (iii) the balance to the CPLV Lease and/or the Non-CPLV Lease in such proportion as Tenant may elect. Either Tenant’s failure to expend its share of the Minimum CapEx Amount shall be deemed a default under the applicable Lease, and if such Tenant fails to expend its share of the Minimum CapEx Amount for 60 days after written notice to such Tenant, such failure shall be deemed an Event of Default under the applicable Lease. In addition, if such Tenant does not spend the full amount of its share of the Minimum CapEx Amount as required under the applicable Lease, Landlord shall have the right to seek the remedy of specific performance to require such Tenant to spend any such unspent amount. For the avoidance of doubt, Tenants’ obligations to spend the Minimum CapEx Amount shall constitute monetary obligations included in the Lease guarantor’s obligations with respect to the Leases.

The sum of the Capex expenditures made by Tenant shall be determined in accordance with GAAP.

“EBITDAR” means, for any applicable period, the net income or loss of a Person, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs, including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses), (8) extraordinary gains or losses (9) unusual or non-recurring gains or items of income or loss and (10) rent expense with respect to the applicable Leased Property. In connection with any EBITDAR calculation made pursuant to the Leases, (i) Tenant shall provide Landlord all supporting documentation and backup information with respect thereto as may be reasonably requested by Landlord, and (ii) such calculation shall be as reasonably agreed between Landlord and Tenant.

Propco shall have the right to designate an observer on the Opco Board in accordance with the Summary Term Sheet for Proposed Restructuring, which observer shall have the opportunity to participate in all discussions and meetings of the Board and applicable committee regarding Capital Expenditures, budgeting, planning and construction of capital improvements for the (existing and new) Facilities and to receive all materials given to committee members in connection with such matters.

Tenant shall be permitted to make any alterations and improvements (including Material Alterations (defined below)) to the Facilities in its reasonable discretion; provided, however, that (i) all alterations must be of equal or better quality than the applicable existing Facility, as applicable, (ii) any such alterations do not have an adverse effect on the structural integrity

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of any portion of the Leased Properties, and (iii) any such alterations would not otherwise result in a diminution of value to any Leased Properties. If any alteration does not meet the standards of (i), (ii) and (iii) above, then such alteration shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. “Material Alteration” shall mean Tenant elects to (i) materially alter a Facility, (ii) expand a Facility, or (iii) develop the undeveloped land leased pursuant to the Lease, and, in each case, the cost of such activity exceeds $50,000,000.

For the avoidance of doubt, Capital Expenditures in respect of after-acquired property that is not part of the Leased Property will not be credited toward the Minimum CapEx Amount. In addition, 50% of all Capital Expenditures constituting Material Alterations will be credited toward the Minimum CapEx Amount, and the other 50% of such Capital Expenditures constituting Material Alterations will not be credited toward the Minimum CapEx Amount.

Material Alterations; Growth Capex; Development of Undeveloped Land

In the event Tenant is going to perform any Material Alteration, Tenant shall notify Landlord of such Material Alteration. Within 30 days of receipt of a notification of a Material Alteration, Landlord shall notify Tenant as to whether Landlord will provide financing for such proposed Material Alteration and, if so, the terms and conditions upon which it would do so. Tenant shall have 10 days to accept or reject Landlord’s financing proposal. If Landlord declines to finance a proposed Material Alteration, Tenant shall be permitted to secure outside financing or utilize then existing available financing for a 9-month period, after which 9-month period, if Tenant has not secured outside or then-existing available financing, Tenant shall again be required to first seek financing from Landlord.

If Landlord agrees to finance the Material Alteration and Tenant rejects the terms thereof, Tenant shall be permitted to either use then existing available financing or seek outside financing for a 9-month period for such Material Alteration, in each case on terms that are economically more advantageous to Tenant than offered under Landlord’s financing proposal, and if Tenant elects to utilize economically more advantageous financing it shall provide Landlord with reasonable evidence of the terms of such financing. Prior to any advance of funds (if applicable), Tenant and Landlord shall enter into the agreements necessary to effectuate the applicable terms of Landlord financing (including, without limitation, an amendment to each of the applicable Leases if financing is structured as a Rent increase).

If Tenant constructs a Material Alteration with its then existing available financing or outside financing, (i) during the Term, such Material Alteration shall be deemed part of the Leased Property solely for the purpose of calculating Percentage Rent and shall for all other purposes be Tenant’s property and (ii) following expiration or termination of the Term, such Material Alteration shall be Tenant’s property but Landlord shall have the option to purchase such property for fair market value. If Landlord does not elect to purchase such Material Alteration, Tenant shall, at its option, either remove the Material Alteration from the Leased Property and restore the Leased Property to the condition existing prior to such Material Alteration

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being constructed, at Tenant’s own cost and expense and prior to expiration or earlier termination of the Term, or leave the Material Alteration at the Leased Property at the expiration or earlier termination of the Term, at no cost to Landlord. If Landlord elects to purchase the Material Alteration, any amount due to Tenant for the purchase shall be credited against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease). If Landlord agrees to finance a proposed Material Alteration and Tenant accepts the terms thereof, such Material Alteration shall be deemed part of the Leased Property for all purposes.

Right of First Refusal

Tenant’s Right of First Refusal:

Prior to consummating a transaction whereby Landlord or any of its affiliates (provided, however, that this provision will not apply if the MLSA/Guaranty has been terminated by Landlord or CEC (or an affiliate thereof) is otherwise no longer responsible for management of the Facilities with the written consent of Landlord ) will own, operate or develop a domestic (U.S.) gaming facility outside of Las Vegas, Nevada (either existing prior to such date or to be developed) that is not then subject to a pre-existing lease or management agreement in favor a third-party operator that was not entered into in contemplation of such acquisition or development, Landlord shall notify Tenant and CEC of the subject opportunity. CEC (or its designee) shall have the right to lease (and Manager manage) such facility, and if such right is exercised Landlord and CEC (or its designee) will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to CEC (or its designee). In such event, CEC (or its designee) shall enter into a lease with respect to the additional property whereby (i) rent thereunder shall be established based on formulas consistent with the EBITDAR coverage ratio (determined based on the prior 12 month period) with respect to the Lease then in effect (the “Allocated Rent Amount”) and (ii) such other terms that CEC (or its designee) and Landlord agree upon shall be incorporated. In the event that the foregoing right is not exercised by CEC (or its designee), Landlord (or an affiliate thereof) shall have the right to consummate the subject transaction without Tenant’s and/or CEC’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Tenant for consummating such transaction.

The mechanics and timing of applicable notices in respect of, and the exercise of, Tenant’s ROFR will be more particularly set forth in the Lease.

Landlord’s Right of First Refusal:

Prior to consummating a transaction whereby Tenant or any of its affiliates (including CEC or any of its affiliates) (provided, however, that this provision will not apply if the MLSA/Guaranty has been terminated by Propco or, with Propco’s consent, CEC (or an affiliate thereof) is otherwise no longer managing the Facilities) will own, operate or develop a domestic (U.S.) gaming facility outside of Las Vegas, Nevada (either existing prior to

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such date or to be developed) that is not subject to a lease or management agreement in favor a third-party operator that was not entered into in contemplation of such acquisition or development, Tenant shall notify Landlord of the subject opportunity. Landlord shall have the right to own such facility and lease it to Tenant, and if Landlord exercises such right then Tenant and Landlord will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to Tenant (and be managed by Manager). In such event, Tenant and Landlord shall amend the Lease by (i) adding the additional property as Leased Property, (ii) increasing Rent by the Allocated Rent Amount with respect to such property and (iii) incorporating such other terms that Tenant and Landlord have agreed to. In the event that Landlord declines its right to own the facility, Tenant (or an affiliate thereof) shall have the right to consummate the subject transaction without Landlord’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Landlord for consummating such transaction. Further, in the event Landlord declines its right to own such facility, the Lease shall provide for similar terms as those provided in the Penn Gaming lease with respect to any such facilities which are located outside of Las Vegas, Nevada and within the restricted area (as defined in the Penn Gaming lease but reduced to 30 miles) of any existing Non-CPLV Facilities.

The mechanics and timing of applicable notices in respect of, and the exercise of, Landlord’s ROFR will be more particularly set forth in the Lease.

Permitted Use	Tenant shall use the Leased Property for hotel, gaming, entertainment, conference, retail and other uses consistent with its current use, or with prevailing industry use.

Landlord Sale of Properties

Landlord may sell, without Tenant consent in each instance, any or all of the Facilities, upon the following terms: (i) the purchaser shall enter into a severance lease with Tenant for the sold Facility(ies) on substantially the same terms as contained in the applicable Lease, with an appropriate rent adjustment; (ii) the applicable Lease shall be modified as necessary to reflect the removal of the applicable Facility(ies), including, without limitation, an adjustment to the Rent thereunder so as to preserve the same economics following the entry into such severance lease; and (iii) CEC and Manager shall enter into a new MLSA/Guaranty with respect to the severance lease on terms substantially similar to CEC’s obligations with respect to the MLSA/Guaranty with respect to the Leases. The Leases shall not be cross-defaulted with any such severance lease.

Each Lease shall survive any such assignment or transfer by Landlord and the successor Landlord shall become a party thereto.

If the partnership (as opposed to the spin-off) structure is used, Landlord’s right to sell the Facilities as described above shall be subject to compliance with a customary Tax Protection Agreement protecting CEOC from adverse tax consequences resulting from asset sales or repayment of debt below certain thresholds.

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Assignment by Tenant

Tenant will not have the right to assign portions of the Leases, however, the following direct or indirect assignments will be permitted, as well as others of a similar nature:

1) An assignment of the entire (i.e., including all Facilities thereunder) Non-CPLV Lease and/or CPLV Lease, as the case may be, to a permitted lender (described in further detail below) for collateral purposes, any assignment to such permitted lender or any other purchaser upon a foreclosure or transaction in lieu of foreclosure, and any assignment to any subsequent purchaser thereafter each shall be permitted; provided, however, that in all such transfers, CEC is not released from any of its obligations under the applicable MLSA/Guaranty, and the foreclosing lender or any purchaser or successor purchaser must keep the MLSA/Guaranty in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA/Guaranty, as more particularly provided in the MLSA/Guaranty term sheet, and if Landlord has so consented to an MLSA/Guaranty termination, the foreclosing lender or any purchaser or successor purchaser shall engage an “acceptable operator” (satisfying parameters to be set forth in each of the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the Non-CPLV Facilities and/or the CPLV Facility (as applicable).

2) An assignment to an affiliate of Tenant, to CEC or an affiliate of CEC.

3) Any sublease of any portion of the premises, pursuant to a bona-fide third party transaction, so long as (i) Tenant is not released from any of its obligations under the applicable Lease, and (ii) such transaction will not result in a violation of any licensing requirements (e.g., gaming, liquor, etc.), and (x) provided all covenants with respect to CEC management continue to be satisfied, and (y) subject to restrictions against transactions designed to avoid payment of Percentage Rent or otherwise to negate requirements or provisions in the CPLV Lease or the Non-CPLV Lease; provided, however, the following shall be permitted: (A) any subleases existing as of the effective date of the Non-CPLV Lease or CPLV Lease, as applicable, consistent with currently existing arrangements and (B) any affiliate subleases necessary or appropriate for the operation of the Facilities in connection with licensing requirements (e.g., gaming, liquor, etc.).

Additionally, the following transfers of direct and indirect interests in Tenant will be permitted:

1) Transfers of stock in Tenant or its parent(s) on a nationally-recognized exchange; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

2) Reconfiguration of the Board of Directors of Tenant’s parent(s) that does not result from a change of control.

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3) Transfers of interests in Tenant that do not cause a change in control of Tenant.

In all events, except as expressly provided in the MLSA/Guaranty term sheet, neither Tenant nor CEC under the MLSA/Guaranty will be released in connection with any such transfer, assignment, sublet or other disposition, whether permitted or restricted.

Notwithstanding anything to the contrary, there shall be no restrictions on direct or indirect transfers in CEC; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

For purposes hereof, the term “change of control” shall be defined in a manner consistent with Opco debt financing documents.

Landlord Financing	Landlord may finance or refinance its interest in any of the Non-CPLV Facilities and CPLV Facility, as applicable (“Landlord Financing”), in its discretion. Tenant will reasonably cooperate in all Landlord Financings. Tenant will operate (or cause to be operated) the Facilities in compliance with the customary terms of the Landlord Financing documents (including, without limitation, all covenants pertaining to the maintenance of the Facilities, as applicable, funding and maintaining lender required reserves, complying with all cash management requirements of the lender, procuring insurance and providing reporting), pertaining to the Facilities, as applicable, as existing as of the effective date of the Leases and any new or additional terms of any new or modified Landlord Financing made following the effective date of the Leases, in each case provided that such terms are customary and do not (x) materially increase Tenant’s obligations under the Leases, or (y) materially diminish Tenant’s rights under the Leases (it being acknowledged that any requirement to make Rent payments into “lockboxes” and/or Tenant’s obligation to fund and maintain customary and reasonable reserves as required by Landlord’s lender does not materially increase Tenant’s obligations or materially diminish Tenant’s rights under the Leases). The Leases shall be subordinate to all Landlord Financing, provided Landlord shall obtain commercially reasonable non-disturbance agreements from its lenders.

Tenant Financing	Tenant shall be permitted to obtain the financing contemplated by the Restructuring Support Agreement, and any refinancing/replacements thereof, subject to parameters on any financing/refinancing (such as lender qualifications for entitlement to leasehold mortgagee protections) to be set forth in the Leases. The lender (with appropriate qualifications) under such Tenant financing (i) shall be given notice of a default under either of the Leases, (ii) shall be afforded a right to cure any applicable Tenant default, (iii) shall, upon an early termination or rejection of either of the Leases, be given the opportunity to enter into a replacement lease (on terms consistent with the applicable lease) and (iv) shall be afforded other customary leasehold mortgagee protections.

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Such mortgagee protections shall provide that the Leases shall survive any debt default by Tenant under such financing and any foreclosure by such lender on Tenant’s leasehold interest (provided all curable defaults have been, or upon foreclosure will be, cured), and neither Landlord nor Tenant nor its lenders or assignees shall have termination rights under the Leases in respect thereof (absent an Event of Default under the applicable Lease).

Upon foreclosure, the foreclosing lender must keep the MLSA/Guaranty in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA/Guaranty, as more particularly provided in the MLSA/Guaranty term sheet, and if Landlord has so consented to an MLSA/Guaranty termination, the foreclosing lender shall engage an “acceptable operator” (satisfying parameters to be set forth in the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the CPLV Facility and/or the Non-CPLV Facilities (as the case may be).

Financial Statements of Tenant

Tenant shall provide to Landlord quarterly and audited annual financial statements (prepared in accordance with applicable securities law requirements, including as to format and timing, and shall consent to the inclusion of such financial statements in all public or private disclosure and offering documents of Propco and the REIT required by applicable law) (such financial statements, the “Tenant Financial Statements”), which financials shall separate out CPLV and Non-CPLV performance. In addition, the Tenant under the CPLV Lease shall provide to Landlord such additional customary and reasonable financial information related to CPLV as may be required for the Landlord Financing pertaining to CPLV.

In addition, Tenant shall provide revenue and Capital Expenditure reports to Landlord to the extent set forth in the section above titled “Expenses, Maintenance, Repairs and Maintenance Capital Expenditures, Minor Alterations”.

Casualty	In the event of any casualty with respect to any portion of a Facility, Tenant shall be obligated to rebuild/restore such Facility to substantially the same condition as existed immediately before the occurrence of such casualty and shall have no right to terminate the CPLV Lease or the Non-CPLV Lease (as applicable), except that, (i) for the CPLV Lease, during the final two years of the Term, in connection with a casualty which costs in excess of 25% of total property fair market value as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the CPLV Lease, except in the event that a renewal option is or shall be available to Tenant under the CPLV Lease, and Tenant has or shall elect to exercise the same, in which case neither Landlord nor Tenant may terminate the CPLV Lease under this clause (i), (ii) for the Non-CPLV Lease, during final two years of the Term, in connection with a casualty for any individual Facility which costs in excess of 25% of total fair market value for such individual Facility as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the Non-CPLV Lease as to such individual Facility (in which event the Rent obligations under the Non-CPLV Lease in respect of the remaining Facilities shall be proportionately adjusted, based on the Rent Reduction Adjustment), except in the event that a renewal option is or shall be available to Tenant under the Non-CPLV Lease, and Tenant has or shall

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elect to exercise the same, in which case neither Landlord nor Tenant may terminate the Non-CPLV Lease under this clause (ii), and (iii) Tenant shall not have an obligation to rebuild/restore solely to the extent the casualty was uninsured under the insurance policies Tenant is required to keep in place under the Lease or CPLV lease, as applicable.

The “Rent Reduction Adjustment” with respect to a Non-CPLV Facility shall mean (i) with respect to the Base Rent, a proportionate reduction of the Base Rent based on the EBITDAR of such Facility versus the EBITDAR of all the Non-CPLV Facilities, which EBITDAR calculation shall be determined based on the prior 12 month period and (ii) with respect to Percentage Rent, a reduction of the then current dollar amount based on excluding the Net Revenue of the applicable Facility from the Percentage Rent formula on a pro forma basis.

Condemnation

If all of the CPLV Facility is permanently taken, or if a substantial portion of the CPLV Facility is taken such that the CPLV Facility is rendered Unsuitable for its Primary Intended Use (as hereinafter defined), then the CPLV Lease will terminate. If all of any individual Non-CPLV Facility under the Non-CPLV Lease is permanently taken, or if a substantial portion of such Non-CPLV Facility is taken such that the same is rendered Unsuitable for its Primary Intended Use, then the Non-CPLV Lease will terminate as to such individual Non-CPLV Facility, and the Rent shall be reduced by the Rent Reduction Amount with respect to the applicable Non-CPLV Facility. In any such case (when the applicable Lease is terminated in whole or in part), the applicable award will be distributed, first to Landlord in payment of the fair market value of Landlord’s interest in the applicable Leased Property, then to Tenant in payment of the fair market value of the Tenant’s property which was so taken, and the balance of the award if any, to Landlord. In the case of a partial or non-permanent condemnation in which the applicable Leased Property is not rendered Unsuitable for its Primary Intended Use, the applicable Lease will continue unabated except that Rent shall be adjusted in proportion to the portion of the Leased Property that was taken (based on a mechanic to be set forth in the Leases, and, with respect to the Non-CPLV Facilities only, the Rent Reduction Adjustment).

For purposes hereof, “Unsuitable for Its Primary Intended Use” shall mean a state or condition of the CPLV Facility or any Non-CPLV Facility such that by reason of a partial taking by condemnation, the same cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its primary Permitted Use (or the use to which it was primarily being used immediately preceding the taking), taking into account, among other relevant economic factors, the amount of square footage and the estimated revenue affected by such taking.

Events of Default	Standard events of default including failure to pay monetary sums and/or failure to comply with the covenants set forth in the Leases. With respect to monetary defaults, Tenant shall be entitled to notice and a 10 day cure period. With respect to non-monetary defaults, (unless such default is an automatic event of default as shall be provided in the Leases (e.g., bankruptcy of the Tenant or Guarantor)) Tenant shall be entitled to notice

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and, to the extent the Leases do not otherwise specify a cure period, so long as Tenant (i) commences to cure within 30 days after receipt of notice and (ii) continues to diligently attempt to cure the applicable non-monetary default, such non-monetary default shall not become an Event of Default unless it is not cured within 180 days, provided, however, such 180-day outside date shall not apply during the first five (5) years of the term of the Leases. Each of the Leases shall require Landlord to deliver all notices of default to CEC and Tenant concurrently. Landlord will refrain from exercising remedies under the Lease in respect of an Event of Default for the duration of the cure periods furnished to CEC as specifically provided in the MLSA/Guaranty term sheet.

A default under the Non-CPLV Lease shall not be a default under the CPLV Lease. With respect to the Non-CPLV Lease, (a) during the term of the initial Landlord financing with respect to the Non-CPLV Facilities, a default under the CPLV Lease shall be a default under the Non-CPLV Lease, and (b) from and after the replacement of the initial Landlord financing with respect to the Non-CPLV Facilities with replacement financing, a default under the CPLV Lease shall not be a default under the Non-CPLV Lease.

Any default by Tenant with respect to a Tenant Financing or Landlord with respect to a Landlord Financing shall not be considered a default under the leases.

Remedies upon Event of Default	If Landlord elects to terminate the Non-CPLV Lease or CPLV Lease upon an Event of Default by Tenant during the Term (including any Renewal Terms for which Tenant has exercised its renewal option), then Landlord shall be entitled to seek damages from Tenant and any guarantor with respect to an acceleration of future rents in accordance with applicable law, but in no event shall such damages exceed the difference between (i) the net present value of the Rent for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable), minus (ii) the net present value of the fair market rental for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable).

Alternative Dispute Resolution	The parties will reasonably consider an alternative dispute resolution process as part of the negotiation of the definitive documentation.

Effect of Lease Termination:	If the Non-CPLV Lease or CPLV Lease is terminated for any reason, at Landlord’s option (1) Tenant will cooperate (and shall cause Manager to cooperate) to transfer to a designated successor at fair market value all tangible personal property located at each Facility (as applicable) and used exclusively at such Facility (as applicable); and/or (2) Tenant shall stay in possession and continue to operate the business in the same manner as prior practice (for a period not to exceed 2-years) while the identity of a successor tenant is determined. Any amount due to Tenant hereunder for the purchase of the personal property shall be credited by Landlord against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease).

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The foregoing is subject to the express terms of the MLSA/Guaranty in the event of a Non-Consented Lease Termination (as defined in the MLSA/Guaranty term sheet) of the Non-CPLV Lease or CPLV Lease.

REIT Provisions

Each Lease shall contain certain provisions required to satisfy REIT-related requirements applicable to Landlord, including:

- Tenant shall not sublet, assign or enter into any management arrangements for the Leased Property pursuant to which subtenant rent would be based on net income or profits of the subtenant in any manner which could reasonably be expected to cause any portion of the amounts received by Landlord pursuant to the applicable Lease to fail to qualify as “rents received from real property” within the meaning of Section 856(d) of the Code (or any similar or successor provision thereto), or which could reasonably be expected to cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

- Landlord shall have the right to assign the Leases to another person (e.g., a taxable REIT subsidiary) in order to maintain landlord’s REIT status.

- Tenant shall be obligated to provide information to Landlord necessary to verify REIT compliance.

Regulatory	Landlord and Tenant shall comply with all applicable regulatory requirements. The Non-CPLV Facilities intended to be demised under the Non-CPLV Lease shall be severable into separate leases with respect to any Facility in the event necessary to comply with any applicable licensing or regulatory requirements, pursuant to a mechanism to be set forth in the Non-CPLV Lease as agreed between Landlord and Tenant. The resulting severed leases shall be cross-defaulted. If a Facility is so severed, Rent under the initial Lease shall be reduced by the Rent Reduction Adjustment with respect to such Facility, and the Rent under a lease for any such severed Facility shall be equal to such deducted amount.

Governing Law	New York, except that the provisions relating to the creation of the leasehold estate and remedies concerning recovery of possession of the Leased Property shall be governed by the law of the state where the Facility is located.

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EXHIBIT A

Non-CPLV Facilities

1. Horseshoe Council Bluffs	Council Bluffs	IA	HBR Realty Company, Inc.

2. Harrah’s Council Bluffs	Council Bluffs	IA	Harvey’s Iowa Management Company, Inc. Caesars Entertainment Operating Company, Inc. (parking lot)

3. Harrah’s Metropolis	Metropolis	IL	Players Development, Inc. Southern Illinois Riverboat/Casino Cruises, Inc.

4. Horseshoe Southern Indiana—Vessel	New Albany and Elizabeth	IN	Caesars Riverboat Casino, LLC

5. Horseshoe Hammond	Hammond	IN	Horseshoe Hammond, LLC With Harrah’s Entertainment, Inc. for west parking structure, walkway and pavilion

6. Horseshoe Bossier City	Bossier City	LA	Horseshoe Entertainment Bossier City Land Corporation Bonomo Investment Co LLC

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7. Harrah’s Bossier City (Louisiana Downs)	Bossier City	LA	Harrah’s Bossier City Harrah’s Bossier City Investment Company, LLC

8. Harrah’s North Kansas City	North Kansas City and Randolph	MO	Harrah’s North Kansas City, LLC Caesars Entertainment Operating Company

9. Grand Biloxi Casino Hotel (f/k/a Harrah’s Gulf Coast) and Biloxi Land Assemblage	Biloxi	MS	Biloxi Casino Corp Grand Casino of Mississippi, Inc. Grand Casinos of Biloxi, LLC East Beach Development Corp Grand Casinos Inc.

10. Horseshoe Tunica	Robinsonville	MS	Robinson Property Group LP Sheraton Tunica Corporation (50%) Tunica Partnership LP

11. Tunica Roadhouse	Robinsonville	MS	Tunica Roadhouse Corporation

12. Caesars Atlantic City	Atlantic City and Pleasantville	NJ	Boardwalk Regency Corporation Caesars New Jersey Inc

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13. Bally’s Atlantic City and Schiff Parcel	Atlantic City	NJ	Bally’s Park Place, Inc.

14. Harrah’s Lake Tahoe	Stateline	NV	Harvey’s Tahoe Management Company, Inc.

15. Harvey’s Lake Tahoe	Stateline	NV	Harvey’s Tahoe Management Company, Inc. Reno Projects Inc. Caesars Entertainment Operating Company

16. Harrah’s Reno	Reno	NV	Reno Crossroads LLC Caesars Entertainment Operating Company, Inc.

17. Harrah’s Joliet (subject to the rights of Des Plaines Development Corporation/ John Q. Hammons)	Joliet	IL	Des Plaines Development Limited Partnership

Racetracks

18. Bluegrass Downs	Paducah	KY	Bluegrass Downs of Paducah, Inc. Players Bluegrass Downs Inc.

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Miscellaneous

19. Las Vegas Land Assemblage	Las Vegas	NV	TRB Flamingo LLC Winnick Holdings LLC Koval Investment Company LLC DCH Exchange LLC Las Vegas Resort Development Inc. 190 Flamingo LLC Hole in the Wall LLC

20. Harrah’s Airplane Hangar	Las Vegas	NV	Caesars Entertainment Operating Company, Inc.

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EXHIBIT B

CPLV Facilities

1. Caesars Palace (excluding Octavius Tower)	Las Vegas	NV	Caesars Palace Realty Corp

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SUMMARY OF TERMS

Management and Lease Support Agreement (“MLSA”)1

between CEC, Manager, Landlord and Tenant

in connection with the Leases

(all as hereinafter defined)

CEC:	Caesars Entertainment Corporation, a Delaware corporation

Manager:	A wholly-owned subsidiary of CEC, as manager of the Facilities under the MLSA[2]

Landlord:	[Propco] collectively together with its subsidiaries that own the Facilities (as defined in the Leases), as landlord under the Leases, as more particularly described in the “Lease Term Sheet”

Tenant:	[Opco/CEOC] collectively together with certain of its subsidiaries, as joint and several tenants under the Leases, as more particularly described in the “Lease Term Sheet”. If CEOC is not a joint and several tenant, CEOC shall deliver a full and unconditional guaranty of payment and performance of all of the Tenant’s obligations under the Leases.

Leases:	(1) A certain lease of various facilities (other than Caesars Palace Las Vegas) between Landlord and Tenant and (2) a certain lease of Caesars Palace Las Vegas between Landlord and Tenant, as more particularly described in the “Lease Term Sheet”

[1]	MLSA to consist of the two separate agreements on same terms to correspond to the two separate leases. Agreements to have same terms other than as specified herein. In connection with the incorporation of the CEC guaranty into the MLSA rather than its being a stand-alone instrument, the definitive deal documentation will provide that a termination of the MLSA by Tenant or Manager (including in the case of a rejection in bankruptcy) will not, subject to the 4th and 6th Bullet Points of “CEC Guaranty” and subject to footnote 5 below, result in termination of CEC’s guaranty obligations under the MLSA.
[2]	Notwithstanding anything set forth in this MLSA Term Sheet or in the RSA Term Sheet, the Lease Term Sheet or the Debt Term Sheets, it is understood and agreed that all assets (other than the real property transferred to Propco upon the formation of the REIT structure) required to operate the properties consistent with current practice (the “Facility Management Assets”), shall be transferred to an entity (the “Facility Management Assets Owner”) so as to be made continuously available to Manager through a bankruptcy remote structure mutually agreeable to CEC and the Requisite Consenting Creditors that shall remove the risk of lack of access in all events (it being understood that the structures to be considered include the Facility Management Assets Owner being owned by Manager and/or Landlord).

Term:

The MLSA commences on the date the Leases commence. The MLSA automatically terminates, but may be replaced in accordance with the provisions described below, with respect to any Facility if such Facility is no longer demised under a Lease. The Term of the MLSA expires with respect to each Lease upon the earlier to occur of (1) the date that none of the Facilities are demised under such Lease, (2) (subject to clause (iii) of the first paragraph of the 4th Bullet Point of “CEC Guaranty”), Tenant and Landlord terminate the MLSA with respect to such Lease, (3) termination in connection with a Tenant Foreclosure (pursuant to option 1 in the following section entitled “Tenant Foreclosure”) and (4) the termination of such Lease (subject to and in accordance with the 4th Bullet Point in “CEC Guaranty” below).

Notwithstanding any such termination of the MLSA, in the event of a Non-Consented Lease Termination (as defined below), the following shall occur (unless expressly elected not to occur by Landlord in accordance with the 6th Bullet Point of “CEC Guaranty”): (i) the Lease and the MLSA shall be replaced on the same terms as previously existed and (ii) the management rights and obligations of Manager shall continue thereunder subject to and on the terms contemplated below in the fourth Bullet Point of “CEC Guaranty” and the guaranty obligations of CEC shall continue thereunder subject to and on the terms contemplated below in the fourth Bullet Point of “CEC Guaranty.”[3]

Tenant Foreclosure:	If Tenant’s lender (or any lender, if more than one) has a valid lien on the leasehold estate under the Leases or on the direct or indirect equity in the Tenant, whether by mortgage, equity pledge or otherwise, and duly forecloses on such lien following an Event of Default under Tenant’s financing (and/or in connection with any pursuit of remedies in a bankruptcy proceeding), such lender (the “OpCo Lenders”) shall, in connection with and as a condition to effectuating such Tenant Foreclosure (and/or pursuit of remedies in any proceeding), irrevocably elect one of the following: (1) with the consent of

[3]

Notwithstanding anything contained in the section titled “Term” or otherwise in this MLSA Term Sheet, unless the Landlord shall have terminated the Lease or (subject to clause (iii) of the 4th Bullet Point of “CEC Guaranty”) the MLSA expressly in writing (or expressly consented in writing to such termination), the CEC guaranty obligations shall, subject to the 4th and 6th Bullet Points of “CEC Guaranty” and subject to footnote 5 below, continue in effect. Each of the Lease and the MLSA shall contain a provision stating that each document is being entered into as part of an overall integrated transaction and that the parties would not be entering into one document without the other. Further, the parties will acknowledge that in a chapter 11 case, they would not reject one agreement without rejecting the other as if they were one agreement and not separable.

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Landlord (in its sole and absolute discretion) and Manager, to terminate the MLSA and, in connection with such termination, directly operate the Facilities pursuant to the terms of the Leases, or obtain a replacement operator to operate the Facilities or (2) to retain Manager as operator of the Facilities pursuant to the terms of the MLSA and keep the MLSA in full force and effect in accordance with its terms. The Opco Lenders will enter into an agreement (the “Consent Agreement”) with Landlord, CEC and Manager to effect the consent rights hereunder (with it being understood that any rejection of a Lease in bankruptcy will be treated as a Non-Consented Lease Termination unless in connection therewith (x) Landlord terminates the Manager under the MLSA or (y) Landlord consents to the termination of the MLSA (in its sole and absolute discretion)).

In the event of a Non-Consented Lease Termination, the following shall occur (unless expressly elected not to occur by Landlord in accordance with the 6th Bullet Point of “CEC Guaranty”): (i) the Lease and the MLSA shall be replaced on the same terms as previously existed and (ii) the management rights and obligations of Manager shall continue thereunder subject to and on the terms contemplated below in the 6th Bullet Point of “CEC Guaranty” and the guaranty obligations of CEC shall continue thereunder subject to and on the terms contemplated below in the 6th Bullet Point of “CEC Guaranty”.

REIT Management:

The terms of the MLSA shall be reasonably acceptable to the parties thereto and shall include, inter alia, the following terms:

•    Operations management provisions pursuant to which Manager will manage the Facilities in its reasonable business judgment, on reasonable and customary terms to be more fully set forth in the MLSA and, in any event, on terms or in a manner not materially less favorable or detrimental to Tenant, taken as a whole, when compared to all other properties, facilities or similar operations owned, managed and/or operated (whether now or in the future) by Manager, taken as a whole (but in any case no less favorable to Tenant than current practice).

•    All direct expenses for operating the Facilities will be reimbursed by Tenant (including, without limitation, fees and expenses allocated to Manager and/or Tenant for the Facilities under arrangements with Caesars Enterprise Services, LLC (“CES”)). Manager will enter into separate shared services arrangements with CES (and, if necessary, any other applicable affiliates) for access to all of its services (including without limitation use of the Total Rewards® program) for the benefit of the Facilities so that the Facilities can be run consistent with, and on no less favorable terms and conditions

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agreed to with, any other CEC (or CEC affiliates’) directly or indirectly owned, operated or managed facilities, without discrimination against the Facilities (and in any case on no less favorable terms and conditions than those in current practice).[4]

•    All expenses associated with owning and maintaining the Facility Management Assets will be reimbursed by Tenant.

•    Manager may delegate duties under the MLSA to one or more affiliates on customary terms so long as neither Landlord nor Tenant is prejudiced thereby.

CEC Guaranty:

Pursuant to the MLSA, CEC will guaranty the payment and performance of all monetary obligations of Tenant under the Leases, subject to the following terms:

•    CEC will be liable for the full amounts of the monetary obligations owed and to be owed by Tenant in respect of the Leases (not merely for any deficiency amount), unless and until irrevocably paid in full.

•    CEC will have no obligation to make a payment with respect to the Leases unless an “Event of Default” is continuing under the Leases.

•    If an “Event of Default” under either of the Leases occurs, CEC shall have no obligation to make a payment with respect to the Leases, unless CEC was given notice of the applicable default of Tenant under the Lease or CPLV Lease, as applicable, and (A) with respect to a monetary default, CEC failed to cure such default on or prior to five (5) business days after Tenant’s deadline under the applicable Lease (or, if later, after CEC’s receipt of such notice from Landlord) and (B) with respect to a non-monetary default, CEC failed to cure such default on or prior to Tenant’s deadline to cure such default under the applicable Lease (or, if later, after CEC’s receipt of such notice from Landlord).

•    CEC’s and Manager’s obligations with respect to each MLSA (including, without limitation, CEC’s guaranty obligations with respect to the Lease or the CPLV Lease, as applicable) shall terminate in the event the Lease or CPLV Lease (as applicable) is terminated by Landlord expressly in writing (or with Landlord’s express written consent), except to the extent of any accrued and unpaid guaranty obligations through the date of such termination and such damages to which Landlord is entitled due to such termination pursuant to the Lease or CPLV Lease, as applicable (all of which shall be immediately due and payable upon demand) (collectively, “Termination Obligations”). In addition, CEC’s obligations with respect to each MLSA (including, without limitation, CEC’s guaranty obligations with respect to the Lease or the CPLV Lease, as applicable) shall terminate in the event that Manager is

[4]	In connection with the implementation of definitive transaction documentation, Landlord must understand and approve any fee and expense structure to the extent it impacts Landlord or any of the Facilities.

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terminated by Landlord expressly in writing (or by Tenant’s lender with Landlord’s express written consent, in its sole and absolute discretion) as manager of the Facilities or the CPLV Facility (as applicable)[5]; provided, however, CEC’s guaranty obligations shall continue (i) to the extent of any Termination Obligations, as applicable (all of which shall be immediately due and payable upon demand), (ii) to cover any post-termination management transition period during which Manager continues to act as manager and (iii) in all respects if Manager is Terminated for Cause (as defined below). Except as provided in this Bullet Point, CEC’s guaranty obligations under the MLSA shall not terminate for any reason.

“Terminated for Cause” means either of the foregoing, which may be elected by Landlord at its option:

                (1) (i) the Landlord has expressly elected to (and does) terminate the Manager as manager and notified Manager, (ii) Landlord has determined in good faith that such termination is for Cause (as defined below) and (iii) an arbitrator shall have made a finding that Cause existed to terminate the Manager in accordance with the following sentence. Manager, Tenant, CEC and Landlord agree that the determination of whether Cause existed to terminate Manager will be decided by binding arbitration, on an expedited basis, pursuant to the [Commercial Arbitration Rules promulgated by the American Arbitration Association] before a single arbitrator who shall be mutually acceptable to Manager and Landlord and who shall conduct the arbitration in New York, New York and

[5]	Each Lease shall provide that Manager may only be terminated as manager of the Facilities or the CPLV Facility by Landlord (or by Tenant’s lender with Landlord’s express written consent in its sole and absolute discretion) and, in the event of any such termination or otherwise (including in the case of a rejection in bankruptcy), Landlord shall have the sole right to elect to appoint a replacement Manager (and if so elected by Landlord, Tenant (and its successor and assigns, including under the Consent Agreement) shall be deemed to have accepted such appointment and no other right or approval shall be necessary for such appointment to be effective). If Landlord does not elect to appoint Manager (or another CEC affiliate, to be made available by CEC, under the same terms as the MLSA as provided herein) as replacement Manager (unless prevented from making such election by order of a court or other governmental entity, automatic stay or other legal prohibition), Landlord shall be deemed to have terminated Manager with its express written consent. If Landlord is prevented from making such election by order of a court or other governmental entity, automatic stay or other legal prohibition, then Landlord and Tenant (and its successor and assigns, including under the Consent Agreement) shall be deemed to have consented to Manager’s continued management of the Facilities notwithstanding the termination of the MLSA until Landlord is no longer prevented from making such election. Each Lease shall further provide that if Manager is terminated as manager of the Facilities or the CPLV Facility other than by Landlord (or by Tenant’s lender with Landlord’s express written consent in its sole and absolute discretion), then such Lease shall automatically terminate (and such termination shall constitute a Non-Consented Lease Termination).

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who shall apply New York law (collectively, a “Cause Arbitration”). In the event of a termination by Landlord of Manager under this clause (1), CEC’s guaranty obligations shall continue throughout the pendency of the Cause Arbitration, and in the event the arbitrator determines that “Cause” did not exist, (a) CEC’s guaranty obligations shall terminate and be deemed to have terminated as of such date of management termination and (b) Landlord shall reimburse CEC for (i) any amounts actually received by Landlord pursuant to CEC’s guaranty obligations under the MLSA in respect of any period following such termination during which Manager was actually not acting as manager of the Facilities and (ii) any reasonable and customary legal expenses actually incurred by CEC in connection with the arbitration. In the event the arbitrator determines that “Cause” did exist, CEC shall reimburse Landlord for any reasonable and customary legal expenses actually incurred by Landlord in connection with the arbitration.

                (2) (i) Landlord has determined in good faith that Cause exists to terminate Manager as manager, (ii) Landlord has delivered written notice to Manager that it has determined in good faith that Cause exists to terminate the Manager as manager, and that Landlord shall commence a Cause Arbitration to determine whether or not Cause exists, and (iii) the arbitrator in a Cause Arbitration determines that Cause exists to terminate the Manager, and Landlord thereafter terminates Manager as manager. For the avoidance of doubt, if the arbitrator determines that Cause did not exist to terminate the Manager, then the Manager shall not be terminated and shall continue to manage the Facilities and all guaranty obligations of CEC shall remain in place, all in accordance with the MLSA. Further, in the event the arbitrator determines (x) that “Cause” did not exist, Landlord shall reimburse CEC for any reasonable and customary legal expenses actually incurred by CEC in connection with the arbitration, or (y) that “Cause” did exist, CEC shall reimburse Landlord for any reasonable and customary legal expenses actually incurred by Landlord in connection with the arbitration.

For purposes of the foregoing, “Cause” shall mean: (i) intentional acts or intentional omissions of Manager to the detriment of assets leased by Tenant or owned by Landlord for the benefit of other assets managed, owned or operated by Manager (or any other CEC affiliate), (ii) fraud, (iii) gross negligence, or (iv) willful misconduct.

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•    Notwithstanding anything contained herein to the contrary, no termination or consent to termination by Landlord of CEC’s or Manager’s obligations under the MLSA shall be effective or binding without the prior written approval by the agents or trustees under the Landlord’s secured debt facilities.

•    Notwithstanding anything contained herein to the contrary, in the event a Lease is terminated without the express written consent of Landlord including, without limitation, by a rejection in bankruptcy (a “Non-Consented Lease Termination”), then, unless Landlord (or, during the continuation of an event of default under Landlord’s financing, any agent or trustee under the Landlord’s secured debt facilities) shall expressly elect otherwise in writing and expressly consents in writing to the Lease termination, the following shall occur without expense or loss of economic benefit to Landlord or any lender under Landlord’s secured debt facilities: (i) Tenant (or its successors and assigns, including under the Consent Agreement) shall transfer all of its assets (including, without limitation, rights under licenses and with respect to intellectual property) to a replacement entity directly or indirectly owned by CEC or Tenant (or its successors and assigns, including under the Consent Agreement) that will assume the rights and obligations of Tenant under the Lease (the “Replacement Tenant”), (ii) a new lease (the “Replacement Lease”) on terms identical to the Lease so terminated shall be entered into by Landlord with the Replacement Tenant and (iii) to the extent not transferred pursuant to clause (i) above or otherwise provided by Manager, CEC and CES shall replicate all prior arrangements with respect to management, sub-management, licensing, intellectual property and otherwise as necessary to provide for the continued management and operation of the Facilities as existed prior to such termination, and, upon such occurrence (x) CEC, Manager, Replacement Tenant and Landlord shall enter into a new management and lease support agreement on terms identical to the MLSA (and CEC, Manager and its applicable affiliates shall enter into any necessary associated sub-management, licensing and other applicable arrangements) and (y) the management rights and obligations of Manager and guaranty obligations of CEC shall continue with respect to such Replacement Lease as set forth in the MLSA. The Consent Agreement will provide that Tenant and the OpCo Lenders will act in support of this right. If (1) the Landlord (or, during the continuation of an event of default under Landlord’s financing, any agent or trustee under such secured financing of Landlord) has not expressly elected in writing that the foregoing shall not occur and (2) clauses (i), (ii) and (iii) do not occur other than as a direct and proximate result of Landlord’s acts or failure to act in accordance with this Bullet

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Point, then CEC’s guaranty shall not terminate. If Landlord (or, during the continuation of an event of default under Landlord’s financing, any agent or trustee under such Landlord financing) elects in writing that the foregoing shall not occur and/or clauses (i), (ii) or (iii) do not occur as a direct and proximate result of Landlord’s acts or failure to act in accordance with this Bullet Point, then Landlord and its lenders shall have been deemed to expressly consent to the termination of the Lease in writing (and CEC’s guaranty shall terminate, subject to CEC’s continuing liability for the Termination Obligations). Landlord shall have the right of specific performance to compel CEC and/or its affiliates to comply with the foregoing. In addition, CEC, Manager and Landlord shall have the right of specific performance to compel Tenant (or its successors and assigns, including under the Consent Agreement (which shall contain such remedy)) to comply with the foregoing. If Tenant (or its successors and assigns, including under the Consent Agreement) do not cooperate with the foregoing, CEC and Manager shall have the right to replicate the structure, including determining the ownership and identity of the Replacement Tenant, without regard to the interests of Tenant or its successors (including the OpCo Lenders).

CEC Covenants:

The MLSA shall contain customary terms and waivers of all suretyship and other defenses by CEC and will include a covenant by CEC requiring that (a) the sale of assets by CEC be for fair market value consideration, on arm’s-length terms and, in the event of sales to affiliates, be subject to (i) confirmation of fair market value by the approval of an independent group of CEC’s board of directors and by a fairness opinion from an investment bank reasonably acceptable to Landlord (with an approved list of investment banks to be agreed in the MLSA) and (ii) a right of first refusal in favor of Landlord or its designee and (b) non-cash dividends by CEC be permitted only to the extent such dividends would not reasonably be expected to result in CEC’s inability to perform its guaranty obligations under the MLSA.

The parties acknowledge that the CEC guaranty of Tenant’s first lien debt as of the effective date will contain certain covenants of CEC and its subsidiaries in respect of the transfer or other disposition of assets, as well as other matters, all as more particularly outlined in the CEC Guaranty and Pledge Agreement Covenants term sheet (such covenants or any similar or other covenants in respect of the Opco first lien debt or any subsequent refinancing thereof, the “Opco Debt Guaranty Covenants”). The MLSA shall contain provisions to the effect that, if, during the

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term of the MLSA, Tenant’s first lien debt or any subsequent refinancing thereof is refinanced as part of a Non-Third Party Financing (as defined below), then the Opco Debt Guaranty Covenants shall immediately spring into effect and become effective covenants under the MLSA. “Non-Third Party Financing” means any financing in which the Sponsors and/or any of their Affiliates (each as defined in the CEC Guaranty and Pledge Agreement Covenants term sheet) (1) act as a lender, trustee, agent or otherwise provides financing, or (2) holds either (x) a controlling direct or indirect interest or (y) a direct or indirect ownership interest of at least 10% in any such lender, trustee, agent or other provider (any lender, trustee, agent or other provider under clause 2(x) or clause (2)(y), a “Sponsor Lender Entity”), and in each case the amount of such financing provided by any Sponsor and/or its Affiliate(s) and/or any Sponsor Lender Entity either (A) exceeds 10% of such financing, or (B) is not a strictly “passive” investment (i.e., having no vestiges of control or any ability to exercise any decision making in respect of the overall financing other than, for the avoidance of doubt, customary voting rights attributable to the loans that extend to all other lenders under such financing).

Collateral:	CEC’s guaranty obligations under the Leases will be included as additional pari passu secured obligations secured under the security agreement and any other related instruments securing the CEC guaranty in respect of the Opco first lien debt (or any CEC guaranty in respect of any refinancing thereof) in order to provide a security interest in all collateral thereunder to secure such Lease obligations. Such security interest will be a “silent” security interest that provides the Landlord with a secured claim against CEC while any such CEC debt guaranty remains in effect, and the Landlord shall have no voting, enforcement or default related rights with respect to such debt guaranty or collateral, unless and until the earlier of (x) the occurrence of a default in respect of any of CEC’s guaranty obligations with respect to the Leases, or (y) the occurrence of a Holdco Guaranty Breach and the Exhaustion of Remedies Date (as each such term is defined in the form of CEC Guaranty and Pledge Agreement), in which case Landlord shall have all rights afforded to the beneficiary of such Opco debt guaranty and/or the Opco lender. Landlord shall be a party to such security agreement and all related instruments that provide for such rights, subject to the foregoing and to the following paragraph.

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The collateral that secures the CEC Lease guaranty obligations shall be the same collateral that secures any such CEC debt guaranty obligations at any time, and the CEC Lease guaranty obligations shall be secured by such collateral on a pari passu basis with such CEC debt guaranty obligations for so long as such debt guaranty obligations are secured. CEC will cause the lenders benefitting from the CEC debt guaranty to enter into an intercreditor agreement reasonably acceptable to CEC and the Requisite Consenting Creditors containing, among other things, provisions governing the pari passu coverage of such collateral provisions and the “waterfall” by which any proceeds of, or collections on, the collateral will be distributed as between the CEC debt guaranty and the Lease guaranty obligations and such other arrangements as are consistent with this section.

Integrated Agreement:	For the avoidance of doubt, each of the provisions constituting the MLSA, including the management obligations of Manager and the guaranty obligations of CEC, are and are intended to be part of a single integrated agreement and shall not be deemed to be separate or severable agreements.

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Annex III

Terms of the PropCo Preferred Equity

As Annexed to Bond RSA

29

Annex IV

Backstop Commitment Agreement

As Annexed to Bond RSA

30

Annex V

Debt Term Sheets

31

New First Lien OpCo Debt

$[            ] Term Facility

Summary of Principal Terms

As attached as Annex V to the Bond RSA.

New First Lien OpCo Debt

$[            ] First Lien Notes

Summary of Principal Terms

As attached as Annex V to the Bond RSA.

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New Second Lien OpCo Debt

$[            ] Second Lien Notes

Summary of Principal Terms

As attached as Annex V to the Bond RSA.

New First Lien PropCo Debt

$[            ] Term Facility

Summary of Principal Terms1

Borrower:	[REIT PropCo] (the “Borrower”).
Agent/Collateral Agent:

[            ] will act as sole administrative agent for the Senior Facilities (in such capacity and together with its permitted successors and assigns, the “Agent”), and will perform the duties customarily associated with such role.

[            ] will act as collateral agent for the Senior Facilities (in such capacity, the “Collateral Agent”) and will perform the duties customarily associated with such role.

The Agent and Collateral Agent shall each be acceptable to the First Lien Bank Lenders and First Lien Noteholders.

Facilities:

(A)   a senior secured term loan facility in an aggregate principal amount set forth in the Restructuring Term Sheet (the “First Lien Term Facility” and loans thereunder, the “Term Loans”), which will be deemed to have been provided to the Borrower by each First Lien Bank Lender in accordance with the Restructuring Term Sheet (in such capacity, the “Lenders”).

(B)   at the Borrower’s option, a senior secured revolving credit facility in an aggregate principal amount not to exceed an amount to be agreed (and acceptable to the Requisite Consenting Bond Creditors and Requisite Consenting Bank Creditors) (the “Revolving Facility” and, together with the First Lien Term Facility, the “Senior Facilities”), to be provided by the First Lien Bank Lenders or such other financial institutions to become Lenders under the Senior Facilities, a portion of which will be available through a subfacility in the form of letters of credit.

Definitive Documentation:	The definitive documentation for the Senior Facilities shall be based on financing and security documentation typical and customary for exit financings (the “Senior Facilities Documentation”), which shall (x) take into consideration (i) the First Lien Credit Agreement, dated as of October 11, 2013, among Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc.,

[1]	All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”).

Harrah’s Las Vegas, LLC, Harrah’s Atlantic City Holding, Inc., Rio Properties, LLC, Flamingo Las Vegas Holding, LLC, Harrah’s Laughlin, LLC and Paris Las Vegas Holding, LLC, as borrowers, the lenders party thereto and Citicorp North America, Inc., as administrative agent, (ii) the operational requirements of the Borrower and its subsidiaries, their capital structure and size after giving effect to the transactions contemplated by the Restructuring Term Sheet, and (iii) the operating lease and REIT structure of the Borrower and its subsidiaries after giving effect to the transactions contemplated by the Restructuring Term Sheet, (y) contain the terms set forth herein, and (z) in all cases be reasonably satisfactory to the Borrower and the Requisite Consenting Creditors (clauses (x), (y) and (z), the “Propco Bank Debt Documentation Principles”).

Incremental Facilities:

The Borrower will be permitted after the Closing Date to add additional revolving or term loan credit facilities (the “Incremental Facilities”) on terms consistent with Propco Bank Debt Documentation Principles.

Purpose:	On the Closing Date, each First Lien Bank Lender shall be deemed to have made Term Loans in accordance with the Restructuring Term Sheet.
Availability:	The Borrower shall incur the full amount of the First Lien Term Facility on the Closing Date. Amounts under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.
Interest Rates:	LIBOR + 3.5% per annum, with a 1.0% LIBOR floor.
Default Rate:

With respect to principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:

The First Lien Term Facility will mature on the date that is five (5) years after the Closing Date, and, commencing with the second full fiscal quarter ended after the Closing Date, will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the First Lien Term Facility with the balance payable on the maturity date of the First Lien Term Facility.

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Guarantees:

All obligations of the Borrower under the Senior Facilities and, at the option of the Borrower, under any interest rate protection or other hedging arrangements entered into with the Agent, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”), will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Borrower (the “Subsidiary Guarantors”), subject to exceptions consistent with the Propco Bank Debt Documentation Principles and others, if any, to be agreed upon. The Guarantees will be joint and several guarantees of payment and performance and not of collection.

Security:	Subject to exceptions described below and other exceptions, if any, to be agreed upon, the Senior Facilities, the Guarantees, any Hedging Arrangements and any Cash Management Arrangements will be secured on a first-priority basis by substantially all the owned material assets of the Borrower and each Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary), (b) a perfected first priority lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property (including assignment of rents)) except for (v) real property with a fair market value less than $15.0 million and leaseholds, (w) vehicles, (x) those assets as to which the Borrower, Agent and Collateral Agent shall reasonably determine that the costs or other consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract such counterparty thereto requires such

3

prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received), but only so long as such grant or perfection would violate any such law or contract, and (z) other exceptions consistent with the Propco Bank Debt Documentation Principles. For the avoidance of doubt, lockbox arrangements and control agreements relating to the Borrower’s and its subsidiaries’ bank accounts and securities accounts will be required to be delivered at closing. The operating lease with [Caesars Entertainment Operating Company, Inc.] (“Opco”) shall be subject to a customary subordination and non-disturbance agreement as provided in the Lease Term Sheet attached to the Restructuring Support Agreement.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation consistent with the Propco Bank Debt Documentation Principles.

The relative rights and priorities in the Collateral for each of the Senior Facilities and the First Lien Notes will be set forth in a customary intercreditor agreement between the administrative agent for the Senior Facilities, on the one hand, and the trustee for the First Lien Notes, on the other hand, except that such intercreditor agreement shall provide that the indebtedness outstanding under the Senior Facilities and the First Lien Notes vote together as one class and are pari passu in all respects, including in respect of directing the collateral agent thereunder (the “First Lien Intercreditor Agreement”).

The relative rights and priorities in the Collateral for each of the Senior Facilities, the First Lien Notes and the Second Lien Notes will be set forth in a customary intercreditor agreement between the collateral agent for the Senior Facilities and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand (the “First Lien/Second Lien Intercreditor Agreement”).

Mandatory Prepayments:

Customary asset sale mandatory prepayments and Excess Cash Flow mandatory prepayments (commencing with, with respect to Excess Cash Flow, the first full fiscal year of the Borrower after the Closing Date, and subject to a minimum threshold to be agreed), on terms and definitions consistent with Propco Bank Debt Documentation Principles, with Excess Cash Flow to be calculated for these purposes after any Mandatory REIT Distributions. Asset sale payments and Excess Cash Flow payments will be made ratably between the Term Loans and the First Lien Notes (and ratably among the Lenders and holders of the First Lien Notes).

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Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the Senior Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to the following paragraph and subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the First Lien Term Facility will be applied pro rata to the Term Loan (and pro rata among the Lenders) and to the remaining amortization payments under the First Lien Term Facility in such order as the Borrower may direct.

Voluntary Prepayments of the Term Loans made prior to the four year anniversary of the Closing Date will be subject to a prepayment premium, as follows:

•       First year following Closing Date: customary “make-whole” premium (T+50)

•       Second year following Closing Date: 3%

•       Third year following Closing Date: 2%

•       Fourth year following Closing Date: 1%

•       Fourth year anniversary and thereafter: par

Representations and Warranties:

The following representations and warranties, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries, subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Propco Bank Debt Documentation Principles): organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents (including, without limitation, from gaming authorities); subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change since the Closing Date; absence of litigation; compliance with laws (including PATRIOT Act, OFAC, FCPA, ERISA, margin regulations, environmental laws, gaming laws and laws with respect to sanctioned persons); payment of taxes; ownership of properties; governmental regulation (including, without limitation, gaming regulation); inapplicability of the Investment Company Act; Closing Date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; insurance; real property; and no default or event of default.

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Affirmative Covenants:

The following affirmative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary (consistent with the Propco Bank Debt Documentation Principles) and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements of the Borrower (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (other than solely with respect to, or resulting solely from an upcoming maturity date under any series of indebtedness occurring within one year from the time such opinion is delivered) (with extended time periods to be agreed for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) and an annual budget (it being understood that the public REIT reporting that includes the Borrower shall satisfy the Borrower’s reporting obligations so long as it includes a consolidating income statement and balance sheet for the Borrower); delivery of any “Tenant Financial Statements” (as defined in the term sheet regarding the operating lease with OpCo) the Borrower receives under the operating lease with OpCo promptly after receipt by the Borrower of such Tenant Financial Statements from OpCo; delivery of financial statements of CPLV Holding or CPLV Sub promptly after receipt of such financial statements by the Borrower from CPLV Holding or CPLV Sub, respectively; delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws (including, without limitation, gaming laws); inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; payment of taxes; and real property.

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Negative Covenants:

The following negative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications (consistent with the Propco Bank Debt Documentation Principles) and others to be agreed upon:

1. Limitation on dispositions of assets.
2. Limitation on mergers and acquisitions.

3.      Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt; provided, that, any distributions required to be made to distribute 100% of REIT taxable income or satisfy any REIT-related requirements shall be permitted (such distributions, the “Mandatory REIT Distributions”).

4. Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock.
5. Limitation on loans and investments.
6. Limitation on liens and further negative pledges.
7. Limitation on transactions with affiliates.
8. Limitation on sale/leaseback transactions.
9. Limitation on changes in the business of the Borrower and its subsidiaries.
10. Limitation on restrictions on ability of subsidiaries to pay dividends or make distributions.
11. Limitation on changes to fiscal year.
12. Limitation on modifications to subordinated debt documents.
13. Limitation on material modifications to the MLSA, lease and other arrangements entered into in connection with the lease structure.

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EBITDA shall be defined in a manner consistent with the Propco Bank Debt Documentation Principles.

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Propco Bank Debt Documentation Principles, and including the annualized effect of addbacks in the definition of EBITDA).

The Senior Facilities Documentation will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Financial Covenant:	First Lien Term Facility: None.
Events of Default:

The following (subject to customary and other thresholds and grace periods to be agreed upon, consistent with the Propco Bank Debt Documentation Principles, and applicable to the Borrower and its restricted subsidiaries), among others, if any, to be negotiated in the Senior Facilities Documentation: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness; bankruptcy and similar events; material judgments; ERISA events; invalidity of the Guarantees or any security document, in each case, representing a material portion of the Guarantees or the Collateral; and Change of Control (to be defined in a manner consistent with the Propco Bank Debt Documentation Principles).

Unrestricted Subsidiaries:

The Senior Facilities Documentation will contain provisions pursuant to which, subject to limitations consistent with the Propco Bank Debt Documentation Principles, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the Senior Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the Senior Facilities Documentation on terms consistent with the Propco Bank Debt Documentation Principles. In addition, CPLV Holding and CPLV Sub shall each constitute an unrestricted subsidiary of the Borrower on the Closing Date.

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Voting:

Usual for facilities and transactions of this type and consistent with the Propco Bank Debt Documentation Principles; provided that the Borrower and its affiliates, including the Sponsors, shall not have voting rights with respect to loans and commitments held by them.

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Propco Bank Debt Documentation Principles.
Assignments and Participations:	Customary assignment provisions consistent with the Propco Bank Debt Documentation Principles.
Non-Pro Rata Repurchases:

The Borrower and its subsidiaries may purchase from any Lender (other than the Borrower or any of its affiliates, including the Sponsors), at individually negotiated prices, outstanding principal amounts or commitments under the First Lien Term Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information with respect to the Borrower and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any commitments or loans so repurchased shall be immediately cancelled, (iii) no default or event of default exists or would result therefrom, (iv) Term Loans may not be purchased with the proceeds of loans under the Revolving Facility, and (v) any such Term Loans acquired by the Borrower shall be deemed a repayment of the Term Loans for purposes of calculating excess cash flow in an amount equal to the amount actually paid by the Borrower for such Term Loans and shall not be deemed to increase adjusted EBITDA.

Expenses and Indemnification:	Consistent with the Propco Bank Debt Documentation Principles.
Regulatory Matters:	Customary for facilities of this type and consistent with the Propco Bank Debt Documentation Principles.
Governing Law and Forum:	New York.
Counsel to Agent/Collateral Agent:	[ ].

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New First Lien PropCo Debt

$[            ] First Lien Notes

Summary of Principal Terms1

Issuer:	[REIT PropCo], in its capacity as the issuer of the First Lien Notes (the “Issuer”).
Issue:

The First Lien Notes in an amount set forth in the Restructuring Term Sheet will be issued under and have the benefit of an indenture and security documentation typical and customary in the case of first lien senior secured notes issued pursuant to an exit financing (the “First Lien Propco Documentation”), and which shall (x) take into consideration (i) the indenture for the first-priority senior secured notes issued on October 11, 2013 by Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC, Rio Properties, LLC (the “CERP First Lien Indenture”), (ii) the operational requirements of the Issuer and its subsidiaries, their capital structure and size after giving effect to the transactions contemplated by the Restructuring Term Sheet, and (iii) the operating lease structure and the REIT structure of the Issuer and its subsidiaries after giving effect to the transactions contemplated by the Restructuring Term Sheet, (y) contain the terms set forth herein; provided that, in the case of provisions setting forth the debt and lien capacity, the First Lien Propco Documentation shall be based on and consistent with the CERP First Lien Indenture as modified to reflect the terms set forth herein and (z) in all cases be reasonably satisfactory to the Borrower and the Requisite Consenting Creditors (clauses (x), (y) and (z), the “Propco First Lien Notes Documentation Principles”).

Purpose:	On the Closing Date, the First Lien Notes will be issued to each First Lien Noteholder in accordance with the Restructuring Term Sheet.
Maturity:	The First Lien Notes will mature on the date that is five (5) years after the Closing Date.
Interest Rate:	LIBOR + 3.5% per annum, with a 1.0% LIBOR floor.

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”), or in the New First Lien PropCo Debt Term Facility Term Sheet attached thereto.

Default Rate:

With respect to principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Ranking:

The First Lien Notes will constitute senior first-priority secured indebtedness of the Issuer, and will rank pari passu in all respects, including in right of payment, with all obligations under the Senior Facilities and all other first lien senior indebtedness of the Issuer.

Guarantees:

The First Lien Notes and all obligations under the indenture related thereto will be unconditionally guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Issuer (the “Note Guarantors”), subject to exceptions consistent with the Propco First Lien Notes Documentation Principles and others, if any, to be agreed upon, on a senior first-priority secured basis (the “Note Guarantees”). The Note Guarantees will rank pari passu in all respects, including in right of payment, with all obligations under the Senior Facilities and all other senior indebtedness of the Note Guarantors. The Note Guarantees will be joint and several guarantees of payment and performance and not of collection.

Security:	Subject to the limitations set forth below and other exceptions, if any, to be agreed upon, the First Lien Notes and the Note Guarantees will be secured by a first-priority security interest in substantially all the owned material assets of the Issuer and each Note Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Issuer or any Note Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary), (b) a perfected first priority lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Issuer and each Note Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property (including an assignment of rents)) except for (v) real property with a fair market value less than $15.0 million and leaseholds, (w) vehicles, (x) those assets as to which the Issuer and Collateral Agent shall

2

reasonably determine that the costs or other consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract the counterparty thereto requires such prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received), but only so long as such grant or perfection would violate any such law or contract, and (z) other exceptions consistent with the Propco First Lien Notes Documentation Principles; and provided that the pledge of equity interests and other securities will be subject to customary Rule 3-16 cut-back provisions. For avoidance of doubt, lockbox arrangements and control agreements relating to the Issuer’s and its subsidiaries’ bank accounts and securities accounts will be required to be delivered at closing. The operating lease with [Caesars Entertainment Operating Company, Inc.] (“Opco”) shall be subject to a customary subordination and non-disturbance agreement as provided in the Lease Term Sheet attached to the Restructuring Support Agreement.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Propco First Lien Notes Documentation Principles.

The relative rights and priorities in the Collateral for each of the Senior Facilities and the First Lien Notes will be set forth in the First Lien Intercreditor Agreement.

The relative rights and priorities in the Collateral for each of the Senior Facilities, the First Lien Notes and the Second Lien Notes will be set forth in the First Lien/Second Lien Intercreditor Agreement, which shall provide that the indebtedness outstanding under the Senior Facilities and the First Lien Notes vote together as a single class and are pari passu in all respects, including in respect of directing the collateral agent thereunder.

Mandatory Redemption:	None.

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Optional Redemption:

Prior to the first anniversary of the Closing Date, the Issuer may redeem the First Lien Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the first anniversary of the Closing Date plus 50 basis points.

Prior to the first anniversary of the Closing Date, the Issuer may redeem up to 35% of the First Lien Notes in an amount equal to the amount of proceeds from an equity offering at a price equal to par plus the coupon on such First Lien Notes.

After the first anniversary of the Closing Date, the First Lien Notes will be callable at par plus accrued interest plus a premium equal to 3.0%, which premium shall decline to 2.0% on the second anniversary of the Closing Date, to 1.0% on the third anniversary of the Closing Date and to zero on the fourth anniversary of the Closing Date.

All redemptions shall be made on a pro rata basis among the First Lien Notes.

Offer to Purchase from Asset Sale Proceeds:

The Issuer will be required to make an offer to repurchase the First Lien Notes at par with the First Lien Noteholders’ Pro Rata Share (as defined herein) of the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Propco First Lien Notes Documentation Principles to the extent any such proceeds are not otherwise applied in a manner consistent with the Propco First Lien Notes Documentation Principles.

Offer to Repurchase with Proceeds of Debt Issuance:

The Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ Pro Rata Share (to be defined as the ratio of funded debt outstanding that consists of the First Loan Notes to the sum of the total funded debt that consists of the First Lien Notes and First Lien Term Facility) of 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Issuer and its subsidiaries (other than debt permitted to be incurred under the indenture governing the First Lien Notes unless otherwise provided as a condition to the incurrence thereof).

Offer to Repurchase Upon a Change of Control:

The Issuer will be required to make an offer to repurchase the First Lien Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Propco First Lien Notes Documentation Principles) at a price in cash equal to 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

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Offer to Purchase from Excess Cash Flow:

Beginning with the first full fiscal year of the Issuer after the Closing Date, the Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ Pro Rata Share of Excess Cash Flow (to be defined in a manner consistent with the Senior Facilities Documentation and subject to the same minimum threshold therein) of the Issuer and its restricted subsidiaries.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Propco First Lien Notes Documentation Principles.
Modification:

Customary for high yield debt securities consistent with the Propco First Lien Notes Documentation Principles. Notes held by the Issuer and its affiliates, including the Sponsors, shall not have voting rights.

Registration Rights:	Customary registration rights.
Covenants:

Consistent with the Propco First Lien Notes Documentation Principles (including in respect of baskets and carveouts to such covenants; provided, that such baskets and covenants shall conform to the corresponding amounts in the Senior Facilities Documentation (including with respect to the Mandatory REIT Distributions), and such covenants shall include the delivery to the trustee of annual and quarterly consolidated financial statements of the Borrower (with extended time periods to be agreed for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) (it being understood that the public REIT reporting that includes the Issuer shall satisfy the Borrower’s reporting obligations so long as it includes a consolidating income statement and balance sheet for the Borrower), delivery to the trustee of any Tenant Financial Statements the Issuer receives under the operating lease with OpCo promptly after receipt by the Issuer of such Tenant Financial Statements from OpCo and delivery to the trustee of financial statements of CPLV Holding or CPLV Sub promptly after receipt of such financial statements by the Issuer from CPLV Holding or CPLV Sub, respectively). For the avoidance of doubt, there shall be no financial maintenance covenants.

CPLV Holding and CPLV Sub shall each constitute an unrestricted subsidiary of the Issuer on the Closing Date.

The provisions limiting dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt shall be subject to only those very limited carveouts that shall be agreed to by the Issuer and the Requisite Consenting Creditors, but shall in any event permit the Mandatory REIT Distributions.

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The indenture for the First Lien Notes will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Events of Default:	Customary for high yield debt securities and consistent with the Propco First Lien Notes Documentation Principles.
Governing Law:	New York.
Regulatory Matters:	Consistent with the Propco First Lien Notes Documentation Principles.
Counsel to the Notes Lead Arranger:	[ ].

6

New Second Lien PropCo Debt

$[            ] Second Lien Notes

Summary of Principal Terms1

Issuer:	[REIT PropCo], in its capacity as the issuer of the Second Lien Notes (the “Issuer”).
Issue:

The Second Lien Notes in an amount set forth in the Restructuring Term Sheet will be issued under and have the benefit of an indenture and security documentation typical and customary in the case of second lien senior secured notes issued pursuant to an exit financing (the “Second Lien Propco Documentation”), and which shall (x) take into consideration (i) the indenture for the second-priority senior secured notes issued on October 11, 2013 by Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC, Rio Properties, LLC (the “CERP Second Lien Indenture”), (ii) the operational requirements of the Issuer and its subsidiaries, their capital structure and size after giving effect to the transactions contemplated by the Restructuring Term Sheet, and (iii) the operating lease structure and the REIT structure of the Issuer and its subsidiaries after giving effect to the transactions contemplated by the Restructuring Term Sheet, (y) contain the terms set forth herein; provided that, in the case of provisions setting forth the debt and lien capacity, the Second Lien Propco Documentation shall be based on and consistent with the CERP Second Lien Indenture as modified to reflect the terms set forth herein and (z) in all cases be reasonably satisfactory to the Borrower and the Requisite Consenting Creditors (clauses (x), (y) and (z), the “Propco Second Lien Notes Documentation Principles”).

Purpose:	On the Closing Date, the Second Lien Notes will be issued to each First Lien Noteholder in accordance with the Restructuring Term Sheet.
Maturity:	The Second Lien Notes will mature on the date that is six (6) years after the Closing Date.

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”), or in the New First Lien PropCo Debt Term Facility Term Sheet or New First Lien PropCo Debt First Lien Notes Term Sheet attached thereto.

Interest Rate:	A fixed rate equal to 8.0%.
Default Rate:

With respect to overdue principal (whether at stated maturity, upon acceleration or otherwise) or any other overdue amount (including overdue interest), the applicable interest rate plus 2.00% per annum, which shall be payable on demand.

Ranking:

The Second Lien Notes will constitute senior second-priority secured indebtedness of the Issuer, and will rank pari passu in right of payment with all obligations under the Senior Facilities and all other senior indebtedness of the Issuer.

Guarantees:

The Second Lien Notes and all obligations under the indenture related thereto will be unconditionally guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Issuer that guarantees the Senior Facilities or the First Lien Notes (the “Note Guarantors”), subject to exceptions consistent with the Propco Second Lien Notes Documentation Principles and others, if any, to be agreed upon, on a senior second-priority secured basis (the “Note Guarantees”). The Note Guarantees will rank pari passu in right of payment with all obligations under the Senior Facilities and all other senior indebtedness of the Note Guarantors. The Note Guarantees will be automatically released upon release of the corresponding guarantees of the Senior Facilities and First Lien Notes; provided that such released guarantees shall be reinstated if such released guarantors thereof are required to subsequently guarantee the Senior Facilities or First Lien Notes. The Note Guarantees will be joint and several guarantees of payment and performance and not of collection.

Security:

Subject to the limitations set forth below and other exceptions, if any, to be agreed upon, the Second Lien Notes and the Note Guarantees will be secured by a second-priority security interest in those assets of the Issuer and the Note Guarantors that secure the First Lien Notes (the “Collateral”), provided that (i) assets securing the Second Lien Notes shall not include property excluded from the Collateral securing the First Lien Notes and (ii) the pledge of equity interests and other securities will be subject to customary Rule 3-16 cut-back provisions.

The relative rights and priorities in the Collateral for each of the Senior Facilities, the First Lien Notes and the Second Lien Notes will be set forth in the First Lien/Second Lien Intercreditor Agreement.

2

Mandatory Redemption:	None.
Optional Redemption:

Prior to the third anniversary of the Closing Date, the Issuer may redeem the Second Lien Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 35% of the Second Lien Notes in an amount equal to the amount of proceeds from an equity offering at a price equal to par plus the coupon on such Second Lien Notes.

After the third anniversary of the Closing Date, the Second Lien Notes will be callable at par plus accrued interest plus a premium equal to one-half of the coupon on such Second Lien Notes, which premium shall decline ratably on each anniversary of the Closing Date thereafter to zero on the date that is two years prior to the maturity date.

All redemptions shall be made on a pro rata basis among the Second Lien Notes.

Offer to Purchase from Asset Sale Proceeds:

The Issuer will be required to make an offer to repurchase the Second Lien Notes at par with the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Propco Second Lien Notes Documentation Principles to the extent any such proceeds are not otherwise applied in a manner consistent with the Propco Second Lien Notes Documentation Principles.

Offer to Repurchase Upon a Change of Control:

The Issuer will be required to make an offer to repurchase the Second Lien Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Propco Second Lien Notes Documentation Principles) at a price in cash equal to 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Propco Second Lien Notes Documentation Principles.
Modification:

Customary for high yield debt securities consistent with the Propco Second Lien Notes Documentation Principles. Notes held by the Issuer or its affiliates, including the Sponsors, shall not have voting rights.

Registration Rights:	Customary registration rights.

3

Covenants:

Consistent with the Propco Second Lien Notes Documentation Principles (including in respect of baskets and carveouts to such covenants); provided, that such covenants shall in no event be more restrictive than the corresponding covenant in the First Lien Notes (including, without limitation, with respect to the Mandatory REIT Distributions). For the avoidance of doubt, there shall be no financial maintenance covenants, but the covenants shall include the delivery to the trustee of annual and quarterly consolidated financial statements of the Issuer (with extended time periods to be agreed for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) (it being understood that the public REIT reporting that includes the Borrower shall satisfy the Borrower’s reporting obligations so long as it includes a consolidating income statement and balance sheet for the Issuer), delivery to the trustee of any Tenant Financial Statements the Issuer receives under the operating lease with OpCo promptly after receipt by the Issuer of such Tenant Financial Statements from OpCo and delivery to the trustee of financial statements of CPLV Holding or CPLV Sub promptly after receipt of such financial statements by the Issuer from CPLV Holding or CPLV Sub, respectively.

CPLV Holding and CPLV Sub shall each constitute an unrestricted subsidiary of the Issuer on the Closing Date.

The indenture for the Second Lien Notes will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Events of Default:	Customary for high yield debt securities and consistent with the Propco Second Lien Notes Documentation Principles.
Governing Law:	New York.
Regulatory Matters:	Consistent with the Propco Second Lien Notes Documentation Principles.
Counsel to the Notes Lead Arranger:	[ ].

4

CPLV Mezz Debt

$[            ] Term Facility

Summary of Principal Terms1

Borrower:

[CPLV Mezz Holding] (the “Borrower”), a newly-formed holding company that directly or indirectly owns 100% of the outstanding stock or other equity interests of the wholly-owned subsidiary (or subsidiaries) of the Propco subsidiary that will own CPLV (collectively, the “CPLV Sub”). Each of Borrower, CPLV Holding (as defined below) and CPLV Sub shall be a special purpose, bankruptcy remote entity satisfactory to the Requisite Consenting Creditors with two (2) independent directors and otherwise complying with all applicable rating agency standards for such entities (a “SPE”).

Agent:

[            ] will act as sole administrative agent and collateral agent for the Term Facility (in such capacity and together with its permitted successors and assigns, the “Agent”), and will perform the duties customarily associated with such roles.

[1]	All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”).

Facilities:

A secured non-recourse (subject to customary carve outs and limitations) term loan facility in an aggregate principal amount equal to the difference in the amount of CPLV Market Debt (as defined below) issued in accordance with the Restructuring Term Sheet and $2,600[2] million (the “CPLV Mezz Facility” and loans thereunder, the “CPLV Mezz Loans”), which will be issued to each First Lien Bank Lender and First Lien Noteholder in accordance with the Restructuring Term Sheet (in such capacity, the “Lenders”), subject, in the event the amount of CPLV Market Debt is less than $2,000 million, to the right of the First Lien Noteholders to have their CPLV Mezz Upsized Amount (as defined herein) issued in the form of Propco Preferred Equity Upsize rather than CPLV Mezzanine Debt, in accordance with the Restructuring Term Sheet.[3] In accordance with the Restructuring Term Sheet, at least $1,800 million of real estate financing shall be issued to third party investors for cash proceeds on or before consummation of the Restructuring, which shall be structurally senior to the CPLV Mezz Debt (the “CPLV Market Debt”). In the event that less than $2,000 million of CPLV Market Debt is issued, then with respect to the amount of increased CPLV Mezzanine Debt that would otherwise be issued to the First Lien Noteholders as a result of such reduction of CPLV Market Debt below $2,000 million (such amount, the “CPLV Mezz Upsized Amount”), the First Lien Noteholders shall receive cash in an amount equal to the CPLV Mezz Upsized Amount (which cash shall be funded by increasing the amount of Propco Preferred Equity issued in accordance with the Restructuring Term Sheet).

Definitive Documentation:

The definitive documentation for the CPLV Mezz Facility (the “Mezz Facility Documentation”) shall be based on customary documentation for commercial real estate mezzanine financings, as modified to reflect the operating lease structure and the REIT structure of the Borrower and reasonably acceptable to the Borrower and the Requisite Consenting Creditors (the “Documentation Precedent”). The Mezz Facility Documentation, including all representations, warranties and covenants thereunder, shall conform to the CPLV Market Debt documentation in accordance with standard industry practice.

[2]	Subject to adjustment as set forth in the Restructuring Term Sheet.
[3]	For the avoidance of doubt, the Lenders will be issued notes backed by the CPLV Mezz Loans through a customary securitization structure.

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Purpose:	On the Closing Date, the CPLV Mezz Loans will be issued to each First Lien Bank Lender and First Lien Noteholder in accordance with the Restructuring Term Sheet.
Availability:	The full amount of the CPLV Mezz Facility will be issued on the Closing Date. Amounts under the CPLV Mezz Facility that are repaid or prepaid may not be reborrowed.
Interest Rates:

A rate equal to 8.00% if the principal amount of the CPLV Mezz Facility is greater than or equal to $600 million, increasing by 0.25% for every $25 million reduction in the principal amount of the CPLV Mezz Facility below $600 million on the Closing Date (before giving effect to any Equitized Debt) (up to a maximum interest rate of 13.0%).

Default Rate:

With respect to principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:	The CPLV Mezz Facility will mature on the date that is six (6) years after the Closing Date.
Guarantees:

A customary “bad-boy” guaranty of the non-recourse carve outs and limitations shall be provided by Propco or such other entity that provides a guaranty of non-recourse carve outs for the CPLV Market Debt.

Security:

Subject to customary exceptions, the CPLV Mezz Facility will be secured on a first-priority basis by a pledge of the equity interests in a newly formed holding company that will directly own 100% of CPLV Sub (“CPLV Holding”). Borrower shall obtain a customary Eagle 9 policy and a customary mezzanine lender’s endorsement to the owner’s title insurance policy. The operating lease with [Caesars Entertainment Operating Company, Inc.] (“Opco”) shall be subject to a customary subordination and non-disturbance agreement as provided in the Lease Term Sheet attached to the Restructuring Support Agreement.

The relative rights and priorities in the Collateral for the CPLV Mezz Facility and the CPLV Market Debt will be set forth in a customary intercreditor agreement, as between the collateral agent for the CPLV Mezz Facility, on the one hand, and the collateral agent for the CPLV Market Debt, on the other hand.

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Mandatory Prepayments:	Customary for commercial real estate mezzanine financings.
Voluntary Prepayments and Reductions in Commitments:	Voluntary prepayments of borrowings under the CPLV Mezz Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, pro rata among the Lenders.
Representations and Warranties:

The following representations and warranties will apply to the Borrower, CPLV Holding and CPLV Sub (subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Documentation Precedent); provided, that, such representations and warranties shall in no event be more restrictive than the corresponding representations and warranties in the CPLV Market Debt: organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change since the Closing Date; absence of litigation; compliance with laws (including PATRIOT Act, OFAC, FCPA, ERISA, margin regulations, environmental laws and laws with respect to sanctioned persons); payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; Closing Date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; use of proceeds; insurance; zoning; compliance; easements; utilities; access; assessments; licenses; flood zone; physical condition; survey; leases; special purpose entity requirements; MLSA agreement; REAs; use of property; purchase options; and other representations and warranties consistent with Documentation Precedent.

Affirmative Covenants:	The following affirmative covenants will apply to the Borrower, CPLV Holding and CPLV Sub, subject to customary (consistent with the Documentation Precedent) and other baskets, exceptions and qualifications to be agreed upon; provided, that, such covenants shall in no event be more restrictive than the corresponding covenants in the CPLV Market Debt: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements of CPLV Sub (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (other than solely

4

with respect to, or resulting solely from an upcoming maturity date under any series of indebtedness occurring within one year from the time such opinion is delivered) (with extended time periods for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) and an annual budget (it being understood that the public REIT reporting that includes the Borrower shall satisfy the Borrower’s reporting obligations so long as it includes a consolidating income statement and balance sheet for the Borrower, unless otherwise required by the CPLV Market Debt); delivery of any Tenant Financial Statements CPLV Sub receives under the operating lease with OpCo promptly after receipt by CPLV Sub of such Tenant Financial Statements from OpCo; delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; payment of taxes; leasing; alterations to property; material agreements; handicap access; REA; and insurance, subject, to the extent applicable, to the rights of CPLV Sub under the Lease.

Negative Covenants:

The following negative covenants, among others, if any, to be negotiated in the Mezz Facility Documentation, will be applicable to the Borrower, CPLV Holding and CPLV Sub, subject to customary exceptions and qualifications (consistent with the Documentation Precedent) and others to be agreed upon; provided, that, such covenants shall in no event be more restrictive than the corresponding covenants in the CPLV Market Debt:

1. Limitation on dispositions of assets.
2. Limitation on mergers and acquisitions.

3.      Limitation on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt; provided that, any distributions required to be made to distribute 100% of REIT taxable income or satisfy any REIT-related requirements shall be permitted (such distributions, the “Mandatory REIT Distributions”).

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4. Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock.
5. Limitation on loans and investments.
6. Limitation on liens and further negative pledges.
7. Limitation on transactions with affiliates.
8. Limitation on sale/leaseback transactions.
9. Limitation on changes in the business of the Borrower and its subsidiaries.
10. Limitation on restrictions on ability of subsidiaries to pay dividends or make distributions.
11. Limitation on changes to fiscal year.
12. Limitation on modifications to the CPLV Market Debt Documents and refinancing of the CPLV Market Debt.

13.    Limitation on material modifications to the MLSA, lease and other arrangements entered into in connection with the lease structure.

14.    Limitations on subordinate debt (including subordinate mezzanine debt, but not Propco “corporate level” debt).

15.    Limitations on direct or indirect transfers of equity interests in the Borrower, limitations on transfers of interests in the Property (but not transfers of stock in Propco over any nationally recognized stock exchange) or other customary permitted transfers for a borrower owned by a REIT listed on a nationally recognized stock exchange.

16.    Limitation on indebtedness of the Borrower, CPLV Holding and CPLV Sub to trade payables incurred in the ordinary course of business subject to market caps and paid on a timely basis.

17.    Limitations on changes to zoning in a manner that would prohibit the current use of the property and joint assessments with respect to the CPLV property.

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The Mezz Facility Documentation will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Financial Covenant:	CPLV Mezz Facility: None.
Events of Default:

To include the following (subject to customary and other thresholds and grace periods to be agreed upon, consistent with the Documentation Precedent, and applicable to the Borrower, CPLV Holding and CPLV Sub): nonpayment of principal, interest or other amounts; nonpayment of taxes or other charges, insurance policies not being kept in full force and effect; mechanics or other Liens; default by CPLV Sub under the CPLV Lease beyond all applicable notice and cure periods thereunder; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness (including CLV Market Debt); bankruptcy and similar events; material judgments; ERISA events; invalidity of the Guarantees or any security document; transfers of direct or indirect equity interests in Borrower, CPLV Sub or CPLV Holdings or in the Property not permitted under the loan documents.

Voting:

Usual for facilities and transactions of this type and consistent with the Documentation Precedent; provided that the Borrower and its affiliates, including the Sponsors, shall not have voting rights with respect to loans and commitments held by them. .

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent.
Assignments and Participations:	The Lenders will be permitted to sell, transfer, syndicate and assign loans or grant participations therein or issue pass-through certificates or other securities without any consent from the Borrower. The Lenders will enter into an intercreditor agreement with the lenders holding the CPLV Market Debt containing customary restrictions on transfer of mezzanine debt. Borrower shall cooperate with any such assignment, sale, transfer, participation, securitization or otherwise (including the creation of one or more additional

7

tranches of pari passu or subordinate debt (including one or more classes of so-called junior mezzanine debt)), shall consent to disclosure of property related information and financial statements and shall enter into customary indemnification agreements related thereto, subject to limitations on modification of terms. Borrower expenses and “rate creep” prior to default to be set forth in the CPLV Mezz Facility loan documents.

Expenses and Indemnification:	Consistent with the Documentation Precedent.
Regulatory Matters:	Customary for facilities of this type and consistent with the Documentation Precedent.
Governing Law and Forum:	New York.
Counsel to Agent:	[ ].

8

Annex VI

OpCo Debt Guaranty

As Annexed to Bond RSA

32

Annex VII

Ownership Limit Waiver Agreement

As Annexed to Bond RSA

33

Exhibit C

[INTENTIONALLY OMITTED]

Exhibit D

Milestones

The failure to comply with any of the following Milestones will result in a Creditor Termination Event under Section 8 of this Agreement:

1.	By the earlier of February 15, 2016, and 60 days after the filing with the Bankruptcy Court of the of the final report in respect of the investigation as detailed in the Order Granting in Part and Denying in Part Motion to Appoint Examiner (Dkt. No. 675), the Company shall have obtained entry by the Bankruptcy Court of (a) an order approving the Disclosure Statement and (b) an order approving solicitation procedures in relation to the Plan and Disclosure Statement; in each case materially consistent with the Restructuring Term Sheet and otherwise in in form, scope and substance reasonably satisfactory to the Requisite Consenting Bank Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail) and the Company.

2.	By the earlier of May 15, 2016, and 90 days after the Bankruptcy Court’s approval of the Disclosure Statement, the Company shall have obtained entry by the Bankruptcy Court of an order confirming the Plan that is materially consistent with the Restructuring Term Sheet and otherwise reasonably satisfactory to the Requisite Consenting Bank Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail) and the Company (the “Confirmation Order”).

3.	By the earlier of July 15, 2016, and 60 days after the Confirmation Order has been entered by the Bankruptcy Court (the “Outside Date”), the Effective Date shall have occurred.

*        *        *         *        *

Exhibit E

Transfer Agreement

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) (a) hereby acknowledges that it has read and understands the Restructuring Support and Forbearance Agreement, dated as of                      (the “Agreement”),1 by and among the Caesars Parties and each of the Consenting Bank Creditors party thereto, (b) desires to acquire the Claims described below (the “Transferred Claims”) from one of the Restructuring Support Parties (the “Transferor”) and (c) hereby irrevocably agrees to be bound by the terms and conditions of the Agreement to the same extent Transferor was thereby bound with respect to the Transferred Claims, and shall be deemed a Consenting Bank Creditor for all purposes under the Agreement, including with respect to any election made such Transferor with respect to any Put Option applicable to the OpCo New Common Stock that has been exercised by such Transferor.

The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the [First Lien Indentures / Credit Agreement] and the Agreement, to the same extent applicable to the Transferred Claims, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement and (iii) that each of the Parties shall be an express third-party beneficiary of this Provision for Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

Date Executed:                    ,

Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Principal Amount Held
Claim	Amount